      As filed with the Securities and Exchange Commission on June 18, 1996

                                                   Registration No. 333-________
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                        COMMUNITY FIRST BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

     DELAWARE                              6022                  46-0391436
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                 520 Main Avenue
                        Fargo, North Dakota   58124-0001
                                 (701) 298-5600
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)
                                 ---------------
                               Donald R. Mengedoth
                                    President
                        Community First Bankshares, Inc.
                                 520 Main Avenue
                        Fargo, North Dakota   58124-0001
                                 (701) 298-5600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------
                                   Copies to:
     Patrick Delaney, Esq.                   Patrick B. Augustine, Esq.
     Martin R. Rosenbaum, Esq.               McKenna & Cuneo, L.L.P.
     Lindquist & Vennum P.L.L.P.             370 Seventeenth Street, Suite 4800
     4200 IDS Center                         Denver, Colorado  80202
     Minneapolis, Minnesota 55402            Telephone: (303) 634-4000
     Telephone:  (612) 371-3211

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------
                                                                    Proposed           Proposed
                                                                     Maximum            Maximum
        Title of Each Class of                  Amount to be     Offering Price        Aggregate            Amount of
     Securities to be Registered                Registered(1)       Per Share      Offering Price(2)     Registration Fee
- --------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value. . . . . . .       640,960 shares          (2)             $9,225,746            $3,182
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------

(1) Represents the approximate maximum number of shares issuable upon consummation of the Merger as described in the Registration Statement, based upon the number of outstanding shares of Financial Bancorp, Inc. (6,000), and an assumed maximum conversion ratio of 106.8267 shares of common stock of Community First Bankshares, Inc. to be exchanged for each share of Financial Bancorp, Inc. (net of the effects of the assumed payment of cash in lieu of 20 fractional shares).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, based on the book value of the shares of Financial Bancorp, Inc. common stock as of March 31, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        COMMUNITY FIRST BANKSHARES, INC.

         Cross Reference Sheet Required by Item 501(b) of Regulation S-K

Item Number and Caption                 Heading in Prospectus
- -----------------------                 ---------------------
1.   Forepart of Registration
     Statement and outside Front
     Cover Page of Prospectus. . . . .  Facing Page of Registration Statement;
                                        Cover Page of Proxy Statement-Prospectus

2.   Inside Front and Outside Back
     Cover Pages of Prospectus . . . .  Inside Front Cover Page of the Proxy
                                        Statement-Prospectus; Table of Contents

3.   Risk Factors, Ratio of Earnings
     to Fixed Charges and Other
     Information . . . . . . . . . . .  Summary; Special Considerations
                                        Regarding CFB

4.   Terms of the Transaction. . . . .  Incorporation of Certain Information by
                                        Reference; The Merger; Material
                                        Differences in Rights of Financial
                                        Shareholders

5.   Pro Forma Financial
     Information . . . . . . . . . . .  *

6.   Material Contacts with the
     Company Being Acquired  . . . . .  The Merger

7.   Additional Information Required
     for Reoffering by Persons and
     Parties Deemed to be
     Underwriters  . . . . . . . . . .  *

8.   Interests of Named Experts
     and Counsel . . . . . . . . . . .  Legal Matters; Experts

9.   Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities . . . . . . . . .  *

10.  Information with Respect to S-3
     Registrations . . . . . . . . . .  Summary; Recent Developments Regarding
                                        CFB; Market Prices and Dividend Policy

11.  Incorporation of Certain
     Information by Reference  . . . .  Incorporation of Certain Information by
                                        Reference

12.  Information with Respect to S-2
     or S-3 Registrants  . . . . . . .  *

13.  Incorporation of Certain
     Information by Reference  . . . .  *

14.  Information with Respect to
     Registrants Other Than S-3 or
     S-2 Registrants . . . . . . . . .  *

15.  Information with Respect to
     S-3 Companies . . . . . . . . . .  *

16.  Information with Respect to S-2
     or S-3 Companies  . . . . . . . .  *

17.  Information with Respect to
     Companies Other than S-2 or
     S-3 Companies . . . . . . . . . .  Summary; Market Prices and Dividend
                                        Policy; Management's Discussion and
                                        Analysis of Financial Operations;
                                        Business of Financial; Financial's
                                        Principal Shareholders and Security
                                        Ownership of Management; Index to
                                        Financial Statements

18.  Information if Proxies, Consents
     or Authorizations are to be
     Solicited . . . . . . . . . . . .  General Information; The Merger;
                                        Financial's Principal Shareholders and
                                        Security Ownership of Management

19.  Information if Proxies, Consents
     or Authorizations are not to be
     Solicited in an Exchange Offer. .  *

- -----------------
* Not Applicable.

                             FINANCIAL BANCORP, INC.
                            125 N. Commercial Street
                               Trinidad, CO 81082
                                 (719) 846-4464

                                                                    ______, 1996
Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Financial Bancorp, Inc. ("Financial") to be held on _______, 1996, at ____ _.m., local time, at 125 N. Commercial Street, Trinidad, Colorado.

     The purpose of the meeting is to seek your approval of the Agreement and Plan of Merger between Financial, Community First Bankshares, Inc. ("CFB") and Trinidad Acquisition Corporation, a wholly-owned subsidiary of CFB ("TAC"), dated as of March 8, 1996 (the "Merger Agreement") and the merger of TAC with and into Financial contemplated thereby (the "Merger"). If the Merger is consummated, each outstanding share of common stock, no par value, of Financial ("Financial Common Stock") (other than shares held by dissenting shareholders) will be converted into shares of common stock, par value $.01 per share, of CFB ("CFB Common Stock"). The number of shares of CFB Common Stock will be determined by a formula set forth in the Merger Agreement, which is more fully described in the accompanying Proxy Statement-Prospectus. Fractional shares will not be issued. Cash will be paid in lieu of fractional shares.

     The accompanying Proxy Statement-Prospectus is a proxy statement for the Special Meeting and a prospectus describing the shares of CFB Common Stock to be issued in the Merger. The Proxy Statement-Prospectus and the copy of the Merger Agreement attached as Appendix A describe the proposed Merger more fully and include detailed information about Financial and CFB. Please read this information carefully before voting on the proposed Merger.

     AFTER CAREFUL CONSIDERATION OF THE TERMS OF THE PROPOSED MERGER, YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE ACQUISITION OF FINANCIAL BY CFB IS IN THE BEST INTERESTS OF FINANCIAL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

     Your Board believes that the Merger will, among other things, give Financial shareholders a fair price for their Financial Common Stock and the opportunity to convert their shares of Financial Common Stock on a tax-free basis to shares in a larger, more diversified enterprise engaged in the banking business in many areas, including our region. CFB Common Stock is traded in the over-the-counter market on the Nasdaq National Market System. Provided you are not an executive officer, director or significant shareholder of Financial, your shares of CFB Common Stock will be freely tradable upon the consummation of the Merger.

     You should consult your own tax advisor concerning the federal income tax consequences, and any applicable foreign, state, local or other tax consequences, of the Merger.

     We hope that you will be able to attend the Special Meeting. The Merger Agreement must be approved by the holders of two-thirds of the outstanding shares of Financial Common Stock. Whether or not you plan to attend, we urge you to COMPLETE, SIGN, DATE AND RETURN the accompanying proxy card to make certain that your shares will be represented at the Special Meeting. If you decide to attend the Special Meeting and wish to vote your shares personally, you may revoke your proxy at any time.

                                        Sincerely,

                                        Eugene Aiello
                                        CHAIRMAN

                             FINANCIAL BANCORP, INC.
                            125 N. Commercial Street
                               Trinidad, CO 81082
                                 (719) 846-4464

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD _______, 1996

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Financial Bancorp, Inc. ("Financial") will be held on _______, 1996, at ____ _.m., local time, at 125 N. Commercial Street, Trinidad, Colorado, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of March 8, 1996 (the "Merger Agreement") between Financial, Community First Bankshares, Inc. ("CFB") and Trinidad Acquisition Corporation, a wholly-owned subsidiary of CFB ("TAC"), a copy of which is attached to the accompanying Proxy Statement-Prospectus as Appendix A, pursuant to which TAC will be merged with and into Financial (the "Merger"). Upon consummation of the Merger, each outstanding share of common stock, no par value, of Financial ("Financial Common Stock") (other than shares held by dissenting shareholders) will be converted into shares of CFB common stock, the number of which will be determined by a formula set forth in the Merger Agreement, which is more fully described in the accompanying Proxy Statement-Prospectus; and

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     If the Merger is consummated, the shareholders of Financial who dissent from the proposed Merger and comply with the requirements of Article 113 of the Colorado Business Corporation Act (the "COBCA") have the right to seek appraisal for their shares. See "The Merger - Dissenters' Rights" in the accompanying Proxy Statement-Prospectus for a statement of the rights of dissenting shareholders and a description of the procedures required to be followed by them to perfect their dissenters' rights. A copy of Article 113 of the COBCA is attached as Appendix B to the accompanying Proxy Statement-Prospectus.

     The affirmative vote of two-thirds of the outstanding shares of Financial Common Stock is required to approve the Merger Agreement.

     Only holders of record of outstanding shares of Financial Common Stock at the close of business on ______, 1996 will be entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Shareholders will be able to revoke their proxies by submitting a substitute proxy bearing a later date or by attending the meeting, revoking their proxy and voting in person.

                              By Order of the Board of Directors


                              Eugene Aiello
                              CHAIRMAN
Trinidad, Colorado
__________, 1996

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                           PROXY STATEMENT-PROSPECTUS
                              ____________________

                       PROXY STATEMENT FOR SPECIAL MEETING
                                       OF
                     SHAREHOLDERS OF FINANCIAL BANCORP, INC.
                            TO BE HELD _______, 1996
                            _________________________

                 PROSPECTUS OF COMMUNITY FIRST BANKSHARES, INC.
                            _________________________

     This Proxy Statement-Prospectus constitutes the Proxy Statement of Financial Bancorp, Inc. ("Financial") to be used in soliciting proxies of Financial shareholders in connection with the Special Meeting of Shareholders of Financial to be held on __________, 1996. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") between Financial, Community First Bankshares, Inc. ("CFB") and Trinidad Acquisition Corporation, a wholly-owned subsidiary of CFB ("TAC"), pursuant to which TAC will be merged with and into Financial (the "Merger").

     This Proxy Statement-Prospectus also constitutes the Prospectus of CFB with respect to a maximum of_________ shares of CFB common stock, par value $.01 per share ("CFB Common Stock"), to be issued in connection with the Merger. CFB has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), covering such shares of CFB Common Stock. When the Merger becomes effective, each outstanding share of Financial common stock, no par value ("Financial Common Stock"), will be converted into shares of CFB Common Stock, the number of which will be determined by a formula set forth in the Merger Agreement, which is more fully described herein (the "Exchange Rate"), and cash will be paid in lieu of fractional shares (cumulatively, the "Merger Consideration"). See "The Merger - Conversion of Financial Common Stock".

     The outstanding shares of CFB Common Stock are, and the shares of CFB Common Stock offered hereby will be, traded on the Nasdaq National Market System. The last reported sale price of CFB Common Stock on the Nasdaq National Market System on ______, 1996 was $_____ per share.

     This Proxy Statement-Prospectus and form of proxy are first being mailed to shareholders of Financial on or about ______, 1996.

     THE CFB COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER AND RECEIVED BY FINANCIAL SHAREHOLDERS INVOLVES CERTAIN RISKS. SEE "SPECIAL CONSIDERATIONS REGARDING CFB."

     THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              _____________________

          The date of this Proxy Statement-Prospectus is ______, 1996.

                              AVAILABLE INFORMATION

     CFB has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of CFB Common Stock to be issued in connection with the Merger, and this Proxy Statement-Prospectus constitutes a prospectus of CFB filed as part of the Registration Statement. This Proxy Statement-Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

     CFB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by CFB can be inspected and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. CFB's Common Stock is quoted on the Nasdaq National Market System, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     No person is authorized to give any information or make any representation not contained in this Proxy Statement-Prospectus and if given or made, such
information or representation should not be relied upon.   This Proxy Statement-
Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement-Prospectus at any time, nor any offer or solicitation made hereunder, shall under any circumstances imply that the information set forth herein is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by CFB with the Commission are incorporated by reference in this Proxy Statement-Prospectus:

     (i)     CFB's Annual Report on Form 10-K for the year ended
December 31, 1995;
     (ii)    CFB's Quarterly Report on Form 10-Q for the quarter ended
March 31, 1996;
     (iii) CFB's Proxy Statement for the Annual Meeting of Shareholders to be held May 14, 1996; and
     (iv) The description of CFB's securities set forth in CFB's Form 8-A Registration Statement filed with the Commission on April 7, 1994 and amended on September 19, 1994 and in CFB's Form 8-A Registration Statement filed with the Commission on January 9, 1995.

     All documents filed by CFB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Proxy Statement-Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement-Prospectus, except as so modified or superseded.

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MARK A. ANDERSON, SECRETARY, COMMUNITY FIRST BANKSHARES, INC., 520 MAIN AVENUE, FARGO, NORTH DAKOTA 58124-0001; TELEPHONE (701) 298-5600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _______, 1996.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . .        2
Incorporation of Certain Information by Reference. . . . . . . . . . .        2
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4
Special Considerations Regarding CFB . . . . . . . . . . . . . . . . .       17
General Information
     Purpose of the Special Meeting. . . . . . . . . . . . . . . . . .       20
     Vote Required; Shares Entitled to Vote. . . . . . . . . . . . . .       20
     Voting and Revocation of the Proxies. . . . . . . . . . . . . . .       20
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . .       21
Market Prices and Dividend Policy. . . . . . . . . . . . . . . . . . .       21
The Merger
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
     Background of the Merger. . . . . . . . . . . . . . . . . . . . .       22
     Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . .       23
     Effective Time of the Merger. . . . . . . . . . . . . . . . . . .       23
     Consequences of the Merger. . . . . . . . . . . . . . . . . . . .       24
     Conversion of Financial Common Stock. . . . . . . . . . . . . . .       24
     Delivery of CFB Common Stock. . . . . . . . . . . . . . . . . . .       25
     Certain Federal Income Tax Consequences . . . . . . . . . . . . .       26
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . .       27
     Representations and Warranties. . . . . . . . . . . . . . . . . .       29
     Covenants; Conduct of Financial's Business Pending the Merger . .       29
     Regulatory Approvals; Conditions to the Merger. . . . . . . . . .       30
     Amendment; Waiver; Termination. . . . . . . . . . . . . . . . . .       31
     Effect on Financial Employee Benefit Plans. . . . . . . . . . . .       32
     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . .       32
     Interests of Certain Persons; Certain Transactions. . . . . . . .       33
     Resale of CFB Common Stock. . . . . . . . . . . . . . . . . . . .       33
Business of Financial. . . . . . . . . . . . . . . . . . . . . . . . .       34
Management's Discussion and Analysis of Financial Operations . . . . .       38
Financial's Principal Shareholders and Security Ownership
  of Management. . . . . . . . . . . . . . . . . . . . . . . . . . . .       54
Material Differences in Rights of Financial Shareholders . . . . . . .       56
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       60
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       60
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . .      F-1
Appendices:
  Appendix A:  Agreement and Plan of Merger dated as of March 8, 1996
               between Financial, CFB and TAC. . . . . . . . . . . . .      A-1
  Appendix B:  Statutory Rights of Dissenting Shareholders (Article 113
               of the Colorado Business Corporation Act) . . . . . . .      B-1
  Appendix C:  Examples of Calculations of the Exchange Rate . . . . .      C-1

                                     SUMMARY

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND DOCUMENTS INCORPORATED BY REFERENCE HEREIN.


General. . . . . . . . . .    CFB, Financial and TAC, a wholly-owned subsidiary
                              of CFB, have entered into the Merger Agreement which provides that TAC will be merged with and into Financial and each outstanding share of Financial Common Stock, other than shares held by shareholders who perfect statutory dissenters' rights, will be converted at the time the Merger becomes effective into shares of CFB Common Stock, the number of which will be determined by a formula set forth in the Merger Agreement and more fully described below. See "The Merger -
                              Conversion of Financial Common Stock." Subject to the terms and conditions of the Merger Agreement, the Merger will become effective on the date a certificate of merger is filed with the Secretary of State of the State of Colorado. It is presently contemplated that the Merger will become effective as soon as practicable after shareholder approval of the Merger. See "The Merger".


PARTIES TO THE MERGER:

Community First
Bankshares, Inc. . . . . .    Community First Bankshares, Inc., a Delaware
                              corporation ("CFB"), is a multi-bank holding company that as of December 31, 1995 operated banks and bank branches (the "CFB Banks") in 63 communities in Colorado, Iowa, Minnesota,
                              Nebraska, North Dakota, South Dakota and Wisconsin and which had total assets as of December 31, 1995 of $2.3 billion. CFB operates community banks that provide a full range of commercial and consumer banking services primarily to individuals and businesses in small and medium-sized communities and the surrounding market areas.
                              CFB's strategy is to operate and continue to acquire banks with approximately $20 million to $150 million in assets primarily in selected communities with populations between 3,000 and 50,000 in its existing markets of Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Wisconsin, and in the additional states of Kansas, Montana and Wyoming. These communities are believed to provide CFB with a stable, relatively low-cost deposit base.

                              CFB provides the CFB Banks with the advantages of affiliation with a multi-bank holding company, such as data processing services, credit policy formulation and review, investment management and specialized staff support, while granting substantial autonomy to managers of the CFB Banks with respect to day-to-day operations, customer service decisions and marketing. The CFB Banks are encouraged to participate in community activities, support local charities and community development, and otherwise serve their communities. CFB provides the presidents of individual CFB Banks and branches with a limited opportunity to invest in the stock of their banks.

                              CFB's principal executive offices are located at 520 Main Avenue, Fargo, North Dakota 58124-0001 and its telephone number is (701) 298-5600.

Financial
Bancorp, Inc.. . . . . . .    Financial Bancorp, Inc. ("Financial") was
                              organized as a Colorado corporation in 1983. It is registered as a bank holding company under the Bank Holding Company Act of 1956 (the "BHCA").
                              Financial operates within the state of Colorado and owns all of the outstanding capital stock of Trinidad National Bank, Trinidad, Colorado (the
                              "Bank"). As of March 31, 1996, Financial had consolidated total assets of $69.2 million and total stockholders' equity of $9.2 million.

                              The Bank is a community bank that serves a wide range of commercial, agricultural and consumer borrowing needs within its market. The Bank is primarily engaged in attracting deposits and investing those funds in loans and investment securities. The Bank extends various types of loans, including short- and long-term residential, agricultural and commercial real estate mortgage loans to individuals, farmers, and businesses; secured and unsecured commercial loans; indirect installment loans; and second mortgages and home equity lines. Commercial lending products include lines and letters of credit, receivable and inventory financing and equipment financing. The Bank provides a full range of deposit products, including checking, savings accounts, certificates of deposit, and money market instruments. See "Business of Financial."

                              Financial's main office is located at 125 N.
                              Commercial Street, Trinidad, Colorado 81082, and its telephone number is (719) 846-4464.

Trinidad Acquisition
Corporation. . . . . . . .    Trinidad Acquisition Corporation, a Colorado
                              corporation ("TAC"), is a corporation recently organized by CFB for the sole purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. Immediately upon consummation of the Merger of TAC with and into Financial, Financial will be merged with and into CFB and CFB will continue as the surviving corporation. Following such transactions,
                              Financial will represent 2.93% of the assets, 5.45% of the equity, 2.64% of the revenues, 3.61% of the net income and 4.84% of the voting power of CFB, using data as of March 31, 1996 and based upon the assumptions set forth in "- Actual and Pro Forma Per Share Data" and "Unaudited Pro Forma
                              Combined Financial Information" below.

SPECIAL MEETING OF FINANCIAL SHAREHOLDERS:

Time and Date. . . . . . .    ____ _.m., local time, on _____________, 1996.

Place. . . . . . . . . . .    125 N Commercial Street, Trinidad, Colorado.

Purposes of Special
Meeting. . . . . . . . . .    To consider and vote upon a proposal to approve
                              the Merger Agreement attached hereto as Appendix
                              A, which provides for the merger of TAC with and into Financial. Other terms and provisions related to the Merger are set forth in the Merger
                              Agreement and are summarized in this Proxy
                              Statement-Prospectus.  See "The Merger."

Required Vote For the
Proposals; Record Date . .    Only holders of record of shares of Financial
                              Common Stock outstanding as of the close of business on ______, 1996 (the "Record Date") are entitled to notice of and to vote at the Financial
                              Special Meeting. Approval of the proposal will require the affirmative vote of two-thirds of the shares of Financial Common Stock outstanding as of the close of business on the Record Date. See
                              "General Information -Vote Required; Shares
                              Entitled to Vote."

Interests of
Certain Persons;
Certain Transactions . . .    As of the Record Date, the officers and directors
                              of Financial and their affiliates beneficially owned 2,587 shares (or approximately 43.1%) of the outstanding Financial Common Stock. Pursuant to the Merger Agreement, the Board of Directors of Financial has agreed to use its best efforts to obtain the requisite shareholder approval of the Merger. See "The Merger - Interests of Certain
                              Persons; Certain Transactions" and "Financial's
                              Principal Shareholders and Security Ownership of
                              Management."

Dissenters' Rights . . . .    Each shareholder of Financial has the right to
                              dissent from the Merger and obtain payment of the fair value of such shareholder's Financial Common
                              Stock in cash pursuant to Article 113 of the Colorado Business Corporation Act (the "COBCA") in lieu of receiving the Merger Consideration in the Merger. Any Financial shareholder contemplating exercising the right to demand such payment should carefully review Article 113 of the COBCA, a copy of which is attached hereto as Appendix B, and in particular the required procedural steps. A shareholder who fails to comply with these procedural requirements may lose the right to dissent and to obtain payment of the fair value of such shareholder's Financial Common Stock. See
                              "The Merger - Dissenters' Rights."

Special Considerations
Regarding CFB. . . . . . .    For information regarding various risks and other
                              considerations associated with CFB Common Stock, see "Special Considerations Regarding CFB."

Board Recommendation . . .    THE BOARD OF DIRECTORS OF FINANCIAL UNANIMOUSLY
                              RECOMMENDS APPROVAL OF THE MERGER.

TERMS OF THE MERGER:

Conversion of Financial
Shares . . . . . . . . . .    Upon consummation of the Merger, each outstanding
                              share of Financial Common Stock (other than shares subject to dissenters' rights) will be converted into shares of CFB Common Stock, the number of which (the "Exchange Rate") will be determined by a formula based upon the average of the per-share closing price for the CFB Common Stock on the Nasdaq Market System for the 20 trading days ending at the end of the fourth day immediately preceding the Closing Date (as defined below under "- Effective Time of the Merger") (the "Trading
                              Value of CFB Common Stock") and the Net Worth (as defined below under "The Merger - Conversion of Financial Shares") of Financial as of the last day of the month immediately preceding the Effective
                              Time of the Merger (as defined below under "-
                              Effective Time of the Merger"). The Exchange Rate formula is more fully described under "The Merger-
                              Conversion of Financial Common Stock," and examples of calculations of the Exchange Rate
                              (based on various assumptions) are attached hereto as Appendix C.

                              The following table illustrates the hypothetical Exchange Rate, based on various assumed levels of the Trading Value of CFB Common Stock and other assumptions set forth in Exhibit C. In each of these examples, the Net Worth of Financial is assumed to be equal to its Net Worth at March 31, 1996 (as adjusted pursuant to the Merger Agreement, including adjustments, to exclude unrealized gains and losses on available-for-sale securities as defined by FASB Statement No. 115 and to increase Net Worth by the amount of certain excess loan reserves (after tax effect, if any), but not adjusted to reflect certain other factors that will affect book value as described in "The Merger - Conversion of Financial Common Stock" and Appendix C).

                                         Assumed
                                      Trading Value
                                      of CFB Common               Hypothetical
                                          Stock                   Exchange Rate
                                      -------------               -------------

                                          $23.56                     88.4177
                                          $27.00                     77.1526
                                          $18.00                    106.8267*

                                          ___________________

                                          *  If the Trading Value of CFB Common
                                             Stock is below $19.50, either CFB
                                             or Financial has the right to
                                             terminate the Merger Agreement.

                              THE EXAMPLES IN APPENDIX C, SUMMARIZED IN THE TABLE ABOVE, ARE FOR INFORMATIONAL PURPOSES ONLY, AND SUCH INFORMATION IS NOT INTENDED AS AN ESTIMATE OR PROJECTION OF ANY OF THE DATA THAT WILL BE USED TO DETERMINE THE EXCHANGE RATE. FURTHER, THE EXAMPLES ARE NOT INTENDED TO PROVIDE A RANGE OF SUCH AMOUNTS; THE ACTUAL EXCHANGE RATE MAY BE HIGHER THAN THE HIGHEST AMOUNT PRESENTED OR LOWER THAN THE LOWEST AMOUNT PRESENTED.

Background of Merger . . .    Mainly due to the changing bank regulatory
                              environment which has occurred nationally due to Congressional enactments resulting in increased regulatory burden to the Bank, management of Financial elected to pursue a sale of Financial to maximize return to its shareholders. While pursuing the sale of Financial, Colorado's branch banking laws, which will likely result in increased competition to the Bank, were changed thereby solidifying the decision of management to market Financial. The increasing age of management of the Bank and shareholders of Financial was a secondary reason in seeking a sale of Financial.

                              The Board of Directors of Financial believes the Merger with CFB is in the best interests of Financial shareholders for, among other reasons, the likelihood of increased competition as the result of the rapidly changing environment in the banking industry with regard to branch banking, the present market price being paid for bank stocks as a whole, and the liquidity of the CFB common stock which is publicly traded in the national over-the-counter market. See "The Merger
                              - Background of the Merger" and "- Reasons for the Merger."

Conditions to the Merger;
Termination. . . . . . . .    Consummation of the Merger is conditioned upon the
                              fulfillment of certain conditions set forth in the Merger Agreement. In addition to the requirement of regulatory approval, Financial shareholder approval and certain other conditions, the completion of the Merger is subject to the continuing accuracy of the representations of the parties made in the Merger Agreement, the performance of the obligations of each party under the Merger Agreement and the absence of threatened or pending litigation challenging the Merger. In addition, the Merger Agreement may be terminated by the mutual consent of the Boards of Directors of CFB and Financial; by Financial or CFB if any requisite regulatory approval is denied or if any governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the Merger; by either
                              Financial or CFB if the Merger is not effective by September 30, 1996; by Financial or CFB if the other party materially breaches any of the covenants and agreements contained in the Merger
                              Agreement and such party does not cure such breach within 20 business days after receipt of proper notice of such breach; and by Financial or CFB if the average closing price of the CFB Common Stock for the 20 trading days ending four days prior to the closing date of the Merger (the "Trading
                              Value") is less than $19.50. Subject to certain limitations, CFB may also terminate the Merger
                              Agreement if CFB objects to any exceptions in the title insurance commitments for all real property owned by Financial and such exceptions are not eliminated by Financial, or if CFB does not approve the Phase I Hazardous Waste Assessment of all real properties owned by Financial and Financial does not correct or satisfy CFB's objections to such Assessment. See "The Merger -
                              Regulatory Approvals; Conditions to the Merger" and "- Amendment; Waiver; Termination."

Regulatory Approvals . . .    The Merger is subject to prior approval by the
                              Federal Reserve Board and the Division of Banking of the State of Colorado. CFB filed the required application with the Federal Reserve Board on April 11, 1996 and received approval on May 20,
                              1996. CFB filed the required application with the Division of Banking on April 20, 1996 and received approval on May 16, 1996. See "The Merger -
                              Regulatory Approvals; Conditions to the Merger."

Effective Time of
the Merger . . . . . . . .    Subject to the terms and conditions of the Merger
                              Agreement, the Merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Colorado (the
                              "Effective Time of the Merger"). Such filing shall be made following the satisfaction or waiver of the conditions set forth in the Merger Agreement or on such other date upon which the parties may agree
                              (the "Closing Date"). The parties have agreed to use their best efforts to cause the Merger to be completed within thirty business days after the satisfaction or waiver of the conditions set forth in the Merger Agreement. The parties expect the Merger to become effective as soon as practicable following shareholder approval of the Merger. See
                              "The Merger - Effective Time of the Merger."

Certain Federal Income
Tax Consequences . . . . .    The Merger is intended to qualify as a
                              reorganization within the meaning of Section
                              368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, (i) no gain or loss will be recognized by the holders of Financial Common Stock upon their receipt of CFB Common Stock in exchange for their shares of Financial Common Stock, except with respect to cash received in lieu of fractional shares which will result in a taxable gain or loss, (ii) the aggregate income tax basis of the CFB Common Stock received generally will be equal to the aggregate income tax basis of the Financial Common Stock surrendered, and (iii) the holding period of the CFB Common Stock received generally will include the holding period of the Financial Common Stock surrendered. Financial's obligation to consummate the Merger is conditioned upon its receipt of an opinion to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.
                              EACH HOLDER OF FINANCIAL COMMON STOCK IS URGED TO
                              CONSULT SUCH HOLDER'S OWN TAX AND FINANCIAL
                              ADVISORS CONCERNING THE FEDERAL INCOME TAX
                              CONSEQUENCES OF THE MERGER, AS WELL AS ANY
                              APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX
                              CONSEQUENCES, BASED UPON SUCH HOLDER'S OWN
                              PARTICULAR FACTS AND CIRCUMSTANCES.  See "The
                              Merger - Certain Federal Income Tax Consequences" and "- Regulatory Approvals; Conditions to the
                              Merger."

Accounting Treatment . . .    The Merger will be accounted for as a pooling of
                              interests for financial reporting purposes. CFB and Financial shall have received letters, prior to consummation, from Ernst & Young LLP and Van
                              Dorn and Bossi regarding those firms' concurrence with CFB management's and Financial management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the merger under Accounting Principles Board
                              Opinion No. 16 if closed and consummated in accordance with the Merger Agreement. Among other considerations, such letters will be subject to the condition that less than 10% of the Merger
                              Consideration will consist of cash, including (i) cash paid to holders of outstanding shares of Financial Common Stock who dissent from the proposed Merger and receive cash for their shares of Common Stock, and (ii) cash paid in the Merger in lieu of fractional shares of Financial Commmon
                              Stock. See "The Merger - Accounting Treatment."

Surrender of
Certificates . . . . . . .    As soon as practicable after the Effective Time of
                              the Merger, a letter of transmittal with instructions for submission of stock certificates will be mailed to all Financial shareholders of record as of the Closing Date (other than Financial shareholders who have exercised and not subsequently withdrawn or lost statutory dissenters' rights). SHAREHOLDERS SHOULD NOT
                              SUBMIT THEIR FINANCIAL STOCK CERTIFICATES UNTIL
                              SUCH TRANSMITTAL LETTER AND INSTRUCTIONS ARE
                              RECEIVED.  See "The Merger - Delivery of CFB
                              Common Stock."

Resale of CFB
Common Stock . . . . . . .    The shares of CFB Common Stock issuable to
                              shareholders of Financial upon consummation of the Merger will be registered under the Securities
                              Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of CFB or Financial as that term is defined in the rules under the Securities Act.
                              CFB Common Stock received by those shareholders of Financial who are deemed to be "affiliates" of Financial may be resold without registration only as provided for by Rule 145 under the Securities
                              Act, or as otherwise permitted under the Securities Act, following the public release by CFB of its financial results for a period that includes thirty days of combined operations following the Merger. See "The Merger
                              - Resale of CFB Common Stock."

Certain Differences in
Rights of Shareholders . .    Upon consummation of the Merger and the subsequent
                              merger of Financial with and into CFB, the Financial shareholders will become CFB stockholders. As a result, their rights as shareholders, which are now governed by Colorado state law and by the Articles of Incorporation and the Bylaws of Financial, will be governed by Delaware state law and the Certificate of Incorporation and the Bylaws of CFB. See
                              "Comparison of Delaware and Colorado Corporate
                              Laws" for a summary of certain material
                              differences between the rights of holders of Financial Common Stock and the rights of holders of CFB Common Stock.

                              In addition, Delaware law substantially restricts the ability of major shareholders to effect business combinations with CFB in the absence of prior approval by the Board of Directors.
                              Although this legislation should not interfere with any merger or other business combination approved by CFB's Board of Directors, certain shareholders may consider such legislation to have disadvantageous effects. Such provisions may deter the accumulation of sizable equity interests in CFB and may deprive shareholders of the benefits of stock price increases typically associated with hostile tender offers and other contests for control. CFB also has adopted a shareholder rights plan which could in certain circumstances serve as a deterrent against a change of control not approved by CFB's Board of Directors. The existence of such provisions and plan may, in turn, depress the market price of CFB Common Stock. See "Comparison of Delaware and Colorado Corporate Laws."

Market Prices. . . . . . .    The CFB Common Stock is traded in the over-the-
                              counter market on the Nasdaq National Market
                              System under the symbol "CFBX", while the Financial Common Stock is traded sporadically with no established trading market. The first public announcement of the proposed Merger was made during the trading day on March 11, 1996. On that date and on June 13, 1996, the closing sales price of the CFB Common Stock was $21.25 and $23.81, respectively. For further market data, see
                              "Market Prices and Dividend Policy."

                              Financial shareholders are advised to obtain current market quotations for CFB Common Stock. The market price for CFB Common Stock could fluctuate between the date of this Proxy Statement-Prospectus and the Effective Time of the Merger, which may be a period of several weeks or months. As a result, the market value of the CFB Common Stock that Financial shareholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus or the date of the Financial Special Meeting. See "The Merger - Amendment; Waiver; Termination" for a discussion of CFB's and Financial's right to terminate the Merger Agreement if the Trading Value of the CFB Common Stock is below $19.50. No assurance can be given concerning the market price of CFB Common Stock before or after the Effective Time of the Merger.

          HISTORICAL AND PRO FORMA COMPARATIVE UNAUDITED PER SHARE DATA

     The following tables present selected comparative unaudited per share data for CFB on a pro forma combined basis, and for Financial on a historical and pro forma equivalent basis, giving effect to the Merger using the pooling of interests method of accounting. See "The Merger - Accounting Treatment." The pro forma combined per share data is based on an Exchange Rate which would have been used if the Determination Date and the Closing Date had both occurred on March 31, 1996.

     The per share data should be read in conjunction with the historical and supplemental financial statements and unaudited pro forma condensed combined financial information (including the related notes thereto) and the financial data regarding CFB and Financial presented elsewhere herein or incorporated by reference herein. The per share data is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated prior to the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.


BOOK VALUE PER COMMON SHARE:                        March 31, 1996   December 31, 1995
CFB - historical (A) . . . . . . . . . . . . . . .    $     11.98    $     11.66
Financial - historical (B) . . . . . . . . . . . .       1,537.67       1,503.50
CFB and Financial pro forma (C). . . . . . . . . .          12.16          11.85
Financial pro forma equivalent (D) . . . . . . . .       1,180.92       1,150.81

PRIMARY INCOME BEFORE CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE PER COMMON AND
 COMMON EQUIVALENT SHARE:


                                          Three months       Year Ended December 31,
                                         Ended March 31,  ----------------------------------
                                               1996          1995        1994         1993
                                         --------------   --------     --------     --------
CFB - historical (E) . . . . . . . . . .     $   0.55     $   1.85     $   1.39     $   1.32
Financial - historical (F) . . . . . . .        42.33       200.67       142.33       133.17
CFB and Financial pro forma (G). . . . .         0.54         1.86         1.39         1.35
Financial pro forma equivalent (H) . . .        52.44       180.63       134.99       131.11


FULLY DILUTED INCOME BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE PER COMMON
AND COMMON EQUIVALENT SHARE:


                                          Three months       Year Ended December 31,
                                         Ended March 31,  ----------------------------------
                                               1996          1995        1994         1993
                                         --------------   --------     --------     --------
CFB - historical (E) . . . . . . . . . .     $   0.52     $   1.75     $   1.37     $   1.32
Financial - historical (I) . . . . . . .        42.33       200.67       142.33       133.17
CFB and Financial pro forma (G). . . . .         0.52         1.76         1.38         1.32
Financial pro forma equivalent (H) . . .        50.50       170.92       134.02       126.19

DIVIDENDS DECLARED PER COMMON AND
 COMMON EQUIVALENT SHARE:


                                          Three months       Year Ended December 31,
                                         Ended March 31,  ----------------------------------
                                               1996          1995        1994         1993
                                         --------------   --------     --------     --------
CFB - historical . . . . . . . . . . . .     $   0.14     $   0.48     $   0.44     $   0.40
Financial - historical . . . . . . . . .         0.00        25.00        34.00        20.00
CFB and Financial pro forma (J). . . . .         0.14         0.48         0.44         0.40
Financial pro forma equivalent (K) . . .        13.60        46.62        42.73        38.85

____________________

(A) Based on 11,449,732 shares of CFB's Common Stock outstanding as of March 31, 1996.
(B) Based on 6,000 shares of Financial's Common Stock outstanding as of March 31, 1996.
(C) Represents the pro forma combined net book value of CFB and Financial, divided by the sum of (i) the number of shares of CFB's Common Stock outstanding as of March 31, 1996, plus (ii) the number of shares of CFB's Common Stock issuable pursuant to the Merger at the assumed conversion ratio of 97.1149:1.
(D) Represents the amount computed pursuant to Note "C" above, multiplied by the assumed conversion ratio of 97.1149:1.
(E) Based on average shares of CFB's Common Stock and Common Stock equivalents outstanding of 11,610,116 for the three months ended March 31, 1996 and for the years ended December 31, 1995, 1994, and 1993 of 11,483,858, 11,393,996
     and 11,831,408, respectively.
(F) Based on average shares of Financial's Common Stock outstanding of 6,000 for the three months ended March 31, 1996 and for the years ended
     December 31, 1995, 1994, and 1993.
(G) Amount reflects net income per common share and common share equivalents on a pro forma combined basis. Such amount is determined by dividing pro forma combined net income by the weighted average number of shares of CFB's Common Stock and common share equivalents outstanding during the applicable period and the shares of CFB's Common Stock assumed to be issued pursuant to the Merger.
(H) Represents the amount computed pursuant to Note "G" above, multiplied by the assumed conversion ratio of 97.1149:1.
(I) Based on average shares of CFB's Common Stock and Common Stock equivalents outstanding on a fully diluted basis of 13,069,899 for the three months ended March 31, 1996 and for the years ended December 31, 1995, 1994 and 1993 of 13,029,614, 12,332,543 and 11,335,365, respectively.
(J) The pro forma combined dividends declared assume no changes in the historical dividends declared per CFB common share.
(K) Represents the amount computed pursuant to Note "I" above, multiplied by the assumed conversion ratio of 97.1149:1.

                           CFB SELECTED FINANCIAL DATA

     The following table sets forth certain consolidated financial data concerning CFB. The selected financial data for the three years ended December 31, 1995 is derived from the audited consolidated financial statements of CFB, including notes thereto, incorporated by reference herein. The financial data as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 have been derived from the Company's unaudited financial statements. The unaudited financial statements reflect, in the opinion of management, all adjustments of a normal recurring nature necessary for a fair presentation of financial condition and results of operations. The results for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year. This information should be read in conjunction with the consolidated financial statements of CFB, and the related notes thereto, incorporated by reference herein.

                                                      Three Months
                                                      Ended March 31,                      Year Ended December 31,
                                                   --------------------    --------------------------------------------------------
                                                     1996        1995        1995        1994        1993        1992        1991
                                                  --------     --------    --------    --------    --------    --------    --------
                                                       (Unaudited)
                                                                 (Dollars in thousands, except per share data)
OPERATING DATA:
Interest income. . . . . . . . . . . . . . . .     $ 44,055    $ 34,078    $162,093    $123,075    $106,299    $101,831    $106,070
Interest expense . . . . . . . . . . . . . . .       19,746      15,113      73,945      49,297      44,084      47,025      58,821
                                                   --------    --------    --------    --------    --------    --------    --------
Net interest income. . . . . . . . . . . . . .       24,309      18,965      85,148      73,778      62,215      54,806      47,249
Provision for loan losses. . . . . . . . . . .          847         519       2,432       1,839       1,798       2,181       2,638
                                                   --------    --------    --------    --------    --------    --------    --------
Net interest income after provision for loan
 losses. . . . . . . . . . . . . . . . . . . .       23,462      18,446      85,716      71,939      60,417      52,625      44,611
Noninterest income . . . . . . . . . . . . . .        4,503       3,752      17,791      15,528      14,405      11,424       9,050
Noninterest expense. . . . . . . . . . . . . .       17,676      14,600      67,980      59,542      51,085      43,228      37,103
                                                   --------    --------    --------    --------    --------    --------    --------
Income before income taxes, extraordinary item
 and cumulative effect of accounting change. .       10,289       7,598      35,527      27,925      23,737      20,821      16,558
Provision for income taxes . . . . . . . . . .        3,503       2,799      12,708      10,985       8,809       7,621       5,628
                                                   --------    --------    --------    --------    --------    --------    --------
Income before extraordinary item and
 cumulative effect of accounting change. . . .        6,786       4,799      22,819      16,940      14,928      13,200      10,930
Extraordinary item (1) . . . . . . . . . . . .            0           0           0           0           0           0        (653)
Cumulative effect of accounting change . . . .            0           0           0           0         359           0           0
                                                   --------    --------    --------    --------    --------    --------    --------
Net income . . . . . . . . . . . . . . . . . .        6,786       4,799      22,819      16,940      15,287      13,200      10,277
Dividends on preferred stock . . . . . . . . .          402         402       1,610       1,091           0           0         655
                                                   --------    --------    --------    --------    --------    --------    --------
Net income applicable to common equity . . . .     $  6,384    $  4,397    $ 21,209    $ 15,849    $ 15,287    $ 13,200    $  9,622
                                                   --------    --------    --------    --------    --------    --------    --------
                                                   --------    --------    --------    --------    --------    --------    --------
Earnings per common and common equivalent
 share:
  Primary income before extraordinary item and
   cumulative effect of accounting change. . .        $0.55       $0.39       $1.85       $1.39       $1.32       $1.14       $1.02
  Extraordinary item (1) . . . . . . . . . . .         0.00        0.00        0.00        0.00        0.00        0.00       (0.06)
  Cumulative effect of accounting change . . .         0.00        0.00        0.00        0.00        0.03        0.00        0.00
  Primary net income . . . . . . . . . . . . .        $0.55       $0.39       $1.85       $1.39       $1.35       $1.14       $0.96
  Fully diluted income before extraordinary item
   and cumulative effect of accounting change.        $0.52       $0.37       $1.75       $1.37       $1.32       $1.14       $1.08
  Extraordinary item (1) . . . . . . . . . . .         0.00        0.00        0.00        0.00        0.00        0.00       (0.06)
  Cumulative effect of accounting change . . .         0.00        0.00        0.00        0.00        0.03        0.00        0.00
  Fully diluted net income . . . . . . . . . .        $0.52       $0.37       $1.75       $1.37       $1.35       $1.14       $1.02

Average common and common equivalent
  shares outstanding:
  Primary. . . . . . . . . . . . . . . . . . .   11,610,116  11,408,685  11,483,858  11,393,996  11,331,408  11,530,526  10,071,595
  Fully diluted. . . . . . . . . . . . . . . .   13,069,899  12,858,082  13,029,614  12,332,543  11,335,365  11,537,606  10,071,595

                                                      Three Months
                                                      Ended March 31,                      Year Ended December 31,
                                                   --------------------    --------------------------------------------------------
                                                     1996        1995        1995        1994        1993        1992        1991
                                                   --------    --------    --------    --------    --------    --------    --------
                                                       (Unaudited)
                                                                 (Dollars in thousands, except per share data)
OPERATING RATIOS AND OTHER DATA:
Return on average assets . . . . . . . . . . .        1.19%       1.06%       1.10%       0.96%       1.01%       1.02%       0.88%
Return on average common
 shareholders' equity. . . . . . . . . . . . .       19.10%      15.76%      17.56%      14.54%      15.55%      14.53%      13.59%
Net interest margin. . . . . . . . . . . . . .        4.83%       4.63%       4.72%       4.62%       4.46%       4.62%       4.46%
Net charge-offs to average loans . . . . . . .        0.09%       0.11%       0.16%       0.03%       0.11%       0.26%       0.52%
Ratio of earnings to fixed charges (2):
 Excluding interest on deposits. . . . . . . .         5.00        3.96        3.98        4.58        6.96        8.78        4.24
 Including interest on deposits. . . . . . . .         1.51        1.48        1.46        1.55        1.54        1.44        1.28

FINANCIAL CONDITION DATA:
Assets . . . . . . . . . . . . . . . . . . . .   $2,293,703  $1,832,125  $2,326,787  $1,856,315  $1,672,571  $1,393,984  $1,244,808
Loans. . . . . . . . . . . . . . . . . . . . .    1,491,568   1,147,451   1,495,450   1,155,641     917,556     726,144     603,492
Investment securities (3). . . . . . . . . . .      625,465     536,793     626,544     549,122     594,149     531,654     502,468
Deposits . . . . . . . . . . . . . . . . . . .    1,956,201   1,558,668   1,989,941   1,565,346   1,444,252   1,211,015   1,085,396
Long-term debt . . . . . . . . . . . . . . . .       49,770      31,423      69,788      33,690      42,029      18,015      11,852
Preferred shareholders' equity . . . . . . . .       23,000      23,000      23,000      23,000           0           0           0
Common shareholders' equity. . . . . . . . . .      137,125     117,101     133,059     111,928     107,040      93,401      84,898
Book value per common share. . . . . . . . . .        11.98       10.30       11.66        9.87        9.54        8.45        7.80
Tangible book value per common share . . . . .        10.02        8.29        9.66        8.74        8.65        7.83        7.53

FINANCIAL CONDITION RATIOS:
Nonperforming assets to total loans
 and OREO. . . . . . . . . . . . . . . . . . .        0.43%       0.37%       0.33%       0.35%       0.56%       0.72%       0.89%
Allowance for loan losses to total loans . . .        1.35%       1.37%       1.31%       1.34%       1.42%       1.43%       1.53%
Allowance for loan losses to
 nonperforming loans . . . . . . . . . . . . .         430%        523%        607%        561%        337%        292%        231%
Regulatory capital ratios:
 Tier 1 capital. . . . . . . . . . . . . . . .        8.25%      10.46%       7.93%      10.58%      10.01%      11.30%      12.33%
 Total capital . . . . . . . . . . . . . . . .       10.55%      13.61%      10.20%      13.69%      13.59%      12.89%      14.11%
 Leverage ratio. . . . . . . . . . . . . . . .        6.04%       7.02%       5.72%       7.06%       6.01%       6.60%       7.06%

____________________________________

(1) Represents the after-tax effect of prepayment penalties and unamortized debt issuance costs in connection with redemption of certain indebtedness.
(2) For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes, extraordinary items and fixed charges. Fixed charges represent interest expense, including the interest component of rental expense, and preferred stock dividends. Fixed charges attributable to the preferred stock dividends are assumed to equal the amount of pre-tax income that would be necessary to pay such dividends.
(3)  Includes available-for-sale securities and held-to-maturity securities.

                        FINANCIAL SELECTED FINANCIAL DATA

     The following table sets forth certain financial data concerning Financial. The historical selected financial data for the three years ended December 31, 1995 is derived from the audited consolidated financial statements of Financial, including notes thereto. This information should be read in conjunction with the consolidated financial statements of Financial, and the related notes thereto, appearing elsewhere in this Proxy Statement-Prospectus.

                                                                Three Months
                                                               Ended March 31,        Year Ended December 31,
                                                             ------------------    -----------------------------
                                                              1996       1995       1995       1994       1993
                                                                 (Unaudited)
                                                                 (Dollars in thousands, except per share data)
OPERATING DATA:
Interest income. . . . . . . . . . . . . . . . . . . . . .   $ 1,237    $ 1,232    $ 4,847    $ 4,053    $ 3,937
Interest expense . . . . . . . . . . . . . . . . . . . . .       603        549      2,312      1,769      1,531
                                                             -------    -------    -------    -------    -------
Net interest income. . . . . . . . . . . . . . . . . . . .       634        683      2,535      2,284      2,406
Provision for loan losses. . . . . . . . . . . . . . . . .         0          0          0        (45)         0
                                                             -------    -------    -------    -------    -------
Net interest income after provision for loan losses. . . .       634        683      2,535      2,329      2,406
Noninterest income . . . . . . . . . . . . . . . . . . . .        79         63        379        306        370
Noninterest expense. . . . . . . . . . . . . . . . . . . .       323        354      1,473      1,447      1,561
                                                             -------    -------    -------    -------    -------
Income before income taxes, extraordinary
 item and cumulative effect of accounting change . . . . .       390        392      1,441      1,188      1,215
Provision for income taxes . . . . . . . . . . . . . . . .       136        140        237        334        416
                                                             -------    -------    -------    -------    -------
Income before extraordinary item and cumulative
 effect of accounting change . . . . . . . . . . . . . . .       254        252      1,204        854        799
Extraordinary item(1). . . . . . . . . . . . . . . . . . .         0          0          0          0          0
Cumulative effect of accounting change . . . . . . . . . .         0          0          0          0          0
                                                             -------    -------    -------    -------    -------
Net income . . . . . . . . . . . . . . . . . . . . . . . .       254        252      1,204        854        799
Dividends on preferred stock . . . . . . . . . . . . . . .         0          0          0          0          0
                                                             -------    -------    -------    -------    -------
Net income applicable to common equity . . . . . . . . . .   $   254    $   252    $ 1,204    $   854    $   799
                                                             -------    -------    -------    -------    -------
                                                             -------    -------    -------    -------    -------
Earnings per common and common equivalent share. . . . . .
Primary income before extraordinary item and
 cumulative effect of accounting change. . . . . . . . . .   $ 42.33    $ 42.00    $200.67    $142.33    $133.17
Extraordinary item (1) . . . . . . . . . . . . . . . . . .      0.00       0.00       0.00       0.00       0.00
Cumulative effect of accounting change . . . . . . . . . .      0.00       0.00       0.00       0.00       0.00
Primary net income . . . . . . . . . . . . . . . . . . . .   $ 42.33    $ 42.00    $200.67    $142.33    $133.17
Fully diluted income before extraordinary item
 and cumulative effect of accounting change. . . . . . . .   $ 42.33    $ 42.00    $200.67    $142.33    $133.17
Extraordinary item (1) . . . . . . . . . . . . . . . . . .      0.00       0.00       0.00       0.00       0.00
Cumulative effect of accounting change . . . . . . . . . .      0.00       0.00       0.00       0.00       0.00
Fully diluted net income. . . . . . . . . . . . . . . . .   $ 42.33    $ 42.00    $200.67    $142.33    $133.17
Average common shares outstanding. . . . . . . . . . . . .
Primary. . . . . . . . . . . . . . . . . . . . . . . . . .     6,000      6,000      6,000      6,000      6,000
Fully diluted. . . . . . . . . . . . . . . . . . . . . . .     6,000      6,000      6,000      6,000      6,000

OPERATING RATIOS AND OTHER DATA:
Return on average assets . . . . . . . . . . . . . . . . .     1.48%      1.57%      1.78%      1.35%      1.39%
Return on average common shareholders' equity. . . . . . .    11.20%     13.08%     14.38%     11.34%     11.41%
Net interest margin. . . . . . . . . . . . . . . . . . . .     4.12%      4.70%      4.06%      3.91%      4.56%
Net charge-offs (recoveries) to average loans. . . . . . .     0.29%     (0.08%)    (0.12%)    (0.25%)    (0.08%)
Ratio of earnings to fixed charges(1)
  Excluding interest on deposits . . . . . . . . . . . . .       ---        ---        ---        ---        ---
  Including interest on deposits . . . . . . . . . . . . .     1.65%      1.71%      1.62%      1.67%      1.79%

FINANCIAL CONDITION DATA:
Assets . . . . . . . . . . . . . . . . . . . . . . . . . .   $69,183    $65,046    $69,145    $65,899    $60,884
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .    25,528     21,938     24,947     21,144     16,704
Investment securities(3) . . . . . . . . . . . . . . . . .    36,706     39,458     36,063     38,984     39,412
Deposits . . . . . . . . . . . . . . . . . . . . . . . . .    59,405     56,434     59,756     57,704     53,357
Long-term debt . . . . . . . . . . . . . . . . . . . . . .         0          0          0          0          0
Preferred shareholders' equity . . . . . . . . . . . . . .         0          0          0          0          0
Common shareholders' equity. . . . . . . . . . . . . . . .     9,226      7,909      9,021      7,719      7,341
Book value per common share. . . . . . . . . . . . . . . .  1,537.67   1,318.17   1,503.50   1,286.50   1,223.50
Tangible book value per common share . . . . . . . . . . .  1,537.67   1,318.17   1,503.50   1,286.50   1,223.50


                                                                Three Months
                                                               Ended March 31,        Year Ended December 31,
                                                             ------------------    -----------------------------
                                                              1996       1995       1995       1994       1993
                                                                 (Unaudited)
                                                                 (Dollars in thousands, except per share data)
FINANCIAL CONDITION RATIOS:
Nonperforming assets to total loans and OREO . . . . . . .     0.81%      0.79%      1.32%      1.72%      3.70%
Allowance for loan losses to total loans . . . . . . . . .     1.99%      2.29%      2.10%      2.36%      2.96%
Allowance for loan losses to nonperforming loans . . . . .      262%       415%       166%       160%        98%
Regulatory capital ratios:
  Tier 1 capital . . . . . . . . . . . . . . . . . . . . .    30.71%     30.97%     31.21%     20.11%     22.87%
  Total capital. . . . . . . . . . . . . . . . . . . . . .    31.96%     32.22%     32.46%     21.36%     24.41%
  Leverage ratio . . . . . . . . . . . . . . . . . . . . .    13.34%     12.28%     12.99%     11.99%     11.96%


____________________________________

(1) For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes, extraordinary items and fixed charges. Fixed charges represent interest expense.
(2)  Includes available-for-sale securities and held-to-maturity securities.

                      SPECIAL CONSIDERATIONS REGARDING CFB

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS, FINANCIAL'S SHAREHOLDERS SHOULD CONSIDER THE FOLLOWING FACTORS REGARDING CFB. THIS PROXY STATEMENT-PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT, IN PART, OF THE RISK FACTORS SET FORTH BELOW. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THESE DISCLOSURES, PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH BELOW.


RISKS INVOLVED IN ACQUISITION STRATEGY

     CFB has grown and intends to continue to grow primarily through acquisitions of banks and other financial institutions. Such acquisitions involve risks of adversely changing results of operations, unforeseen liabilities or asset quality problems of the acquired entity and other conditions not within the control of CFB such as adverse personnel relations, loss of customers because of change of identity, deterioration in local economic conditions and other risks affecting the acquired institution.

     CFB's management believes future growth in the earnings of CFB will depend in significant part on consummation of acquisitions. Acquisition candidates may not be available, if at all, on terms favorable to CFB in the future. CFB must compete with a variety of individuals and institutions, including major regional bank holding companies, for suitable acquisition candidates. Such competition could affect CFB's ability to make acquisitions, increase the price that CFB pays for certain acquisitions and increase CFB's costs in analyzing possible acquisitions.

LOANS AND INVESTMENTS

     In allocating assets among locally generated loans, investment assets and other earning assets, CFB attempts to maximize its return while managing risk at an acceptable level. Although CFB has a diversified loan portfolio, the economic health of CFB's primary trade area, and the ability of many of the CFB Bank's borrowers to repay their loans (including real estate, commercial and agricultural loans) is dependent to a large extent on the health of the agricultural sector of the economy. CFB's asset allocation strategies include an emphasis on quality local loan growth and the diversification and performance of its earning asset portfolios. CFB has purchased loan assets, including secured discounted lease payments and loan participations, to enhance the performance of, and to diversify, its asset portfolios. Many of such loan assets have been originated by regional banks in the Midwest and national leasing and finance companies with whom CFB has ongoing business relationships. Such assets are subject to CFB's standard credit guidelines and bear the credit risks attendant to commercial and industrial loans. There is no assurance that a sufficient volume of acceptable assets of this type will continue to be available or that CFB may not experience relatively higher levels of credit risk from assets of this type.

REGULATION

     As a bank holding company, CFB is subject to extensive regulation by the Federal Reserve Board. This regulation limits the manner in which CFB and the CFB Banks conduct their businesses and obtain financing and is designed primarily to protect depositors and not to benefit holders of securities of financial institutions. In addition, the CFB Banks are subject to extensive regulation by various federal and state regulatory authorities. The banking industry is subject to changing laws and regulations. Legislation, such as the Financial Institution, Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the FDIC Improvement Act of 1991 ("FDICIA"), has resulted in numerous changes in regulation, including significant changes in federal deposit insurance premiums, increases in capital standards and increased supervision and intervention by regulatory agencies. In September 1994, the Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA") was enacted. The IBBEA largely eliminated restrictions on interstate banking and will permit interstate branching beginning June 1, 1997, subject to certain options which states may enact by law. The IBBEA may increase competition by both out-of-state and in-state banking organizations or by other financial institutions. There can be no assurance that implementation of and changes in laws and regulations affecting banking will not adversely affect CFB. See Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, under the caption "Supervision and Regulation."

KEY PERSONNEL

     Continued profitability of the CFB Banks and CFB are dependent on a limited number of key persons, including Donald R. Mengedoth, the President and Chief Executive Officer, Mark A. Anderson, the Executive Vice President and Chief Financial Officer, and Ronald K. Strand, the Executive Vice President, Banking Group, of CFB. There would likely be a difficult transition period in case the services of either or both of these men or of Mr. Strand were lost to CFB because of death or other reasons. Moreover, given the growth plans of CFB, it will be necessary in the future for CFB to engage the services of additional skilled key employees and officers to conduct credit evaluation of existing and new loans, and possible acquisitions of earning assets and other financial institutions. There is no assurance that CFB will be able to retain its current key personnel or attract additional qualified key persons as needed.

ECONOMIC FACTORS

     The success of CFB and the CFB Banks depends to a great extent upon the general economic conditions in the communities they serve in Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Wisconsin and in part on national and regional economic conditions and on other factors beyond the control of CFB. The predominant economic sector in the CFB Banks' market areas is agriculture. Agriculture in these communities is affected by many factors beyond the control of the CFB Banks, including weather, governmental policies, fluctuating commodity prices, demand and production, and natural disasters.

COMPETITION WITHIN MARKETS; COMPETITION FOR ACQUISITIONS

     Banking is a highly competitive industry. The CFB Banks compete directly with other banks, savings and loan associations and lending and financial institutions in their local communities. The CFB Banks also compete indirectly with regional and national financial institutions. CFB believes that the CFB Banks' market areas are small enough not to invite direct competition from large banks in most cases, and that the relatively low operating costs of the CFB Banks and their strong community relationships will allow them to compete successfully against larger financial institutions. However, changes in government regulation of banking, particularly recent legislation which will remove restrictions on interstate banking and permit interstate branching, may increase competition by out-of-state banking organizations or by other financial institutions. Further, CFB must compete with a variety of institutions and individuals for suitable acquisition candidates. Because of limited growth opportunities in existing markets served by CFB, management believes future growth in the business and earnings of CFB will depend largely on consummation of acquisitions by CFB consistent with CFB's acquisition strategy. Although CFB believes the money center banks and most major regional bank holding companies have focused their attention away from CFB's targeted markets, certain regional holding companies have focused on CFB's targeted markets, and there can be no assurance that the acquisition strategies of CFB's competitors will not change.

STATUS OF CFB COMMON STOCK

     The CFB Common Stock to be issued in exchange for Financial Common Stock is junior to CFB's 7% Cumulative Convertible Preferred Stock and could become junior to other series of preferred stock issued in the future. CFB's Board of Directors is authorized, without shareholder approval, to issue debt instruments or shares of classes or series of Preferred Stock with terms and conditions to be determined by the Board of Directors, subject to certain limitations. CFB is party to a shareholders' rights agreement which could in certain circumstances serve as a deterrent against a possible change of control not approved by CFB's Board of Directors. See "Material Differences in Rights of Financial Shareholders -- Anti-Takeover Provisions."

INTEREST RATES

     To a large extent a banking company's earnings depend on the relationship between the cost of funds, primarily deposits, and the yield on earning assets. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by regulatory, economic and competitive factors, which influence interest rates, the volume and mix of interest earning assets and interest-bearing liabilities, and the level of non-performing assets. CFB is subject to interest rate risk to the degree that its interest bearing liabilities reprice or mature more slowly, as is the case currently, or more rapidly or on a different basis than their interest earning assets. Given CFB's current volume and mix of interest bearing liabilities and interest earning assets, CFB's interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Declines in interest rates may have an adverse effect on CFB's earnings in general.

                               GENERAL INFORMATION

     This Proxy Statement-Prospectus is being furnished to the shareholders of Financial in connection with the solicitation by the Board of Directors of Financial of proxies to be voted at the Financial Special Meeting of Shareholders to be held on __________, 1996 at _____ _.m., local time, and at any and all adjournments thereof. This Proxy Statement-Prospectus and the enclosed form of proxy are first being sent to shareholders of Financial on or about ______, 1996.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, shareholders of Financial will be asked to consider and vote upon the Merger Agreement providing for the Merger. A copy of the Merger Agreement is attached hereto as Appendix A. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Pursuant to the Merger Agreement, each shareholder of Financial will be entitled to receive, for each share of Financial Common Stock held at the Effective Time of the Merger (other than shares held by dissenting shareholders), a certain number of shares of CFB Common Stock, the number of such shares to be determined pursuant to a formula described more fully below. Cash will be paid in lieu of fractional shares. See "The Merger - Conversion of Financial Common Stock," "- Dissenters' Rights" and Article 113 of the COBCA attached hereto as Appendix B.

VOTE REQUIRED; SHARES ENTITLED TO VOTE

     The presence in person or by proxy of the holders of a majority of the outstanding shares of Financial Common Stock will constitute a quorum for the transaction of business at the Financial Special Meeting. APPROVAL OF THE MERGER WILL REQUIRE THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF FINANCIAL COMMON STOCK. Holders of record of Financial Common Stock at the close of business on _________, 1996 are entitled to receive notice of, and to vote at, the Financial Special Meeting. At the close of business on _________, 1996, there were 6,000 shares of Financial Common Stock outstanding. Each share of Financial Common Stock will be entitled to one vote.

     As of the Record Date, directors and officers of Financial and their affiliates owned beneficially an aggregate of 2,587 shares (or approximately 43.1%) of the outstanding Financial Common Stock.

VOTING AND REVOCATION OF THE PROXIES

     The Board of Directors of Financial has unanimously approved the Merger and the Financial shareholders are solicited on behalf of the Board of Directors of Financial to SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. Shares represented by proxies properly signed, dated and returned will be voted at the applicable Special Meeting in accordance with the instructions set forth therein. If a proxy is properly signed but contains no such instructions, the shares represented thereby will be voted FOR the Merger and at the discretion of the proxyholders as to any other matters which may properly come before the Special Meeting. If an executed proxy card is returned by a broker holding shares of Financial Common Stock in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on any matter, or if a Financial shareholder abstains from voting on any proposal, the shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be voted with respect to such matter. Because the Merger requires the affirmative vote of two-thirds of the total number of outstanding shares of Financial Common Stock entitled to vote at the Special Meeting, abstentions and "broker non-votes" will have the same effect as votes against the proposal.

     Each proxy may be revoked at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Special Meeting or by attending the Special Meeting and voting in person.

     FINANCIAL SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "The Merger - Delivery of CFB Common Stock."

SOLICITATION OF PROXIES

     Following the mailing of proxy soliciting materials, directors, officers and employees of Financial (who will not be specifically compensated for such services) may solicit proxies by mail, telephone, telegraph and personal interviews. Financial will bear the expenses of proxy solicitation, including reimbursement of reasonable out-of-pocket expenses incurred by brokerage houses and other custodians, nominees and fiduciaries in forwarding proxy soliciting material to the beneficial owners of stock held of record by such persons.

                        MARKET PRICES AND DIVIDEND POLICY

MARKET FOR CFB COMMON STOCK

     CFB Common Stock has been traded in the Nasdaq National Market System under the symbol CFBX since the initial public offering on August 13, 1991. The first public announcement of the proposed Merger was made during the trading day on March 11, 1996. On that date and on June 13, 1996, the closing sales price per share of CFB Common Stock as quoted on the Nasdaq National Market System was $21.25 and $23.81, respectively.

MARKET FOR FINANCIAL COMMON STOCK

     Financial Common Stock is not traded on any established public trading market or in the over-the-counter market. Financial is aware of only limited transactions involving the sale of Financial Common Stock. The prices for Financial Common Stock in such transactions are not considered indicative of prices that could be obtained in an active market involving a substantial number of shares.

SHAREHOLDER DATA

     As of March 8, 1996, there were 861 owners of record of CFB Common Stock and an estimated 4,200 additional beneficial shareholders whose stock was held in street name by brokerage houses.

     At March 31, 1996, there were 20 owners of record of Financial Common Stock. See "Financial's Principal Shareholders and Security Ownership of Management."

CFB COMMON STOCK DIVIDEND PAYMENT HISTORY AND RESTRICTIONS

     Since its initial public offering in August, 1991, CFB has paid quarterly cash dividends on the CFB Common Stock. The final determination of the timing, amount and payment of dividends on the CFB Common Stock is at the discretion of the CFB Board of Directors and will depend on conditions then existing, including CFB's profitability, financial condition, capital requirements and other relevant factors, including the restrictions described below. The principal source of CFB's income (including the funds needed to pay dividends on the CFB Common Stock) is dividends from the CFB Banks. The payment of dividends by the CFB Banks is subject to certain restrictions imposed by federal and state banking laws and regulations.

     CFB's ability to pay cash dividends on the CFB Common Stock is also subject to statutory restrictions and restrictions arising under the terms of its outstanding securities. Under applicable law, cash dividends may be paid only from surplus, or, if there is no surplus, from net profits earned in the current and/or preceding fiscal year. Applicable federal regulation of bank holding companies may also impose restrictions on the ability of a bank holding company to pay dividends. CFB does not believe that Delaware corporate law, applicable banking law, or the terms of its securities will materially inhibit its plans to pay cash dividends on the CFB Common Stock for the foreseeable future.

FINANCIAL DIVIDEND POLICY AND PAYMENT HISTORY

     The Merger Agreement prohibits Financial from declaring and paying dividends (i) after the Determination Date (as defined below under "The Merger - Conversion of Financial Common Stock"), or (ii) which are not consistent with the prior payment history of Financial. Financial declared a $25 per share dividend in January 1995. Financial does not intend to pay a dividend during the term of the Merger Agreement.


                                   THE MERGER

     THE FOLLOWING DESCRIPTION CONTAINS, AMONG OTHER INFORMATION, SUMMARIES OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF, A COPY OF WHICH IS REPRODUCED AS APPENDIX A TO THIS PROXY STATEMENT-PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

GENERAL

     CFB, TAC and Financial have entered into the Merger Agreement, which provides that TAC will be merged with and into Financial, and each outstanding share of Financial Common Stock, other than shares held by shareholders who perfect statutory dissenters' rights, will be converted at the Effective Time of the Merger into shares of CFB Common Stock, the number of which will be determined by a formula set forth in the Merger Agreement and more fully described below. See "The Merger - Conversion of Financial Common Stock." Subject to the terms and conditions of the Merger Agreement, the Effective Time of the Merger will be on the date a Certificate of Merger is filed with the Secretary of State of the State of Colorado. It is presently contemplated that the Effective Time of the Merger will be as soon as practicable after shareholder approval of the Merger.

BACKGROUND OF THE MERGER

     Mainly due to the changing bank regulatory environment which has occurred nationally due to Congressional enactments resulting in increased regulatory burden to the Bank, management of Financial elected to pursue a sale of Financial to maximize return to its shareholders. While management was pursuing the sale of Financial, Colorado's branch banking laws were changed, which will likely result in increased competition to the Bank. This reinforced the decision of management to offer Financial for sale. The increasing age of management of the Bank and shareholders of Financial was a secondary reason in seeking a sale of Financial.

     In June 1995, the Board of Financial engaged Peregrine Financial Group to solicit offers from banking institutions to purchase Financial. Based on these contacts, Financial signed a letter of intent with another institution in August 1995 calling for an acquisition of Financial for cash consideration. These parties then attempted to negotiate a definitive acquisition agreement, but were unable to agree on a price and other terms. These negotiations were terminated in September 1995. Peregrine proceeded to initiate discussions with CFB and received an expression of interest from CFB to negotiate an acquisition using either cash or CFB common stock as consideration. With the assistance of David
L. Wright, a principal of Peregrine, management of Financial and of CFB negotiated the basic terms of the Merger. The Board of Financial met on September 19, 1995 to consider the terms of the Merger compared to those that Mr. Wright reported might be available from other institutions. The Board of Financial determined that the CFB offer would produce the maximum benefit to the Company's shareholders based primarily upon its being a stock offer in which income taxes could be deferred, its being the highest value in nominal terms, the good prospects for long-term growth in CFB's stock, and CFB's history of completing acquisitions. Further, the Board felt that the proposed transaction with CFB offered a greater likelihood of stability in the operations of the subsidiary banks, thereby benefiting employees, customers and the community. After completing its analysis, the Board elected to move forward with negotiations with CFB and entered into a letter of intent on September 8, 1995. In return for its services to Financial, Peregrine will receive a cash fee from Financial equal to 1 1/2% of the value of the consideration to be received by the shareholders of Financial upon consummation of the Merger.

     The drafting of a definitive merger agreement, together with detailed due diligence, then ensued. On January 25, 1996, the Board of Financial approved the basic terms of the Merger and authorized the signing of the Merger Agreement. Following further due diligence, management continued to negotiate the Merger Agreement with management of CFB, and the parties signed the Merger Agreement on March 8, 1996. On April 25, 1996, the Board of Financial ratified and approved the final form of the Merger Agreement.

REASONS FOR THE MERGER

     The Financial Board of Directors believes the Merger with CFB is in the best interests of the Financial shareholders. After careful consideration and review, the Financial Board reached its decision based on an analysis of the following critical factors:

     - With the rapidly changing environment in the banking industry, Financial would benefit from an association with a larger banking organization and its resources.

     - A business combination with a larger bank holding company would likely be the most advantageous method for maximizing shareholder value.

     - CFB's offer provides greater economic value to Financial shareholders than Financial would likely be able to generate in the foreseeable future by remaining independent, which value the Financial Board deemed greater than the other offers received by Financial.

     - The Financial Board analyzed the possible impact of the pending changes in the Colorado branch banking operation laws and the likelihood of an impact of increased competition from lower cost, non-capitalized branches operating in the markets of the Bank.

     - The Financial Board analyzed the present market and price being paid for bank stocks as a whole.

     - The Financial Board analyzed the business, financial condition, results of operations and prospects of Financial on a stand-alone basis and a pro-forma basis, assuming a combination of Financial with CFB. The combined basis appeared to the Financial Board to be favorable to the Financial shareholders.

     - CFB's offer involved a merger on a tax-free basis, giving Financial shareholders the option of either continuing to participate as a shareholder in a larger, more geographically diverse regional banking organization or liquidating their investment by selling their shares of CFB Common Stock, which is publicly traded in the national over-the-counter market, unlike Financial Common Stock, for which there is no trading market.

     - The Financial Board analyzed the combined strengths of Financial and CFB in servicing the needs of the communities in Financial's markets, CFB's management ability, and the compatibility of Financial's and CFB's operating philosophies.

     - Financial's Board also considered the current market price of CFB Common Stock, CFB's dividend payment history, book value and recent earnings, the terms of the Merger Agreement and other factors.

     Based on all of these factors, and without attributing relative weights to any of the foregoing, the Financial Board unanimously recommends that the shareholders of Financial vote for approval of the Merger.

EFFECTIVE TIME OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement, the Effective Time of the Merger will be on the date a Certificate of Merger is filed with the Secretary of State of the State of Colorado. Such filing shall be made following the satisfaction or waiver of certain conditions set forth in the Merger Agreement or on such other date upon which the parties may agree. The parties have agreed to use their best efforts to cause the Merger to be completed within thirty business days after the satisfaction or waiver of the conditions set forth in the Merger Agreement. The parties expect the Merger to become effective as soon as practicable following approval of the Merger by the shareholders of Financial and CFB.

CONSEQUENCES OF THE MERGER

     At the Effective Time of the Merger, TAC will merge with and into Financial. The surviving corporation will be Financial and the separate existence of TAC shall cease. It is anticipated that Financial will thereupon be merged with and into CFB pursuant to an Agreement and Plan of Merger and Reorganization. Following such subsequent merger, all properties and assets of every kind held by Financial at the Effective Time of the Merger will become properties and assets of CFB and CFB will become liable for all of the debts, liabilities and other obligations of Financial. CFB will conduct its business under its existing Certificate of Incorporation and Bylaws. The Board of Directors of CFB will consist of the existing directors of CFB. The officers of CFB will be designated by its Board. Initially such officers will consist of the current officers of CFB. At the Effective Time of the Merger, the holders of certificates representing shares of Financial Common Stock will cease to have any rights as shareholders of Financial except such rights, if any, as they may have as a dissenter from the Merger and their sole rights shall be their right to receive (i) the number of whole shares of CFB Common Stock into which their shares of Financial Common Stock have been converted in the Merger (as discussed below), and (ii) the cash value of any fraction of a share of CFB Common Stock into which their shares of Financial Common Stock have been converted.

CONVERSION OF FINANCIAL COMMON STOCK

     At the Effective Time of the Merger, each share of Financial Common Stock which is not owned by a shareholder exercising dissenter's rights will be converted at the Exchange Rate into a certain number of shares of CFB Common Stock, calculated as described in this section by a formula based upon the trading value of CFB Common Stock and the book value and earnings of Financial for the dates and periods described below.

     The Exchange Rate shall be determined as follows:

     First, the Trading Value of CFB Common Stock is determined. The "Trading Value" of the CFB Common Stock shall be the average of the per-share closing price for the CFB Common Stock as reported by the Nasdaq National Market System for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date. Calculations will be rounded to three decimal places.

     Second, the Financial Share Value is calculated by using financial statements prepared by Financial that will be dated as of the last day of the month immediately preceding the Effective Time of the Merger (the "Determination Date"), which financial statements will be provided to CFB and its auditor, and which financial statements shall include a consolidated balance sheet of Financial (the "Determination Date Balance Sheet"). The "Financial Share Value" shall be the sum of (i) the Net Worth (as defined below) of Financial, as reflected on the Determination Date Balance Sheet, plus (ii) $3,009,474, divided by (iii) the number of shares of Financial Common Stock outstanding. "Net Worth" shall be equal to the total consolidated assets of Financial minus the sum of the total consolidated liabilities of Financial, by the following adjustments to the Determination Date Balance Sheet: (A) excluding unrealized gains and losses on available-for-sale securities as defined by FASB 115; (B) the elimination of any loss on the sale of securities permitted by Section 4.3(f) of the Merger Agreement; and (C) the amount of the Bank's loan loss reserve which exceeds the required level as provided in Section 4.1(k)(xxiv) of the Merger Agreement shall increase Net Worth (after tax effect, if any). Total consolidated liabilities of Financial shall include, without limitation, provisions for taxes and the expenses of the preparation of the final tax return for Financial. Certain non-recurring expenses of Financial to consummate the Merger, currently estimated to be between $200,000 and $220,000, will be the responsibility of Financial and will have the effect of reducing the Net Worth.

     Third, the following calculation is performed:

     (i) if the Trading Value of the CFB Common Stock is less than $19.50, the Exchange Rate shall be the Financial Share Value divided by $19.50, subject to CFB's and Financial's rights to terminate the Merger Agreement if the Trading Value is less than $19.50; and

     (ii) if the Trading Value of the CFB Common Stock is greater than $19.50, the Exchange Rate shall be the Financial Share Value divided by the Trading Value.

     CFB and Financial agreed upon this formula in order to ensure that the shares of Financial Common Stock are valued fairly to both Financial shareholders and to CFB, which requires that the determination of the Financial Share Value occur immediately prior to the Closing Date. If the Trading Value of the CFB Common Stock is $19.50 or greater, then under the formula described above, the market value of the CFB Common Stock received by Financial shareholders for each share of Financial Common Stock will be equal to the Financial Share Value. If the Trading Value of the CFB Common Stock is less than $19.50, then the market value of the CFB Common Stock received will be less than the Financial Share Value, subject to the right of the Financial Board of Directors to terminate the Merger Agreement. The Financial Board of Directors may elect to proceed with the Merger even if the Trading Value is less than $19.50 per share.

     No fractional shares of CFB Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of shares of Financial Common Stock otherwise entitled to a fraction of a share of CFB Common Stock will be paid in cash. The amount paid for a fractional share shall be an amount equal to such fraction multiplied by the Trading Value of the CFB Common Stock. No shareholder will be entitled to voting or other rights in respect of any fractional share.

DELIVERY OF CFB COMMON STOCK

     Within five business days after the Closing Date, letters of transmittal will be mailed to each holder of Financial Common Stock. Each such holder will be requested to complete the letter of transmittal and return such letter, together with the stock certificates representing all of the shares of Financial Common Stock previously owned by such holder, to the exchange agent designated in the letter of transmittal (the "Exchange Agent"). The letter of transmittal will specify that delivery shall be effective and risk of loss and title to Financial Common Stock certificates shall pass only upon delivery of the certificates to the Exchange Agent and shall include instructions for effecting the surrender of the Financial Common Stock certificates in exchange for a certificate representing shares of CFB Common Stock and the cash to be paid in lieu of any fractional share. Certificates for CFB Common Stock will be delivered to or for the account of a holder of Financial Common Stock only after the Merger is consummated and the holder has surrendered to the Exchange Agent the old certificates for such holder's Financial Common Stock, accompanied by a duly executed letter of transmittal in proper form.

     At the Closing, CFB shall deposit with the Exchange Agent, for the benefit of the holders of shares of Financial Common Stock, certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares to be issued and paid in exchange for the outstanding shares of Financial Common Stock.

     If CFB declares a dividend or makes any other distribution declared or made with respect to shares of CFB Common Stock to be issued or transferred to holders of Financial Common Stock, no such dividend or distribution will be paid or made to persons otherwise entitled to receive them until the certificates for their Financial Common Stock have been surrendered following the Closing Date. The Exchange Agent shall receive and hold such distributions in its name as agent. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to Financial shareholders. Holders of unsurrendered Financial Common Stock certificates shall not be entitled to vote after the Closing Date at any meeting of CFB shareholders until they have exchanged their Financial Common Stock certificates.

     No transfer taxes will be payable by Financial's shareholders in connection with the exchange of old certificates representing Financial Common Stock for new certificates representing CFB Common Stock except that if any new certificate is to be issued in a name other than that in which the Financial certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required in connection therewith or satisfy the Exchange Agent that such tax has been paid or is not applicable. At the Effective Time of the Merger, the stock transfer books of Financial will be closed and no transfer of Financial Common Stock will thereafter be made on such books.

     FINANCIAL SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     CFB and Financial expect that the Merger will be treated as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that for federal income tax purposes, no gain or loss will be recognized by any shareholder of Financial upon receipt of CFB Common Stock pursuant to the Merger, except upon receipt of cash in lieu of any fractional share interests of CFB Common Stock or the exercise of dissenters' rights. The Internal Revenue Service (the "Service") has not been and will not be asked to rule upon the tax consequences of the Merger. However, it is a condition to the consummation of the Merger that Financial receive the opinion of tax counsel that the Merger will qualify as a tax-free reorganization. The opinion is being supplied by Lindquist & Vennum P.L.L.P., counsel to CFB, and will be addressed to Financial and CFB. The following summary of the material United States federal income tax consequences of the Merger is set forth in reliance upon that opinion. The conclusions discussed herein are based, in part, upon certain representations made by Financial and CFB. These conclusions also are based upon the Code, regulations now in effect thereunder, current administrative rulings practiced, and judicial authority, all of which are subject to change. An opinion of counsel is not binding upon the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more of the positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. EACH HOLDER OF FINANCIAL COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS OR CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER FEDERAL TAX CONSEQUENCES ARISING OUT OF THE MERGER.

     Based upon the facts and representations provided to it, and subject to various assumptions and qualifications, Lindquist & Vennum, P.L.L.P. will opine substantially to the effect that, with regard to the shareholders of Financial, the following federal income tax consequences will result from the Merger:

     (a) The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

     (b) No gain or loss will be recognized by shareholders of Financial upon the exchange of their Financial Common Stock solely for CFB Common Stock (but see clause (e) below for the tax consequences of payments in lieu of fractional share interests);

     (c) The aggregate income tax basis of CFB Common Stock received by each shareholder of Financial will be equal to the aggregate income tax basis of the Financial Common Stock surrendered in exchange therefor, less any amount of the basis allocable to any fractional share interest for which cash is received, as described in (e), below;

     (d) The holding period of CFB Common Stock received by each shareholder of Financial (including any fractional share interest) will include the period during which the Financial Common Stock surrendered therefor was held, provided that such Financial Common Stock was held as a capital asset at the Effective Time of the Merger; and

     (e) Each shareholder of Financial receiving cash in lieu of any fractional share interest of CFB Common Stock will be treated as having received the fractional share interest in the Merger and then having received the cash payment as a distribution in full payment in exchange for the fractional share interest as provided in Section 302(a) of the Code, resulting in a taxable gain or loss equal to the amount of the cash received less the tax basis allocated to the fractional share interest.

     The foregoing is only a general description of certain federal income tax consequences of the Merger and does not discuss all the tax considerations that may be relevant to particular Financial shareholders in light of their personal investment circumstances, or to certain types of shareholders that may be entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign holders) or to shareholders of Financial who acquired their Financial Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax facts of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local, foreign or other tax laws.

DISSENTERS' RIGHTS

     Any shareholder of Financial may, as an alternative to receiving the consideration specified in the Merger Agreement, dissent from the Merger and obtain of the fair value of such shareholder's Financial Common Stock pursuant to Article 113 of the COBCA. "Fair Value" with respect to a dissenter's shares means the value of the shares immediately before the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. Any Financial shareholder contemplating exercising the right to demand such payment should carefully review Article 113 of the COBCA, a copy of which is included as Appendix B to this Proxy Statement-Prospectus, and in particular the required procedural steps. A SHAREHOLDER WHO FAILS TO COMPLY WITH THESE PROCEDURAL REQUIREMENTS MAY LOSE THE RIGHT TO DISSENT.

     Set forth below, to be read in conjunction with the full text of Article 113 of the COBCA, is a summary of the procedures relating to the exercise of dissenter's rights. The following summary does not purport to be complete and is qualified in its entirety by reference to Appendix B. As used in the following discussion, "Financial" means Financial before the Effective Time of the Merger and "CFB" as Financial's successor after the Effective Time of the Merger.

     A record shareholder may assert dissenter's rights as to fewer than all of the shares registered in his name only if such shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf such shareholder asserts dissenter's rights. In that event, such shareholder's rights shall be determined as if the shares as to which such shareholder dissents and such shareholder's other shares were registered in the name of different shareholders. A beneficial shareholder may assert dissenter's rights as to shares held on such shareholder's behalf only if such shareholder submits to the corporation a written consent by the record holder to the dissent not later than the time the beneficial shareholder asserts dissenter's rights and such shareholder does so with respect to all shares of which the shareholder is the beneficial owner or over which such shareholder has power to direct the vote.

     Any Financial shareholder who wishes to dissent must deliver to Financial, prior to the vote on the Merger Agreement, a written notice of intent to demand payment for such shareholder's shares if the Merger is effected. In addition, the shareholder must refrain from voting in favor of the Merger Agreement. A shareholder who fails to deliver the notice on time or who votes in favor of the Merger Agreement will not have any dissenter's rights. If a shareholder returns a signed proxy but does not specify a vote against approval of the Merger Agreement or a direction to abstain, the proxy will be voted for approval of the Merger Agreement, which will have the effect of waiving that shareholder's dissenter's rights. If the Merger Agreement is approved by the required vote, Financial is required to deliver written dissenter's notice to all shareholders who timely gave notice of intent to demand payment and who did not vote in favor of the Merger Agreement. The notice must be sent no later than ten (10) days after the Merger Agreement is approved and must (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited, (ii) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after payment is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenter's rights to certify whether or not such shareholder acquired beneficial ownership of the shares before that date, (iv) set a date by which Financial must receive the payment demand and certificates for certificated shares, which date shall not be less than 30 days after the date the required dissenter's notice is given, (v) may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholder, each such beneficial shareholder must certify to Financial that the beneficial shareholder and the record shareholder or record shareholders of all of the shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenter's rights as to all such shares as to which there is no limitation on the ability to exercise dissenter's rights, and (vi) be accompanied by a copy of Article 113 of the COBCA.

     A shareholder who is sent the dissenter's notice described above must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice, and deposit such shareholder certificates in accordance with the terms of the notice. A shareholder who does not demand payment or deposit certificates where and when required is not entitled to payment for such shareholder's shares. A shareholder who demands payment and deposits his certificates as requested by the dissenter's notice retains all rights of a shareholder until such shares are canceled or modified by the consummation of the Merger. Financial may restrict the transfer of uncertificated shares from the date of demand for payment until the Merger is consummated; however, the holder of uncertificated shares retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the Merger. Except as provided in the following paragraph, as soon as the Merger is effected or upon receipt of the payment demand, Financial must pay each shareholder who has complied with the foregoing requirements the amount Financial estimates to be the Fair Value of the dissenter's shares, plus accrued interest. The payment must be accompanied by certain financial information concerning Financial, a statement of Financial's estimate of the Fair Value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's rights to demand payment if the dissenter is dissatisfied with the payment or offer (as further described in the next paragraph), and a copy of Article 113 of the COBCA. If the Merger does not occur within 60 days after the date set in the dissenter's notice for demanding payment and depositing certificates, Financial must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Notwithstanding the foregoing, Financial may elect to withhold payment from any dissenter with respect to shares which the dissenter or the person on whose behalf the dissenter acts was not the beneficial owner before March 11, 1996 the date of the first announcement to news media of the terms of the Merger. If Financial elects to withhold such payments, after the consummation of the Merger, Financial must estimate the Fair Value of the shares, plus accrued interest, and pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. Financial must send with its offer a statement of its estimate of Fair Value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with the offer.

     A dissenter may notify Financial in writing of the dissenter's own estimate of the Fair Value of the dissenter's shares and the amount of interest with respect thereto and may demand payment of the dissenter's estimate, less any previous payments or reject Financial's offer and demand payment of the Fair Value of the dissenter's shares and the interest due if (i) the dissenter believes the amount paid or offered is less than the Fair Value of the dissenter's shares or that the interest due is incorrectly calculated, (ii) Financial fails to make payment within 60 days after the date set for demanding payment, or (iii) Financial having failed to effect the Merger does not return the deposited certificates or release the transfer restrictions on uncertificated shares within 60 days after the date set for demanding payment.
A dissenter waives the right to demand payment unless the dissenter notifies the corporation of his demand in writing within 30 days after Financial made or offered payment for the dissenter's shares.

     Within 60 days after such subsequent demand is submitted by a shareholder, if such demand remains unsettled, Financial is required to file in an appropriate court in Colorado a petition to determine the Fair Value of the shares and accrued interest. If Financial does not commence the proceeding within the 60-day period, it is to pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the Fair Value of the dissenter's shares, plus interest, exceeds the amount paid by Financial or for the Fair Value, plus accrued interest, of the dissenter's after-acquired shares for which Financial elected to withhold payment. The costs and expenses of any such court proceedings will be assessed against Financial, except that the court may access any part of those costs as an expense against all or some of the dissenters who are party to the proceeding and whose action in demanding payment in addition to that offered by Financial, the court finds to be arbitrary vexatious or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against Financial and in favor of any or all of the dissenters if the court finds that Financial failed to comply substantially with the statutory requirements or against either Financial or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against Financial, it may award to the counsel reasonable fees to be paid out of the amount awarded to the dissenters who are benefitted.

     Financial shareholders considering exercising dissenter's rights should bear in mind that the Fair Value of their Financial Common Stock determined under Article 113 of the COBCA could be more than, the same as, or less than the value of consideration they will receive pursuant to the Merger Agreement if they do not exercise their dissenter's rights.

REPRESENTATIONS AND WARRANTIES

     Financial and CFB have made customary warranties and representations to each other regarding, among other things, their businesses, assets, liabilities, financial condition and results of operations. Generally, warranties, representations and covenants will have no continuing legal effect after the Merger is consummated, except for certain provisions, such as (i) CFB's representation that, with certain exceptions, it has no plan or intention to dispose of any assets of Financial will survive the Merger, and (ii) CFB's obligation to file certain reports with the Commission to permit affiliates of Financial to rely on certain exemptions in selling CFB Common Stock.

COVENANTS; CONDUCT OF FINANCIAL'S BUSINESS PENDING THE MERGER

     Financial has agreed, among other things, that prior to the Effective Time of the Merger, Financial and the Bank will carry on their respective businesses in the usual and ordinary course. Financial has further agreed that neither it nor any of the Bank will, among other things, (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of Financial and each of the Bank, (iii) change its or the Bank' lending, investment, liability management or other material banking policies in any respect that is material to such party; or (iv) incur or commit to any capital expenditures (or any obligations of liabilities in connection therewith) other than capital expenditures (and obligations or liabilities in connection therewith) incurred or committed to in the ordinary course of business consistent with past practices and certain specified items.

     In addition, Financial has also agreed to refrain from taking certain actions, except with the prior written consent of CFB, including the following:
(i) selling any shares of its capital stock; (ii) redeeming any shares of its capital stock; (iii) certain reclassifications of its capital stock;
(iv) borrowing for a material amount, except in the ordinary course of business;
(v) discharging any lien or encumbrance on the Financial Bank properties other than in the ordinary course of business; (vi) amending its or the Bank's articles of association or bylaws; or (vii) declaring or paying any dividends
(a) after the Determination Date or (b) which are not consistent with the prior payment history of the Bank or Financial.

     Financial has also agreed with CFB that it will: (i) hold a special shareholder meeting to approve the Merger Agreement not later than forty-five
(45) days following the effective date of the Registration Statement; (ii) recommend by the affirmative vote of a majority of the Financial Board a vote in favor of approval of the Merger Agreement and use its best efforts to solicit proxies from its shareholders in favor of the Merger Agreement; (iii) provide relevant information for, and cooperate in the preparation of, the Registration Statement; (iv) hold in confidence all information concerning CFB furnished to Financial; (v) take certain action with respect to its employee benefit plans and employee compensation; (vi) with certain exceptions, not acquire a substantial equity interest or a substantial portion of the assets of another entity; (vii) maintain its current insurance coverage through the Effective Date; (viii) not take any action which would disqualify the merger as a pooling of interests for accounting purposes; (ix) prepare and submit certain financial statements to CFB; and (x) not solicit any inquiries or proposals from any person or entity for the merger, consolidation or acquisition of all or substantially all the assets of, or a substantial equity interest in, Financial, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Financial is required to notify CFB promptly upon receiving any such oral or written offer, giving all relevant details of such offer. Financial has received no such oral or written offer as of the date hereof.

     Financial and CFB have also agreed that between the date of the Merger Agreement and the Effective Time of the Merger, with certain exceptions, (i) neither party will amend its Certificate or Articles of Incorporation or Bylaws;
(ii) neither party shall take any action that is intended to result in any of the representations or warranties in the Merger Agreement to be untrue or that would adversely affect the ability of the parties to obtain the requisite regulatory approvals; (iii) Financial will have delivered to CFB within 90 days of the Merger Agreement, title insurance commitments for all Financial property located in the State of Colorado. CFB and Financial have agreed to cooperate with each other in obtaining the requisite regulatory approvals and generally to afford to each other access to their books and records during each parties' normal business hours. In addition, Financial and CFB must use their reasonable best efforts to cause each director, executive officer or other person who may be deemed an "affiliate" (for purposes of Rule 145 under the Securities Act) of Financial or CFB to deliver to the other party at least 32 days prior to the Closing Date, a written agreement providing that the affiliate will not engage in certain transactions with respect to Financial Common Stock or CFB Common Stock held by the affiliate.

REGULATORY APPROVALS; CONDITIONS TO THE MERGER

     The Merger must be approved by applicable federal and state banking regulators and by the affirmative vote of a majority of the outstanding shares of Financial and CFB Common Stock. CFB submitted its application for approval of the Merger to the Federal Reserve Board, the applicable federal regulator, on April 11, 1996 and received approval on May 20, 1996. CFB filed its application with the Division of Banking of the State of Colorado on April 20, 1996 and received approval on May 16, 1996. The approvals of these agencies reflect only the regulators' view that the transaction does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations and banks. Such approvals are not to be interpreted as an opinion by such regulators that the Merger is favorable to the shareholders of CFB or Financial from a financial point of view or that the regulators have considered the adequacy of the Exchange Rate. Such regulatory approvals in no way constitute an endorsement or recommendation of the Merger by such regulators.

     CFB and Financial's obligations to consummate the Merger are further subject to various other conditions set forth in the Merger Agreement, including, but not limited to: (i) the shares of CFB Common Stock issuable to the Financial shareholders pursuant to the Merger shall have been approved for listing on the Nasdaq National Market System; (ii) all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "Consents") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated pursuant to the Merger Agreement (other than immaterial Consents) shall have been filed, occurred or been obtained; (iii) the Registration Statement of which this Proxy Statement-Prospectus is a part shall have become effective under the Securities Act, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; (iv) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated pursuant to the Merger Agreement shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger; (v) there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated pursuant to the Merger Agreement, by any federal or state governmental entity which, in connection with the grant of a permit, consent or authorization by a governmental entity necessary to consummate the Merger (a "Requisite Regulatory Approval"), imposes any condition or restriction upon CFB, Financial, or any of their subsidiaries which would so materially adversely impact the economic or business benefits of the transaction contemplated by the Merger Agreement as to render inadvisable, in the reasonable business judgment of the Board of Directors of either CFB or Financial, the consummation of the Merger.

     The obligation of CFB to consummate the Merger is also subject to certain additional conditions set forth in the Merger Agreement, including but not limited to: (i) the continued accuracy of the representations and warranties of Financial set forth in the Merger Agreement; (ii) the performance by Financial in all material respects of its obligations required to be performed under the Merger Agreement; (iii) the Net Worth of Financial as of the Determination Date shall not be less than $7,990,526; and (iv) CFB shall have received letters from both Ernst & Young LLP and Van Dorn and Bossi expressing an opinion that the Merger shall qualify as a "pooling of interests" in accordance with generally accepted accounting principles (see "Accounting Treatment" below).

     The obligation of Financial to consummate the Merger is also subject to certain additional conditions set forth in the Merger Agreement, including but not limited to: (i) the continued accuracy of the representations and warranties of CFB set forth in the Merger Agreement; (ii) the performance by CFB in all material respects of its obligations to be performed pursuant to the Merger Agreement; (iii) CFB shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated thereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which CFB or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Financial, individually or in the aggregate, have a material adverse effect on CFB or upon the consummation of the transactions contemplated pursuant to the Merger Agreement; (iv) Financial shall have received the opinion of tax counsel to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that CFB and Financial will each be a party to that reorganization within the meaning of Section

368(b) of the Code and that shareholders of Financial who exchange their shares of the Financial Common Stock for shares of CFB Common Stock will not recognize a gain or loss, for purposes of federal income tax, except to the extent of the cash received in lieu of fractional shares; (v) Financial shall have received an opinion of CFB's legal counsel, Lindquist & Vennum P.L.L.P., confirming the due incorporation and good standing of CFB and TAC and authority to consummate the transaction and that, when issued, the shares will be legally issued, fully paid and non-assessable; and (vi) Financial shall have received the opinion of its financial advisor dated as of the date of the mailing of this Proxy Statement-Prospectus confirming the fairness of the Merger, from a financial point of view, to the Financial shareholders.

AMENDMENT; WAIVER; TERMINATION

     The Merger Agreement may be amended by written instrument in such manner as may be agreed upon by the parties, whether before or after approval of the Merger by the shareholders of Financial, and any provision of the Merger Agreement may be waived by the party entitled to the benefit thereof; provided, however, that after the Special Meeting, no amendment may be made which by law requires further approval of Financial or CFB's shareholders. Notice of any material amendment or modification will be sent to Financial and CFB's shareholders.

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, notwithstanding approval of Financial's shareholders, only in the following circumstances: (i) the mutual consent of the Board of Directors of CFB and Financial; (ii) by either party if
(a) any Requisite Regulatory Approval shall have been denied or (b) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger; (iii) by either party if the Effective Time of the Merger has not occurred by September 30, 1996, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger Agreement;
(iv) by either party if the other party shall have materially breached any of the covenants and agreements contained in the Merger Agreement and such party does not cure such breach before the earliest of the Closing Date or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party; (v) by CFB or Financial if the Trading Value of the CFB Common Stock shall be less than $19.50; or (vi) by CFB in the event (a) CFB objects to certain exceptions in the attorney's title opinion or title insurance commitments delivered to CFB by Financial for all real property owned by Financial or any Financial Bank and such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of CFB or (b) CFB does not approve the Phase I Hazardous Waste Assessment of all real property owned by Financial and the Bank and Financial does not correct or satisfy CFB's objections to the Assessment. Upon termination, the Merger Agreement shall become null and void and, with certain exceptions, shall have no effect, provided that no party will be relieved from liabilities arising out of a willful breach of the Merger Agreement.

     Financial may elect not to terminate the Merger Agreement even if the Trading Value of CFB's Common Stock falls below $19.50 per share. In this event, the market value of the CFB Common Stock received by Financial's shareholders for each share of Financial Common Stock would be less than the Financial Share Value, as described under "Conversion of Financial Common Stock" above. In determining whether to elect to terminate the Merger Agreement in these circumstances, the Financial Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether CFB is prepared to increase the per share merger consideration, the market for bank stocks in general, the relative value of CFB's Common Stock in the market, and the advice of its financial advisors and legal counsel. By approving the Merger Agreement, the Financial shareholders would be permitting the Financial Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Trading Value of CFB's Common Stock was below $19.50 per share.

EFFECT ON FINANCIAL EMPLOYEE BENEFIT PLANS

     Each person who is an employee of any of the Banks as of the Effective Time of the Merger ("Bank Employees") shall be participants in the employee welfare plans, and shall be eligible for participation in the pension plans of CFB, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to any of the Bank, or to any predecessor-in-interest of any of the Bank to the extent such service is presently given credit under the current benefit plans of the Bank, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each welfare plan immediately after the Effective Time of the Merger and shall enter each pension plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the Merger occurs under the CFB vacation program, vacation taken by a Bank Employee in the year in which the Merger occurs will be deducted from the total CFB benefit. Each Bank Employee shall be eligible for participation, as a new employee, in the CFB Pension Plan under the terms thereof.

EXPENSES

     CFB and Financial will pay their own expenses in connection with the Merger and the transactions contemplated thereby, including professional fees. Financial has agreed to accrue on the Determination Date Balance Sheet all of the unpaid expenses relating to the Merger, including the cost of the preparation of the final tax return.

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for using the pooling of interests method of accounting. CFB and Financial shall have received letters, prior to consummation, from Ernst & Young LLP and Van Dorn and Bossi regarding those firms' concurrence with CFB management's and Financial management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement. Among other considerations, such letters will be subject to the condition that less than 10% of the Merger Consideration will consist of cash, includiang (i) cash paid to holders of outstanding shares of Financial Common Stock who dissent from the proposed Merger and receive cash for their shares of Common Stock, and (ii) cash paid in the Merger in lieu of fractional shares of Financial Commmon Stock. In order to satisfy certain conditions precedent for the qualification of the Merger as a pooling of interests for accounting purposes, the affiliates of Financial will enter into agreements with CFB providing that each such person will not sell or otherwise reduce his or her risk relative to any shares of the CFB Common Stock received pursuant to the Merger until financial results covering at least 30 days of post-Merger combined operations are published or until such later time as such person is notified by CFB so as to ensure that the Merger qualifies as a pooling of interests for accounting purposes. Pursuant to the Merger Agreement, Financial has agreed that neither it nor the Bank shall take any action, with certain exceptions, which would disqualify the Merger as a pooling of interests for accounting purposes.

     Under pooling of interests accounting, as of the Effective Time of the Merger, the assets and liabilities of Financial will be added to those of CFB at their recorded book values and the shareholders' equity account of Financial will be included on CFB's consolidated balance sheet. The Merger will have an immaterial impact on the consolidated financial statements of CFB. Accordingly, retained earnings will be restated as of January 1, 1996. Results of operations for preceding periods will not be restated.

     The unaudited pro forma combined financial data contained in this Proxy Statement-Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "Summary - Historical and Pro Forma Comparative Unaudited Per Share Data," "Summary - Unaudited Pro Forma Combined Selected Financial Information" and "Unaudited Pro Forma Combined Financial Information."

INTERESTS OF CERTAIN PERSONS; CERTAIN TRANSACTIONS

     The Board of Directors of Financial is aware of the agreements and interests of certain persons in the Merger described below and considered them, among other matters, in recommending approval of the Merger and the transactions contemplated thereby.

     As of March 31, 1996, the officers and directors of Financial beneficially owned 2,587 shares (or approximately 43.1%) of Financial Common Stock. Pursuant to the Merger Agreement, the Board of Directors of Financial has agreed to use its best efforts to obtain the requisite shareholder approval. See "Principal Shareholders and Security Ownership of Management."

     From and after the Effective Time of the Merger, CFB has agreed to indemnify the directors and officers of Financial and the Bank (the "Indemnified Parties") for all actions they take in the performance of their duties as required by the Merger Agreement to the same extent that CFB indemnifies its officers and directors for all actions they take in the performance of their duties as required by the Merger Agreement. This indemnification obligation covers claims made at or after the Effective Time of the Merger for actions taken prior to the Effective Time of the Merger.

     Eugene Aiello, a director and the Chairman of Financial, has agreed to enter into a non-competition agreement with CFB, providing three years annual compensation of $50,000 in exchange for his agreement to (i) refrain from ownership in excess of 5% or management of a banking business within 25 miles of the current main office of the Bank, and (ii) refrain from soliciting any customer of the Bank to direct or recommend the doing of business with any other bank or financial institution.

RESALE OF CFB COMMON STOCK

     The shares of CFB Common Stock issuable to shareholders of Financial upon consummation of the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may be traded without restriction on transferability by those shareholders not deemed to be "affiliates" of Financial or CFB as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with Financial or CFB at the time of the determination. Accordingly, "affiliates" generally will include directors and executive officers of Financial. CFB Common Stock received by those shareholders of Financial who are deemed to be "affiliates" of Financial or CFB may be resold without registration as provided for by Rules 144 and 145, or as otherwise permitted under the Securities Act; provided, that no such resale will be permitted until the public release by CFB of its financial results for a period that includes thirty days of combined operations following the Merger. Assuming CFB continues to be subject to, and complies with, the Exchange Act reporting requirements, Rule 145(d) allows limited resales by such affiliates without registration if the holder: (i) has held the shares of CFB Common Stock for two years and is not an affiliate of CFB at the time of sale; or (ii) has held the shares of CFB Common Stock for three years and has not been an affiliate of CFB for at least three months; or (iii) sells the shares in a Rule 144 brokers' transaction in the manner and subject to the quantity limitations of such rule. In the Merger Agreement, CFB has agreed to file all reports and data with the Commission necessary to permit the affiliates of Financial to sell the CFB Common Stock received by them in the Merger pursuant to Rules 144 and 145 under the Securities Act. This Proxy Statement-Prospectus does not cover any resales of CFB Common Stock received by affiliates of Financial, their family members or related interests. CFB Common Stock is traded in the Nasdaq National Market System under the symbol "CFBX." EACH SHAREHOLDER WHO MAY BE DEEMED TO BE AN AFFILIATE IS URGED TO CONSULT INDEPENDENT COUNSEL CONCERNING APPLICABLE RESTRICTIONS ON RESALE.

                              BUSINESS OF FINANCIAL

GENERAL

     Financial is a one-bank holding company that owns all of the outstanding capital stock of the Bank. Financial was organized as a Colorado corporation in 1983 and received approval from the Federal Reserve Board in 1983 to become a bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended. At March 31, 1996, Financial had consolidated total assets of $69,183,000, and total shareholders' equity of $9,226,000.

     Financial derives substantially all of its revenues from cash dividends paid to it by the Bank. Dividend payments by the Bank are determined on an individual basis considering the Bank's earnings, deposit growth, expenses and capital requirements.

     Financial operates no significant independent business other than its banking business conducted by the Bank.

TRINIDAD NATIONAL BANK

     The Trinidad National Bank (the "Bank"), with $68,886,000 in total assets at March 31, 1996 was chartered in 1886 and is the second oldest bank in Las Animas County, Colorado. Trinidad is a community of approximately 10,000 and is predominantly an agricultural area. The primary agricultural products produced on area farms and ranches are cattle and hay. Trinidad is the largest city in Las Animas County, Colorado.

     Because of this market, the Bank is an agricultural and small commercial services lender. As of March 31, 1996, the Bank had $1,184,000 in agricultural loans and $9,354,000 in commercial loans outstanding. Many of the commercial loans were to agriculturally-related service businesses. Also, the Bank is an active consumer lender and mortgage lender for single-family homes. The Bank's loan-to-deposit ratio averaged 40% and the investment-to-asset ratio averaged 56% for 1995.

     COMPETITION. Competitors of the Bank include Century Savings and Loan Association with assets of $62 million and First National Bank in Trinidad with assets of $101 million as of December 31, 1995. Both financial institutions are full service institutions which directly compete with the Bank for deposits and loans. Two small credit unions are located in Trinidad and do not compete with the Bank for loans.

     EMPLOYEES. The Bank has 23 employees consisting of 9 officers and 14 non-officers. Most of the employees have been associated with the bank for a minimum of five years, and 11 employees have been associated with the bank for 10 years or longer.

     PROPERTIES. The physical assets of the Bank consist of a modern banking facility located at 125 N. Commercial Street, Trinidad, Colorado, constructed in 1886 which has been remodeled over the years to modernize its layout. The main facility consists of 48,000 square feet and has a second floor which has four offices; two of the offices are leased to other parties on month-to-month tenancies. The Bank occupies the other two offices. In addition, the Bank has a detached facility located adjacent to the Bank, which was constructed in 1977. There is no debt on the physical properties.

MARKET PRICE OF AND DIVIDENDS ON FINANCIAL COMMON STOCK

     There is no established trading market for the Financial Common Stock. Financial is aware of only limited transactions involving the sale of Financial Common Stock. The prices for Financial Common Stock in such transactions are not considered indicative of prices that could be attained on an active market involving a substantial number of shares. There were 20 shareholders of record of Financial Common Stock as of March 31, 1996. Financial declared its most recent cash dividend of $150,000 ($25 per share) in January 1995.

LEGAL PROCEEDINGS

     Neither Financial nor the Bank are presently involved in any material pending litigation.

INVESTMENT ACTIVITIES

     Financial relies heavily on investment securities for more than half of its earning assets. These investments are concentrated in United States treasuries, federal agencies, mortgage-backed securities and, to a lesser degree, corporate and municipal bonds. Financial and the Bank maintain a strong liquidity position through federal funds sold in short-term U.S. treasury and agency securities.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of Financial:


   Name            Age   Positions Held                                  Term of Service
   ----            ---   --------------                                  ---------------
Eugene Aiello       74   President/Director                                   13
Sam F. Falsetto     59   Vice President/Secretary/Treasurer & Director         6
J. Thomas Burrell   47   Director                                              6
Richard Louden      72   Director                                             13
William B. Potter   58   Director                                              2
J. Keith Albi       60   Director                                              2

TRANSACTIONS WITH OFFICERS, DIRECTORS AND OTHER AFFILIATES

     The Bank has entered into transactions with officers and directors and their affiliates on terms which management believes are comparable to those which the Bank would have offered to other non-related third parties.

     In addition, Mr. Eugene Aiello will enter into a non-competition agreement with CFB as of the Effective Time of the Merger. See "The Merger - Interests of Certain Parties; Certain Transactions."

SUPERVISION AND REGULATION

     To the extent the information below consists of summaries of certain statutory provisions, it is qualified in its entirety by reference to the statutory provisions so described.

     HOLDING COMPANY. Financial is subject to provisions of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires a bank holding company to register with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and be subject to its supervision. As a bank holding company, Financial's activities are subject to certain limitations under the BHCA, and transactions between Financial and the Bank are subject to certain restrictions under the BHCA, the Federal Reserve Act, and certain other banking statutes.

     As a bank holding company, the acquisition of control of Financial by an individual or company is subject to the prior approval of the Federal Reserve Board. The term "company" is broadly defined to include any corporation, partnership, association or trust or similar organization, while the definition of "control" for these purposes may be met by (i) the ownership or control or power to vote 25% or more of the outstanding shares of any class of voting stock of Financial, directly or indirectly, (ii) control over the election of a majority of the directors of Financial, or (iii) the power to exercise directly or indirectly a controlling influence over the management or policies of Financial. In addition, under certain circumstances, the ownership, control or power to vote in excess of 10%, but less than 25% of the shares of any class of voting securities, of Financial, directly or indirectly, may require prior notice to the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended.

     The BHCA requires prior approval by the Federal Reserve Board of the acquisition by a bank holding company of more than 5% of the voting stock or substantially all of the assets of any bank, but does not require prior approval before acquisition of any additional shares in banks, the majority of the shares of which are already controlled by such bank holding company. A bank holding company is prohibited, with certain limited exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in activities other than those of banking or of managing or controlling banks and other authorized subsidiaries and providing services to its subsidiaries. One of the exceptions to this prohibition permits ownership of the shares of a company, the activities of which the Federal Reserve Board determines to be so closely related to the business of banking or of managing or controlling banks as to be a proper incident thereto.

     Financial is required to file periodic reports with the Federal Reserve Board and such other information as may be required to keep the Federal Reserve Board informed regarding Financial's compliance with the provisions of BHCA and the rules, regulations and orders issued thereunder, and the Federal Reserve Board examines Financial and certain operations of the Bank periodically.

     BANK. The Bank, as a national bank, is subject to the supervision and regulation of, and is regularly examined by the Comptroller of the Currency. The bank is also a member of the Federal Reserve. Among the requirements and restrictions imposed upon national banks are the requirements to maintain reserves against deposits, restrictions of nature and amounts of loans that may be made, restrictions relating to investments, opening of bank offices, and other activities. Without prior approval, federal law limits the payment of dividends by national banks if (i) such dividends would impair the bank's capital, (ii) the bank's surplus is not equal to its common capital, or (iii) dividends declared in any year exceed the total of net profits for that year combined with retained net profits for the preceding two years, less any required transfers to surplus or to a fund for the retirement of preferred stock.

     The Bank is required to comply with capital adequacy standards. There are two basic measures of capital adequacy: A risk-based measure and a tier-one leverage measure.

     The risk-based capital measure was adopted to assist in the assessment of capital adequacy of financial institutions by (i) making regulatory capital requirements more sensitive to differences in risk portfolios among organizations, (ii) introducing off-balance sheet items into the assessment of capital adequacy, (iii) reducing dis-incentives to holding liquid, low-risk assets, and (iv) achieving greater consistency in evaluation of capital adequacy of major banking organizations throughout the world. The risk-based measures include both a definition of capital and a framework for calculating weighted-risk assets by assigning assets and off-balance sheet items to broad-risk categories. An institution's risk-based capital ratio is calculated by dividing its qualifying capital by its weighted-risk assets.

     An important component of qualifying capital is the core capital or tier-one capital. Tier-one capital for a national bank generally consists of (i) common shareholders equity, (ii) non-cumulative perpetual preferred stock and related surplus, and (iii) minority interest in the equity accounts of consolidated subsidiaries, less good will. The tier-one component of an institution's qualifying capital must represent at least 50% of the qualifying total capital. Supplementary capital (tier-two capital) consists of such additional capital elements as (i) allowance for loan losses (subject to limitations); (ii) cumulative perpetual preferred stock, convertible preferred stock, and (iv) any related surplus (subject to certain conditions); (iii) high-bred capital instruments and mandatory convertible debt securities; and (iv) term subordinated debt and intermediate term preferred stock (subject to limitations). The maximum amount of tier-two capital that may be included in qualifying total capital is limited to 100% of tier-one capital (net of good will). Under current capital adequacy standards, financial institutions must meet a minimum ratio of qualifying capital to weight-risked assets of 8%.

     Risk-based capital ratios are reviewed by a bank's primary federal regulatory agency in the inspection and supervisory process as well as the analysis of applications. Although the risk-based capital ratio focuses on broad categories of credit risk and, to a lesser extent, interest rate and market risk, the risk-based ratio does not incorporate other factors that can affect an organizations financial condition. These factors include overall interest rate exposure, liquidity, funding, and market risks; the quality and level of earnings; investment or loan portfolio concentration; the quality of loans and investments; the effectiveness of loan and investment policy; and management's ability to monitor and control financial and other operational risks.

     The primary federal regulatory agencies have also adopted a minimum leverage ratio, defined as a ratio of tier-one capital to total assets, which is intended to be used as a supplement to the risk-based capital measure. An institution must meet both capital adequacy standards to be in compliance. Banking organizations considered to be among the most highly rated, based upon examination results, must maintain a minimum leverage ratio of 3%.
Organizations that do not meet these characteristics are expected to maintain capital ratios of at least 100 to 200 basis points above the minimum levels.

     The Bank is in compliance with all capital standards currently applicable to it.

     The deposits of the Bank are insured under the provisions of the Federal Deposit Insurance Act. The Bank is also subject to the supervision and examination by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is subject to assessments by the FDIC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FINANCIAL

BASIS OF PRESENTATION

     The following is Financial's management discussion and analysis of the results of operations and the historical financial condition of Financial and its consolidated subsidiary. This should be read in conjunction with Financial's audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

     The financial information discussed below reflects the operation of Bank along with the parent company operations. Financial began operations in 1983 as the holding company of the Bank.

RESULTS OF OPERATIONS

     EARNINGS PERFORMANCE. Financial earned $1.204 million in 1995, $.854 million in 1994, and $.799 million in 1993. The increase in earnings from 1993 to 1994 is primarily attributed to increased loans. Earnings from 1994 to 1995 increased $350,000 and is primarily attributed to increased loans. The increase in net interest income during these years reflects the decreasing interest rate environment at that time and an aggressive search for quality loan growth. Net interest income increased 11% from 1994 to 1995, primarily due to increased lending activities.

     The following is a condensed summary of the consolidated statement of operations (dollars in thousands), along with selected profitability ratios:

                             FINANCIAL BANCORP, INC.
                             ANALYSIS OF NET INCOME

                                   Three Months
                                  Ended March 31,      Year Ended December 31,
                                  ---------------      -----------------------
                                  1996      1995     1995      1994      1993
                                  ----      ----     ----      ----      ----
Net interest income. . . . .      $634      $683    $2,535    $2,284    $2,406
Provision for loan losses. .         0         0         0      (45)         0
Other operating income . . .        79        63       369       274       370
Net gains on sales
 of investments. . . . . . .         0         0        10        31         0
Other operating expense. . .       323       354     1,473     1,447     1,561
Net income . . . . . . . . .       254       252     1,204       854       799

Return on average assets . .      1.48%     1.57%     1.78%     1.35%     1.39%
Return on average equity . .     11.20%    13.08%    14.38%    11.34%    11.41%
Dividend payout ratio. . . .      0.00%    59.52%    12.46%    23.89%    15.02%
Equity to assets . . . . . .     13.34%    12.16%    13.08%    11.71%    12.06%

     NET INTEREST INCOME. Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest-bearing liabilities. The following table presents Financial's average balance sheets, interest earned or paid, and the related yields and rates on major categories of Financial's earning assets and interest-bearing liabilities for the periods indicated:

                             FINANCIAL BANCORP, INC.
                     ANALYSIS OF AVERAGE RATES AND BALANCES
                            YEARS ENDED DECEMBER 31,



                                                  1995                           1994                           1993
                                       ------------------------------ -----------------------------  ------------------------------
                                                  Interest  Interest            Interest  Interest            Interest   Interest
                                        Average    Income/ Yields and Average   Income/  Yields and  Average   Income/   Yields and
                                        Balance    Expense  Rates (1) Balance   Expense   Rates (1)  Balance  Expense    Rates (1)
                                        -------    -------  --------- -------   -------   ---------  -------  -------    ---------
                                                                  (Dollars in thousands)
ASSETS

Loans (1)(2) . . . . . . . . . . . . .  $23,045    $2,528     10.97%  $18,924    $1,764      9.32%  $16,227    $1,672     10.30%
Investment securities (2). . . . . . .   37,523     2,272      6.05%   39,198     2,247      5.73%   36,118     2,243      6.21%
Other earning assets . . . . . . . . .    3,449       112      3.25%    2,050       110      5.37%    1,349        63      4.67%
  Total interest earning assets. . . .   64,017     4,912      7.67%   60,172     4,121      6.85%   53,694     3,978      7.41%
  Noninterest earning assets . . . . .    3,505       N/A       N/A     3,220       N/A       N/A     3,949       N/A       N/A
    Total assets . . . . . . . . . . .   67,522       N/A       N/A    63,392       N/A       N/A    57,643       N/A       N/A

LIABILITIES

Savings/int. bearing checking. . . . .   23,156       786      3.39%   24,268       733      3.02%   21,826       682      3.12%
Time deposits. . . . . . . . . . . . .   28,021     1,526      5.45%   24,375     1,036      4.25%   22,547       849      3.77%
Short-term borrowings. . . . . . . . .        0         0        --         0         0        --         0         0        --
Long-term borrowings . . . . . . . . .        0         0        --         0         0        --         0         0        --
  Total interest bearing liabilities .   51,177     2,312      4.52%   48,641     1,769      3.64%   44,373     1,531      3.45%

Noninterest bearing liabilities. . . .    7,975       N/A       N/A     7,221       N/A       N/A     6,269       N/A       N/A
Common shareholders' equity. . . . . .    8,370       N/A       N/A     7,530       N/A       N/A     7,001       N/A       N/A
    Total liabilities & equity . . . .   67,522       N/A       N/A    63,392       N/A       N/A    57,643       N/A       N/A

Net interest income. . . . . . . . . .      N/A     2,600       N/A       N/A     2,352       N/A       N/A     2,447       N/A

Net interest spread. . . . . . . . . .      N/A       N/A      3.16%      N/A       N/A      3.21%      N/A       N/A      3.96%

Net interest margin. . . . . . . . . .      N/A       N/A      4.06%      N/A       N/A      3.91%      N/A       N/A      4.56%


________________________
(1)  Includes nonaccrual loans, includes loan fees.
(2) Interest yields on loans and investments are computed on a tax equivalent basis to reflect the tax-exempt nature of certain assets. The incremental tax rate applied was 35% in 1995, 1994 and 1993.

                             FINANCIAL BANCORP, INC.
                     ANALYSIS OF AVERAGE RATES AND BALANCES
                          THREE MONTHS ENDED MARCH 31,


                                                                 1996                               1995
                                                    ----------------------------------  ------------------------------------
                                                                Interest    Interest               Interest        Interest
                                                    Average     Income/     Yields and  Average     Income/       Yields and
                                                    Balance     Expense     Rates (1)   Balance     Expense        Rates (1)
                                                    -------     -------     ----------  -------     --------       ---------
                                                                              (Dollars in thousands)
ASSETS

Loans (1)(2) . . . . . . . . . . . . . . . .        $23,733      $  637       10.80%    $19,384      $  645         13.49%
Investment securities (2). . . . . . . . . .         38,082         557        5.88%     39,817         579          5.90%
Other earning assets . . . . . . . . . . . .          1,623          59       14.62%      1,012          23          9.22%
  Total interest earning assets. . . . . . .         63,438       1,253        7.94%     60,213       1,247          8.40%
  Noninterest earning assets . . . . . . . .          3,675         N/A         N/A       3,811         N/A           N/A
    Total assets . . . . . . . . . . . . . .         67,113         N/A         N/A      63,514         N/A           N/A

LIABILITIES

Savings/int. bearing checking. . . . . . . .         23,161         176        3.06%     24,135         194          3.26%
Time deposits. . . . . . . . . . . . . . . .         29,014         427        5.92%     25,117         355          5.73%
Short-term borrowings. . . . . . . . . . . .              0           0          --           0           0            --
Long-term borrowings . . . . . . . . . . . .              0           0          --           0           0            --
  Total interest bearing liabilities . . . .         52,175         603        4.64%     49,252         549          4.52%

Noninterest bearing liabilities. . . . . . .          6,370         N/A         N/A       6,857         N/A           N/A
Common shareholders' equity. . . . . . . . .          8,568         N/A         N/A       7,405         N/A           N/A
    Total liabilities & equity . . . . . . .         67,113         N/A         N/A      63,514         N/A           N/A

Net interest income. . . . . . . . . . . . .            N/A         650         N/A         N/A         698           N/A

Net interest spread. . . . . . . . . . . . .            N/A         N/A        3.30%        N/A         N/A          3.88%

Net interest margin. . . . . . . . . . . . .            N/A         N/A        4.12%        N/A         N/A          4.70%

________________________
(1)  Includes nonaccrual loans, includes loan fees.
(2) Interest yields on loans and investments are computed on a tax equivalent basis to reflect the tax-exempt nature of certain assets. The incremental tax rate applied was 35% for the 1996 and 1995 periods.

     The following table reflects changes in interest income and expense attributable to changes in volume and interest rates of significant interest-bearing assets and liabilities (in thousands):

                             FINANCIAL BANCORP, INC.
                      ANALYSIS OF VOLUME AND INTEREST RATES
                            YEARS ENDED DECEMBER 31,

                                         Three Months Ended
                                           March 31, 1996
                                        Compared to 1995 Period       1995 compared to 1994          1994 compared to 1993
                                        -----------------------       ---------------------          ---------------------
                                         Attributable to change       Attributable to change         Attributable to change
                                         ----------------------       ----------------------         ----------------------
                                         Total      in        in      Total       in         in      Total      in        in
                                         Change   Volume     Rate     Change    Volume      Rate     Change   Volume     Rate
                                         ------   ------     ----     ------    ------      ----     ------   ------     ----
Interest Income:

Loans. . . . . . . . . . . . . . . .      $ (8)    $(145)    $(153)     $764      $384      $380      $ 92      $278     $(186)
Investment securities. . . . . . . .       (22)      (25)        3        25       (96)      121         4       191      (187)
Other interest earning assets. . . .        36        14        22         2        75       (73)       47        33        14
  Total interest income. . . . . . .         6       134      (128)      791       363       428       143       502      (359)


Interest Expense:

Savings/interest bearing deposits. .       (18)       (8)      (10)       53       (34)       87        51        76       (25)
Time deposits. . . . . . . . . . . .        72        55        72       490       155       335       187        69       118
Short term borrowings. . . . . . . .         0         0         0         0         0         0         0         0         0
Long term borrowings . . . . . . . .         0         0         0         0         0         0         0         0         0
  Total interest expense . . . . . .        54        47         7       543       121       422       238       145        93

Increase (decrease) in net
  interest income. . . . . . . . . .       (48)       87      (135)      248       242         6       (95)      357      (452)


     The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the current year's volume.

     Net interest income in 1995 increased $248 from 1994 mainly as a result of increased loans. Loan volume increased 22% in 1995.

     PROVISION FOR LOAN LOSSES. Financial made a provision to its "loan loss reserve" in 1995 and 1994 of $0 and $(45), respectively, and provided $0 in 1993. The provisions were determined based on management's assessment of an adequate reserve for possible loan losses.

     Management continually assesses the adequacy of the loan loss reserve by evaluating the collectability of loans. This process includes assigning risk rating to loans and reserving percentages of these balances according to reserve allocation formulas. This evaluating process takes into consideration such factors as changes in the nature and volume of Financial's loan portfolio, prior loan loss experience, overall loan portfolio quality, review of specific problem loans and current and anticipated economic conditions that may affect a borrower's ability to pay. For the year 1995, as with previous years, management utilized this process in evaluating the adequacy of the allowance for loan loss.

     NON-INTEREST INCOME. The following table presents a summary of non-interest income (in thousands):

                             FINANCIAL BANCORP, INC.
                         ANALYSIS OF NON-INTEREST INCOME

                                Three Months
                                Ended March 31,     Year Ended December 31,
                                ---------------     -----------------------
                                1996      1995     1995      1994      1993
                                ----      ----     ----      ----      ----
Service charges. . . . .        $63       $48      $280      $239      $232
Net gains on sales
 of investments. . . . .          0         0        10        31         0
Insurance commissions. .          0         0         0         0         0
Other. . . . . . . . . .         16        15        89        35       138
 Total . . . . . . . . .         79        63       379       305       370

     Non-interest income continues to be a significant source of revenues for Financial and increased $74 or 24% in 1995 over 1994 and $(65) or 18% in 1994 over 1993. The increase in 1995 is attributed to service charges. In 1994, the decrease in non-interest income is mainly due to gain on sale of SBA loans.

NON-INTEREST EXPENSE. The following table presents a summary of non-interest expense (in thousands):

                             FINANCIAL BANCORP, INC.
                        ANALYSIS OF NON-INTEREST EXPENSE

                                Three Months
                                Ended March 31,     Year Ended December 31,
                                ---------------     -----------------------
                                1996      1995     1995      1994      1993
                                ----      ----     ----      ----      ----
Salaries and benefits. .       $180      $199      $685      $662      $663
Premises and equipment .         26        39        83        78        68
Other expenses . . . . .        117       116       704       707       830
 Total . . . . . . . . .        323       354     1,472     1,447     1,561

     Total non-interest expense increased to $1.472 million in 1995 from $1.447 million in 1994 and $1.561 million in 1993. The increase in 1995 is largely attributable to salaries, wages and profit sharing plan contributions.

     INCOME TAXES. Financial's income tax provision for 1995 was $237 compared with $334 in 1994, and $416 in 1993. The effective tax rates were 16% in 1995, 28% in 1994, and 34% in 1993. The effective tax rate differs from the federal statutory rate primarily as a result of tax-exempt interest income and state tax benefits in 1995 attributable to operating loss carry-forwards.

FINANCIAL CONDITION

     OVERVIEW. Financial's total consolidated assets were $69 million, $66 million and $61 million for the years ending 1995, 1994 and 1993, respectively. Financial's assets increased 4% from 1994 to 1995 and increased 8% from 1993 to 1994. The increase in 1995 and 1994 is primarily attributed to increased deposits.

     LOANS. The following table presents the balance of each major category of loans at the dates indicated:

                             FINANCIAL BANCORP, INC.
                                ANALYSIS OF LOANS


                                       Three Months Ended March 31,                    Years Ended December 31,
                                   ----------------------------------    ----------------------------------------------------------
                                          1996             1995               1995                1994                  1993
                                   -----------------  ----------------   -----------------   -------------------  -----------------

                                               % of              % of                % of                   % of              % of
                                   Amounts     Loans  Amount     Loans   Amount      Loans   Amount         Loans  Amount     Loans
                                   -------     -----  ------     -----   ------      -----   ------         -----  ------     -----
                                                                        (Dollars in thousands)
Loan Category:
Commercial . . . . . . . . . .     $9,354       37%   $9,427       43%   $9,444        38%   $8,913           42%  $5,293      32%
Real estate:
  Construction . . . . . . . .        610        2%      281        1%      524         2%      210            1%     299       2%
  Farmland . . . . . . . . . .        763        3%      707        3%      726         3%      745            4%     484       3%
  Residential. . . . . . . . .      5,064       20%    4,387       20%    4,785        19%    3,672           17%   3,784      22%
  Other. . . . . . . . . . . .      4,679       18%    3,170       14%    4,482        18%    3,186           15%   2,784      17%
Agricultural . . . . . . . . .      1,184        5%    1,001        5%      962         4%    1,105            5%   1,036       6%
Consumer/other . . . . . . . .      3,874       15%    2,965       14%    4,024        16%    3,313           16%   3,024      18%
  Total loans. . . . . . . . .     25,528      100%   21,938      100%   24,947       100%   21,144          100%  16,704     100%

Less allowance for loan
  losses . . . . . . . . . . .       (508)              (502)              (525)               (498)                 (495)
  Total net loans  . . . . . .     25,020             21,436             24,422              20,646                16,209

     A principal component of Financial's earning assets is its loan portfolio. On December 31, 1995, total loans totaled $25 million. This represented a 19% increase over December 31, 1994 total loans of $21 million. December 31, 1994 total loans increased 24% over December 31, 1993 loans of $17 million. The increase in 1995 is mainly attributable to increased loan demand coupled with an increase in quality loan applications resulting in new loans.

     COMMERCIAL LOANS. Loans in this category principally include loans to service, retail, wholesale and manufacturing businesses, including agricultural service businesses.

     REAL ESTATE LOANS. The majority of Financial's real estate loan portfolio consists of local residential first mortgages. The large majority of these mortgages are fixed-rate mortgages with short-term balloon payments or adjustable rate term mortgages. The practice has been for the real estate mortgages to be retained by the banks rather than selling them on the secondary market.

     AGRICULTURAL LOANS. Loans classified as agricultural loans primarily include operating and equipment loans to local farmers. Loans secured by farmland are listed in the real estate classification. Loans to agri-business companies are in the commercial classification.

     CONSUMER/OTHER LOANS. Loans classified as consumer and other include automobile, home improvement, dealer paper, tax exempt, financing of business' receivables and lease financing. Lease financing is offered on a very limited basis.

     NON-PERFORMING ASSETS. Financial follows regulatory guidelines with respect to placing loans on non-accrual status. When a loan is placed on non-accrual status, all previously accrued and uncollected interest is reversed. Certain non-performing assets of Financial are summarized (in thousands) in the following table:

                             FINANCIAL BANCORP, INC.
                   NONACCRUAL, RESTRUCTURED AND PAST DUE LOANS

                                        Three Months
                                       Ended March 31,   Year Ended December 31,
                                       ---------------   -----------------------
                                        1996     1995     1995    1994     1993
                                        ----     ----     ----    ----     ----
Nonaccrual loans . . . . . . . . . .    $194     $121     $316    $312     $504
Restructured loans . . . . . . . . .       0        0        0       0        0
Loans past due 90 days or more . . .      82       85       71      80       53

Interest which would have been
 earned on nonaccrual loans if
 they were on accrual basis. . . . .       5        3       12      53       76

     ALLOWANCE FOR LOAN LOSSES. Financial's loan loss reserve is available to absorb future loan losses. The current level of the loan loss reserve is a result of management's assessment of the risk within the loan portfolio based on the information revealed in the credit reporting processes. Financial utilizes a risk-rating system on loans and a monthly credit review and reporting process which results in the calculation of the guideline reserves based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in management's judgment, deserve recognition.

     The following table sets forth changes in Financial's loan loss reserve as of the dates indicated (dollars in thousands):

                             FINANCIAL BANCORP, INC.
                      ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                   Three Months
                                   Ended March 31,    Year Ended December 31,
                                   ---------------    -----------------------
                                    1996     1995     1995     1994     1993
                                    ----     ----     ----     ----     ----

Balance beginning of year. . . .    $525     $498     $498     $495     $482
Provision for loan losses. . . .       0        0        0      (45)       0
Charge-offs:
  Commercial . . . . . . . . . .     (24)      (1)      (4)     (28)     (20)
  Consumer . . . . . . . . . . .      (7)      (2)      (6)     (13)     (12)
  Real estate. . . . . . . . . .       0       (3)      (3)       0      (26)
  Other. . . . . . . . . . . . .      (1)       0       (3)     (15)     (11)
  Total loan losses. . . . . . .     (32)      (6)     (16)     (56)     (69)

Recoveries:
  Commercial . . . . . . . . . .       2        2       24       24       15
  Consumer . . . . . . . . . . .      12        6       13       45       39
  Real estate. . . . . . . . . .       0        0        2       32       24
  Other. . . . . . . . . . . . .       1        2        4        3        4
    Total loan recoveries. . . .      15       10       43      104       82
    Net charge-offs. . . . . . .     (17)       4       27       48       13
Increase in allowance for loan
  losses . . . . . . . . . . . .     (17)       4       27        3       13
Balance end of year. . . . . . .     508      502      525      498      495
Allowance for loan losses to:
  Total loans at year-end. . . .    1.99%    2.29%    2.10%    2.36%    2.96%

Net charge-offs to
  Average loans. . . . . . . . .    0.07%   (0.02%)  (0.12%)  (0.25%)  (0.08%)

     The loan loss reserve at March 31, 1996 was $.508 million compared to $.525 million at December 31, 1995, and $.498 at December 31, 1994. Activity with the allowance for loan losses primarily reflected charge offs of loans determined by management to be uncollectible. However, management aggressively pursues recoveries. For 1995, 1994 and 1993, recoveries exceeded charge-offs in each year. The loan loss reserve as a percentage of total loans stood at 1.99% at March 31, 1996, a figure which management believes is fully satisfactory.

     The following table allocates the loan loss reserve based on management's judgment of potential losses in the respective areas. While management has allocated reserves to various portfolio segments for purposes of this table, the reserve is general in nature and is available for the portfolio in its entirety:

                             FINANCIAL BANCORP, INC.
                     ALLOCATION OF ALLOWANCE OF LOAN LOSSES
                             (Dollars in thousands)

                                                              Real
                                 Commercial   Agricultural   Estate   Consumer   Unallocated   Total
                                 ----------   ------------   ------   --------   -----------   -----
THREE MONTHS ENDED MARCH 31,

1996
Allowance for loan losses. . . . .   422           0           46         38           2        508
% to loans in category . . . . . .  2.86%          0         0.74%      1.14%          0       2.10%

1995
Allowance for loan losses. . . . .   228           0           54         48         172        502
% to loans in category . . . . . .  1.50%          0         1.00%      2.23%          0       2.29%

YEARS ENDED DECEMBER 31,

1995
Allowance for loan losses. . . . .   148           0           44         43         290        525
% to loans in category . . . . . .  1.57%          0          .42%      1.07%          0       2.10%

1994
Allowance for loan losses. . . . .   232           0           53         49         164        498
% to loans in category . . . . . .  2.60%          0         0.68%      0.63%          0       2.36%

1993
Allowance for loan losses. . . . .   252           0           58         48         137        495
% to loans in category . . . . . .  4.76%          0         0.74%       1.5%          0       2.96%

     INVESTMENT PORTFOLIO. The investment activities of Financial are designed to provide an investment alternative for funds not presently required to meet loan demand; assist the bank in meeting potential liquidity requirements; assist in maximizing income consistent with quality and liquidity requirements; supply collateral to secure public funds and retail repurchase agreements; provide a means for balancing market and credit risks; and provide consistent income and market value throughout changing economic times.

     Financial's portfolio consists primarily of obligations of U.S. government, U.S. government agency and corporate obligations, and state and local governments, as well as agency collateralized obligation securities.
Financial's investment portfolio does not contain concentration of investments in any one issuer in excess of 10% of Financial's total investment portfolio. Exempt from this calculation are securities of the U.S. government and U.S. government agencies.

     The following table sets forth the composition of Financial's investment portfolio at the dates indicated:

                             FINANCIAL BANCORP, INC.
                              INVESTMENT PORTFOLIO
                             (Dollars in thousands)

                        Three Months
                        Ended March 31,      Year Ended December 31,
                       ---------------     ----------------------------
                         1996     1995       1995      1994      1993
                       -------   -------   -------    -------   -------

U.S. Treasuries. . .   $13,690   $15,082   $13,467    $14,877   $13,452
Agencies . . . . . .    17,799    18,653    17,114     17,792    20,102
Municipal. . . . . .     2,719     3,509     2,784      3,371     3,648
Other. . . . . . . .     2,498     2,214     2,698      2,944     2,210
  Total investments.    36,706    39,458    36,063     38,984    39,412



     For the investment portfolio as of December 31, 1995, the following tables set forth a summary of yield and maturities:

                             FINANCIAL BANCORP, INC.
                  ANALYSIS OF INVESTMENT YIELDS AND MATURITIES
                                DECEMBER 31, 1995
                             (Dollars in thousands)

                        One year or Less   One year through 5  Over 5 years through 10   Over Ten years        Total
                        -----------------  ------------------- -----------------------  -----------------  ----------------
                                 Weighted             Weighted              Weighted             Weighted          Weighted
                        Amount     Yield    Amount      Yield    Amount       Yield     Amount     Yield   Amount    Yield
                        ------     -----    ------      -----    ------       -----     ------     -----   ------    -----
U.S. Treasuries. . .    $6,674     5.38%    $6,793      5.95%     $  --        --       $  --       --    $13,467    5.67%
Agencies . . . . . .       919     5.19%     5,185      5.08%     2,918       6.89%     8,092      6.91%   17,114    6.26%
Municipals . . . . .       666     3.85%     1,981      4.53%       138       5.57%        --       0.0%    2,785    4.42%
Other securities . .       556     5.91%     1,621      6.64%       301       5.58%       219      5.61%    2,697    6.26%
  Total. . . . . . .     8,815     5.28%    15,580      5.55%     3,357       6.72%     8,311      6.87%   36,063    5.90%

For the investment portfolio as of March 31, 1996, the following tables set forth a summary of yield and maturities:

                             FINANCIAL BANCORP, INC.
                  ANALYSIS OF INVESTMENT YIELDS AND MATURITIES
                                 MARCH 31, 1996
                             (Dollars in thousands)

                        One year or Less   One year through 5  Over 5 years through 10   Over Ten years          Total
                        -----------------  ------------------- -----------------------  -----------------  ----------------
                                 Weighted             Weighted              Weighted             Weighted          Weighted
                        Amount     Yield    Amount      Yield    Amount       Yield     Amount     Yield   Amount    Yield
                        ------     -----    ------      -----    ------       -----     ------     -----   ------    -----
U.S. Treasuries. . .    $6,600     5.59%    $7,090      5.67%  $      0     --       $      0     --      $13,690    5.86%
Agencies . . . . . .       847     5.06%     6,527      5.51%     1,734       6.71%     8,691      6.74%   17,799    6.21%
Municipals . . . . .       615     4.36%     1,965      4.51%       139       5.57%         0       0       2,719    4.49%
Other securities . .       650     7.50%     1,288      6.41%       300       5.58%       260      5.61%    2,498    6.32%
  Total. . . . . . .     8,712     5.52%    16,870      5.53%     2,173       6.48%     8,951      6.50%   36,706    6.04%

     In May of 1993, the FASB issued Statement of Financial Accounting Standards No. 115 (SFAS No. 115), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. This statement addresses the accounting and reporting for investments that have readily determinable fair market values. Those investments are to be classified in three categories and accounted for as follows:

     1. Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

     2. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair market value, with unrealized gains and losses included in earnings.

     3. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair market value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

     The Statement does not apply to unsecuritized loans. However, after mortgage loans are converted to mortgage-backed securities, they are subject to its provisions. The Statement supersedes SFAS No. 12, ACCOUNTING FOR CERTAIN MARKETABLE SECURITIES, and amends SFAS No. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES, to eliminate mortgage-backed securities from its scope. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993.

     Financial implemented SFAS No. 115 on January 1,1994 by properly classifying all securities into either held-to-maturity investment accounts or the available-for-sale accounts.

     DEPOSITS. The following table sets forth a summary of Financial's deposits as of the dates indicated and the maturity of time deposits over $100,000:

                             FINANCIAL BANCORP, INC.
                              ANALYSIS OF DEPOSITS
                             (Dollars in thousands)

                                            Three Months
                                           Ended March 31,       Years Ended December 31,
                                        -------------------  ----------------------------
                                          1996        1995      1995     1994        1993
                                          ----        ----      ----     ----        ----
Noninterest bearing. . . . . . . .      $  5,765   $  5,924  $  7,726  $  7,381   $  6,398

Interest bearing:
  Savings and NOW. . . . . . . . .        22,274     23,848    21,890    24,422     24,110
  Time Deposits
     Less than $100M . . . . . . .        14,693     13,415    14,922    13,333     12,517
  Time Deposits >$100M . . . . . .        16,673     13,247    15,218    12,568     10,332
    Total Deposits . . . . . . . .        59,405     56,434    59,756    57,704     53,357


                                FINANCIAL BANCORP, INC.
                      MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
                                 (Dollars in thousands)


                                       < 3 months  3-6 months  6-12 months  > 12 months    Total
                                       ----------  ----------  -----------  -----------    -----
March 31, 1996 . . . . . . . . .         $7,082       $4,822       $2,130     $2,639      $16,673
December 31, 1995. . . . . . . .         $7,186       $4,118       $1,603     $2,311      $15,218


     Year-end deposits for 1995 were $60 million up from $58 million in 1994. Year-end deposits for 1994 increased $5 million over year-end 1993 deposits of $53 million. This is attributable to marketing efforts implemented by Bank. Through March 31, 1996, deposit balances remained relatively stable and reflected less than a $1 million decrease over December 31, 1995 levels. This was due in part to the $7 million of time deposits at December 31, 1995 that were scheduled to mature in three months or less.

     CAPITAL. Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted asset and off-balance sheet obligations. Under final rules effective December 31, 1992, all financial institutions are required to maintain a level of core capital (known as Tier 1 capital), which must be at least 4.0% of risk-weighted assets, and a minimum level of total capital of at least 8.0% of risk-weighted assets. The Federal Reserve Board and the FDIC have adopted final regulations defining what capital ratios were necessary to be "well capitalized." See: "Business of Financial" for a detailed discussion of these capital ratios.

     The following table presents regulatory capital requirements and risk-based capital levels:

                        REGULATORY CAPITAL REQUIREMENTS:

                                   Tier 1       Total           Leverage
                                  Capital  Risk-Based Capital    Ratio
                                  -------  ------------------    -----
DECEMBER 31, 1995
Minimum. . . . . . . . . . .          4%             8%             4%
Well capitalized . . . . . .          6%            10%             5%
Actual . . . . . . . . . . .      31.21%         32.46%         12.99%

MARCH 31, 1996
Minimum. . . . . . . . . . .          4%             8%             4%
Well capitalized . . . . . .          6%            10%             5%
Actual . . . . . . . . . . .      30.71%         31.96%         13.34%


                             FINANCIAL BANCORP, INC.
                               RISK BASED CAPITAL
                             (Dollars in thousands)

                                     March 31, 1996      December 31, 1995
                                    ----------------     -----------------
                                    Amount     Ratio     Amount     Ratio
                                    ------     -----     ------     -----
Capital Category:
  Tier 1 Capital . . . . . .       $ 9,308     30.71%   $ 9,054     31.21%
  Tier 2 Capital . . . . . .           380      1.25%       365      1.25%

Total risk weight assets . .        30,312      N/A      29,014      N/A

Leverage ratio . . . . . . .           N/A     13.34%       N/A     12.99%

     As of March 31, 1996, Financial exceeded each of the capital requirements set forth by federal or state banking regulatory agencies.

     LIQUIDITY AND FUNDS MANAGEMENT. Liquidity management requires an ability to meet financial commitments when contractually due and to respond to other requirements for funds. The Bank has an Asset/Liability Management Committee (ALCO) responsible for managing balance sheet and off-balance sheet commitments to meet the needs of customers while achieving Financial's financial objectives. The Bank's ALCO meets regularly to review funding capacities, current and forecasted loan demand, and investment opportunities.

     Asset liquidity is provided by regular maturities of loans and by maintaining relatively short-term marketable investment securities and federal funds. (See investment portfolio investment maturity table.) Financial's investment securities due within one year and federal funds sold represented 19.1% of total assets at year end in 1995. Financial has a stable core deposit base with a relatively small percentage of volatile funding. Jumbo CDS over $100,000 of $15 million at year-end 1995 comprised 25% of total deposits. Interest-bearing deposits accounted for the majority of the funds. Interest-bearing deposits increased $3 million or 7% from 1993 to 1994 and increased $2 million or 3% from 1994 to 1995. The increase from 1994 to 1995 was primarily attributed to marketing. If funding requirements increase substantially, Financial has in place liquidity contingency plans, which include the ability to borrow federal funds, borrow from the Federal Home Loan Bank, or liquidate short-term marketable investment securities held in its investment portfolios. Financial's liquidity ratio, a measure of a bank's ability to meet current obligations, is defined as a percentage of liquid assets to deposits. Liquid assets include cash and other amounts due from banks, unpledged investment securities with maturities of less than one year and federal funds sold. As of December 31, 1995, Financial's liquidity ratio was 63%. At March 31, 1996, Financial's liquidity ratio was 44%. The decrease in the liquidity ratio at March 31, 1996 from December 31, 1995 is primarily due to a $4 million increase in loans at March 31, 1996 over December 31, 1995. This loan increase was partially offset by a decrease in investment securities and federal funds sold.

     INTEREST RATE SENSITIVITY. Significant changes in interest rates affect the composition, yield and cost of balance sheet components. The rate sensitivity of these assets and liabilities is monitored and matched to control the risk associated with movements in rates. The ALCO for the Bank meets regularly to monitor and formulate strategies and policies to provide sufficient levels of net interest income while maintaining acceptable levels of interest rate sensitivity, risk and liquidity. The primary object of rate sensitivity management is to ensure earnings stability by minimizing the sensitivity of net interest income to fluctuations in interest rates. The Bank uses gap and other systems to measure, monitor and adapt to changing interest rate environments.

     The following table sets forth Financial's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1995:

                             FINANCIAL BANCORP, INC.
                            INTEREST RATE SENSITIVITY
                             AS OF DECEMBER 31, 1995

                                       Repricing or Maturing in
                                       ---------------------------
                                       1 Year   Over 1 to   Over 5
                                       or Less  5 years     years    Total
                                       -------  ---------   ------   ------
                                              (Dollars in thousands)
Rate Sensitive Assets:
  Loans. . . . . . . . . . . . . . . . 18,645     6,003       299    24,947
  Investment securities. . . . . . . . 13,452    13,581     9,030    36,063
  Other interest-bearing assets. . . .  4,598         0         0     4,598
    Total rate sensitive assets. . . . 36,695    19,584     9,329    65,608

Rate Sensitive Liabilities:
  Savings/interest
    bearing checking . . . . . . . . . 22,797         0         0    22,797
  Time deposits. . . . . . . . . . . . 27,829     2,311         0    30,140
  Short term borrowings. . . . . . . .      0         0         0         0
  Long term borrowings . . . . . . . .      0         0         0         0
    Total rate sensitive liabilities . 50,626     2,311         0    52,937

Rate sensitive gap . . . . . . . . . .(13,931)   17,273     9,329    12,671
Cumulative rate sensitive gap. . . . .(13,931)    3,342    12,671    12,671
Rate sensitive gap % . . . . . . . . .(72.48%)  847.43%     0.00%   123.94%
Cumulative rate sensitive gap %. . . .(72.48%)  108.31%   123.94%   123.94%

     The following table sets forth Financial's interest rate sensitivity analysis by contractual repricing or maturity at March 31, 1996:

                             FINANCIAL BANCORP, INC.
                            INTEREST RATE SENSITIVITY
                              AS OF MARCH 31, 1996

                                     Repricing or Maturing in
                                   ----------------------------
                                   1 Year    Over 1 to   Over 5
                                   or Less   5 years     years     Total
                                   --------  ---------  -------   -------
                                          (Dollars in thousands)
Rate Sensitive Assets:
  Loans. . . . . . . . . . . . . . . 18,740     6,012       776    25,528
  Investment securities. . . . . . . 13,559    14,364     8,783    36,706
  Other interest-bearing assets. . .  3,049         0         0     3,049
    Total rate sensitive assets. . . 35,348    20,376     9,559    65,283

Rate Sensitive Liabilities:
  Savings/interest
    bearing checking . . . . . . . . 22,274         0         0    22,274
  Time deposits. . . . . . . . . . . 26,826     4,540         0    31,346
  Short term borrowings. . . . . . .      0         0         0         0
  Long term borrowings . . . . . . .      0         0         0         0
    Total rate sensitive liabilities 49,100     4,540         0    53,640

Rate sensitive gap . . . . . . . . .(13,752)   15,836     9,559    11,643
Cumulative rate sensitive gap. . . .(13,752)    2,084    11,643    11,643
Rate sensitive gap % . . . . . . . . (71.99%)  448.81%     0.00%   121.71%
Cumulative rate sensitive gap %. . . (71.99%)  102.89%   121.71%   121.71%


     The following tables set forth Financial's interest rate sensitivity analysis at the dates indicated with respect to individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans (in thousands):

                             FINANCIAL BANCORP, INC.
                           LOAN REPRICING OR MATURING
                             AS OF DECEMBER 31, 1995

                                      Repricing or Maturing in
                                     --------------------------
                                     1 Year   Over 1 to  Over 5
                                     or Less  5 years    years      Total
                                     ------- ---------- --------   ------
Loan Category
  Commercial . . . . . . . . . . . . .$13,799  $1,191      $ 23   $15,013
  Real Estate. . . . . . . . . . . . .1,786     3,864       276     5,926
  Agricultural . . . . . . . . . . . .  962         0         0       962
  Consumer and Other . . . . . . . . .2,098       948         0     3,046
    Total Loans. . . . . . . . . . . .18,645    6,003       299    24,947

Rate Sensitive Loans
  Fixed Interest Rate Loans. . . . . .6,936     3,743       299    10,978
  Floating Interest Rate Loans . . . .11,709    2,260         0    13,969
    Total Loans. . . . . . . . . . . .18,645    6,003       299    24,947

                             FINANCIAL BANCORP, INC.
                           LOAN REPRICING OR MATURING
                              AS OF MARCH 31, 1996

                                     Repricing or Maturing in
                                     --------------------------
                                     1 Year   Over 1 to  Over 5
                                     or Less  5 years    years     Total
                                     ------- ----------  -------  ------
Loan Category
  Commercial . . . . . . . . . . . . .$13,901  $1,002     $500    $15,403
  Real Estate. . . . . . . . . . . . .1,780     3,870       276     5,926
  Agricultural . . . . . . . . . . . .1,001         0         0     1,001
  Consumer and Other . . . . . . . . .2,058     1,140         0     3,198
    Total Loans. . . . . . . . . . . .18,740    6,012       776    25,528

Rate Sensitive Loans
  Fixed Interest Rate Loans. . . . . .6,637     3,781       724    11,142
  Floating Interest Rate Loans . . . .12,103   `2,231        52    14,386
    Total Loans. . . . . . . . . . . .18,740    6,012       776    25,528

                     FINANCIAL'S PRINCIPAL SHAREHOLDERS AND
                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below are the names and addresses and the number of shares held as of the Record Date by the officers and directors of Financial and each person known to the officers and directors to be the beneficial owners of more than 5% of its outstanding common stock:

                                                   Number
Name and Address              Position Held        of Shares    Percent
- ----------------              -------------        ---------   --------
Eugene Aiello                 President/Director    1,737(1)     28.95%
125 North Commercial Street
Trinidad, CO  81082

Michael Albi                         --               542(2)      9.03%
7001 Vista Del Mar
Playa Del Rey, CA  90291

J. Keith Albi                 Director                482(3)      8.03%
P.O. Box 194
Manhattan Beach, CA  90266

Mrs. Grace Carey, Keith              --               318         5.30%
 Albi and Michael Albi,
 as joint tenants
4265 Marina City Drive
Unit 611 WTN
Marina Del Ray, CA  90292

Rose Castelano and John and          --               450         7.50%
  Joe Tarabino
14380 Highway 239
Trinidad, CO  81082

Emily Clark Family Trust             --             1,308        21.80%
c/o Mary Therese Clark
29727 Windsong Lane
Agoura Hills, CA  91301

Carol Deeks                          --             819          13.65%
9200 West Coal Mine Road
Littleton, CO  80123

Sam F. Falsetto               Secretary/Treas.       10               *
901 Park Street               Director
Trinidad, CO  81082

J. Thomas Burrell             Vice President         10               *
107 Radio Drive               Director
Trinidad, CO  81082

                                                   Number
Name and Address              Position Held        of Shares    Percent
- ----------------              -------------        ---------   --------
Richard Louden                   Director            20               *
8400 County Road, 159.5
P.O. Box 8
Branson, CO  81027

William B. Potter                Director            10               *
P.O. Box 614
Trinidad, CO  81082

Officers and directors              --            2,587(4)        43.1%
 as a group (6 persons):
_______________________
*Less than 1%

(1) Includes 10 shares owned individually and 1,727 shares held jointly with his wife.

(2) Includes 10 shares owned individually and 532 shares held in a revocable trust of which he and his wife are grantors and trustees. Does not include 318 shares held jointly with Grace Carey, his mother, and J. Keith Albi, his brother, with whom Michael Albi shares the power to vote and dispose of the 318 shares.

(3) Includes 10 shares owned individually and 472 shares held jointly with his wife. Does not include 318 shares held jointly with Grace Carey, his mother, and Michael Albi, his brother, with whom J. Keith Albi shares the power to vote and dispose of the 318 shares.

(4) Includes 318 shares held by Grace Carey, J. Keith Albi and Michael Albi as joint tenants, for which J. Keith Albi shares the power to vote and dispose of the shares.

            MATERIAL DIFFERENCES IN RIGHTS OF FINANCIAL SHAREHOLDERS

     The rights of Financial shareholders are governed by the Articles of Incorporation and Bylaws of Financial and the laws of the State of Colorado.
The rights of CFB stockholders are governed by the Certificate of Incorporation and Bylaws of CFB and the laws of the State of Delaware. After the Merger becomes effective and TAC is subsequently merged with and into CFB, the rights of Financial shareholders who become CFB stockholders will be governed by the CFB Certificate, the CFB Bylaws and the laws of the State of Delaware. In certain respects, rights of Financial shareholders and CFB stockholders are similar. While it is not practical to describe all changes in the rights of Financial shareholders that will result from the application of Delaware law in lieu of Colorado law and the differences between the Financial Articles and Bylaws and the CFB Certificate and Bylaws, the following is a summary of certain significant differences. It should be understood that such description of the differences is a summary only and does not purport to be a complete description of the differences between Delaware and Iowa corporation laws.

CAPITAL STOCK

     The Financial Articles authorize the issuance of 50,000 shares of common stock, no par value, and do not authorize the issuance of preferred stock. Financial currently has outstanding only one class of common stock. Accordingly, all Financial shareholders have equal rights and preferences with respect to dividends and distributions upon liquidation.

     The CFB Certificate authorizes the issuance of 20,000,000 shares of common stock, par value $.01 per share ("CFB Common Stock"), 230,000 shares of 7% Cumulative Convertible Preferred Stock, $100 stated value per share (the "CFB Preferred Stock"), 150,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share (which may only be issued upon a triggering event under the Rights Agreement described under "Recent Developments Regarding CFB - Rights Agreement") and 1,620,000 shares of undesignated preferred stock, par value $.01 per share. As of January 9, 1995, 7,745,869 shares of CFB Common Stock were outstanding and 230,000 shares of CFB Preferred Stock were outstanding.

     Holders of CFB Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of CFB Common Stock. The relative rights and preferences of any CFB preferred stock issued in the future may be established by the CFB Board of Directors without stockholder action, and such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of CFB Common Stock.

SHAREHOLDERS' ACTION WITHOUT A MEETING

     Delaware law provides that, unless otherwise provided in the certificate of incorporation, any action which may be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     Colorado law also permits written actions by shareholders, but requires that a written consent be signed by all of the shareholders entitled to vote thereon.

ANNUAL MEETING OF SHAREHOLDERS

     If a Delaware corporation fails to hold an annual meeting for a period of thirteen months after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any shareholder or director. The shares of stock represented at such meeting, either in person or by a proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting.

     Colorado law provides that if an annual meeting of shareholders has not been held within the earlier of six months after the end of the corporation's fiscal year or fifteen months after its last annual meeting, a shareholder may demand an annual meeting of shareholders by written notice of demand to the district court of the county where the corporation's principal office is located.

SPECIAL MEETING OF SHAREHOLDERS

     Delaware law provides that special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. CFB's Bylaws authorize the Chairman of the Board of Directors, the President or by any two or more directors to call a special meeting of shareholders.

     Colorado law provides that special meetings of the shareholders may be called by any of the following: the board of directors; a person authorized in the bylaws to call special meetings; or a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote. Financial's Bylaws also authorize Financial's President to call a special meeting of shareholders.

PROXIES

     Both Delaware and Colorado law permit proxies of indefinite duration. In the event that the proxy is indefinite as to its duration, Colorado law provides that it will be valid for 11 months and Delaware law provides that it will be valid for 3 years.

PREEMPTIVE RIGHTS

     Under Delaware law, no shareholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and to the extent that, such right is expressly granted in the certificate of incorporation. CFB's Certificate does not grant preemptive rights to CFB shareholders.

     Under Colorado law, a shareholder of a corporation has a preemptive right to acquire unissued shares or rights to purchase such shares of the corporation before the corporation may offer them to other persons, unless such rights are denied or limited in the articles of incorporation. Financial's Restated Articles provide that shareholders have no pre-emptive rights to purchase any shares or securities of the corporation which it may issue or sell, except as may be otherwise provided in a separate shareholder agreement.

CUMULATIVE VOTING

     Under Delaware law, shareholders do not have cumulative voting rights unless the rights are granted to them in the corporation's certificate of incorporation. If cumulative voting is provided for in the certificate or articles of incorporation, each holder of stock shall be entitled to as many votes as shall equal the number of votes which he or she would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected by him or her, and that he or she may cast all such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he or she may see fit. CFB's Certificate provides for cumulative voting.

     Under Colorado law, cumulative voting is generally mandatory for corporations incorporated after December 31, 1958 unless specifically prohibited in the corporation's articles of incorporation. Financial's Articles prohibit cumulative voting.

DISSOLUTION

     A Delaware corporation may be dissolved by the voluntary action of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Additionally, a Delaware corporation may be dissolved without the action of the directors if all of the shareholders entitled to vote thereon shall consent in writing. A Colorado corporation may be dissolved upon a proposal of the corporation's board of directors and the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     The COBCA generally requires the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote to approve a merger or share exchange. In certain circumstances, the holders of outstanding shares of a class of capital stock of a Colorado corporation are entitled to vote as a separate voting group, regardless of whether the articles of incorporation provide that such shares of capital stock are entitled to vote. However, no vote of shareholders of a Colorado corporation is required to approve a merger if (i) that corporation is the surviving corporation of the merger, (ii) the articles of incorporation of the surviving corporation, with certain exceptions, will not differ from its articles of incorporation before the merger, (iii) each shareholder of the surviving corporation whose shares are outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger, and (iv) the number of shares of the corporation to be issued in the merger, or to be issuable upon conversion of any convertible instruments to be issued in the merger, does not exceed 20% of the voting stock of that corporation outstanding immediately before the merger.

     Under Delaware law, the vote of a simple majority of the outstanding shares of CFB Common Stock entitled to vote thereon is required to approve a merger or consolidation, or the sale, lease, or exchange of substantially all of CFB's corporate assets. With respect to a merger, no vote of the stockholders of CFB is required if CFB is the surviving corporation and (i) the related agreement of merger does not amend the CFB Certificate, (ii) each share of stock of CFB outstanding immediately before the merger is an identical outstanding or treasury share of CFB after the merger, and (iii) the number of shares of CFB stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of CFB Common Stock outstanding immediately before the merger.

     In addition to being subject to the laws of Colorado and Delaware, respectively, both Financial and CFB, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

DISSENTERS' RIGHTS

     Under the COBCA, any shareholder of a corporation is entitled to receive payment of the fair value of such shareholder's shares of capital stock if such shareholder properly dissents from (i) any merger, share exchange or consummation of a sale or exchange of all or substantially all of the assets of the corporation not made in the regular course of business for which a vote of such shareholder is required, (ii) any corporate action that results in an amendment of the articles of incorporation, which materially and adversely affects rights with respect to a dissenter's shares because it alters or abolishes a preferential right of the shares, creates, alters or abolishes a right in respect of redemption, excludes or limits the right of the shares to be voted on any matter or to cumulate votes, or reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash, (iii) any other corporate action taken pursuant to a shareholder vote to the extent the bylaws or resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares. See the more detailed discussion of the procedures for asserting dissenters rights under "The Merger - Dissenters' Rights."

     Under Delaware law, a stockholder is generally entitled to receive payment of the appraised value of such stockholder's shares if the stockholder dissents from a merger or consolidation. However, appraisal rights are not available to holders of (i) shares listed on a national securities exchange or held of record by more than 2,000 persons or (ii) shares of the corporation surviving a merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required by the terms of the merger to accept anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation which are also listed on the national securities exchange or held by more than 2,000 holders, or (c) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the CFB Certificate of Incorporation. Because shares of CFB Common Stock are traded in the Nasdaq National Market System, its stockholders are not, subject to the aforementioned exceptions, entitled to any rights of appraisal in connection with mergers or consolidations involving CFB.

CONFLICTS OF INTEREST

     Under Delaware law, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall not be void or voidable solely for that reason, or solely because the director or officer was present at or participated in the meeting of the board or committee thereof which authorized the contract or transaction, or solely because his or her vote was counted for such purpose, provided that the contract or transaction is (i) authorized in good faith by the board of directors, or (ii) ratified by the corporation's shareholders, or (iii) fair to the corporation. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board which authorizes the contract or transaction.

     In general, Colorado's conflicts of interest statute is the same as Delaware's statute, except that Colorado's conflict of interest statute does not cover transactions between the corporation and its officers.

DIVIDENDS AND DISTRIBUTIONS

     Distributions to shareholders of a Colorado corporation may not be made if any such distribution would render the corporation unable to meet its liabilities in the ordinary course of business or, if as a result of such distribution, the excess of the corporation's assets over its liabilities would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made.

     A Delaware corporation may make repurchases or redemptions that do not impair capital and may pay dividends out of any surplus account (generally the stockholders' equity of the corporation less the par value of the capital stock outstanding) or, if there exists no surplus, out of net profits of the current and preceding fiscal years (provided that certain provisions must be made for preferences of outstanding stock having a liquidation preference). To determine the surplus, assets and liabilities are valued at their current fair market value. Assuming that such assets have a fair market value greater than their book value and that liabilities have not increased in value to a greater extent, such revaluation will increase the surplus of the corporation and thereby permit the corporation to pay an increased dividend and/or to repurchase a greater number of shares.

     Financial and CFB are also subject to the policies of federal regulatory authorities regarding payment of dividends, which generally limit dividends to operating earnings. See "Business of Financial - Supervision and Regulation."

ANTI-TAKEOVER PROVISIONS

     Pursuant to Delaware's Business Combinations Statute, if a person acquires 15% or more of the voting stock of a Delaware corporation, that person is designated an interested shareholder and the corporation may not engage in certain business combinations with such person for a period of three years. However, an otherwise prohibited business combination may be permitted if one of these conditions is met: (1) if prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (2) the tender offer or other transaction by which the person acquires 15% stock ownership is attractive enough that he is able to acquire ownership in the same transaction of at least 85% of the outstanding voting stock; or (3) the business combination is approved by the board and authorized at an annual or special meeting of shareholders by the affirmative vote of two-thirds of the outstanding voting shares held by uninterested shareholders. A business combination is defined to include any of the following: any merger or consolidation with the interested shareholder; any sale, transfer or other disposition of assets to the interested shareholder if the assets have a market value equal to or greater than 10% of the aggregate market value of all of the corporation's assets; any transfer of stock of the corporation to the interested shareholder, except for transfers in a conversion or exchange or a pro rata distribution; and any receipt by the interested shareholder of any loans, advances, guarantees, pledges or other financial benefits, except for a pro rata transfer.

     Colorado does not have a comparable statute.

     CFB is party to a shareholders' rights agreement which could in certain circumstances serve as a deterrent against a possible change of control not approved by CFB's Board of Directors. Under the agreement, upon the occurrence of certain events which result in a change of control as defined by the agreement, registered holders of shares of CFB Common Stock are entitled to purchase one-hundredth of a share of junior participating preferred stock of the Company at a stated price, or to purchase shares of common stock in the acquiring entity with a market value equal to two times the exercise price.
The rights may be redeemed by CFB in certain circumstances and expire in 2005.

CHARTER AMENDMENTS

     Delaware law does not provide for shareholders, independently from the board, to propose amendments to the certificate of incorporation. Delaware law generally requires that, absent a greater requirement in the certificate or articles of incorporation, a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, must vote in favor of the amendment.

     Under Colorado law, the holders of shares representing at least 10% of the votes entitled to be cast on the amendment may propose an amendment to the articles of incorporation. Colorado law, generally requires that the amendment be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights.

AMENDMENT OF BYLAWS

     Delaware law provides that the power to adopt, amend or repeal bylaws shall be in the shareholders entitled to vote; provided, however, any corporation may, in its certificate of incorporation, confer the power to adopt, amend, or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the shareholders, nor limit their power to adopt, amend or repeal bylaws.

     Generally, Colorado law provides that the board may amend or repeal the bylaws unless the articles reserve the power exclusively to the shareholders or the bylaw expressly provides that the board shall not amend or repeal that bylaw. A corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.


                                  LEGAL MATTERS

     The validity of the CFB Common Stock to be issued to the shareholders of Financial in connection with the Merger will be passed upon for CFB by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota. Patrick Delaney, a partner of Lindquist & Vennum P.L.L.P., is a director of CFB and an owner of CFB Common Stock and options to purchase CFB Common Stock. Certain federal income tax consequences in connection with this Merger will be passed upon for Financial by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota.

                                     EXPERTS

     The consolidated financial statements of CFB at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Proxy Statement-Prospectus which constitutes a proxy statement of Financial and a prospectus and registration statement of CFB, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated herein by reference, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Financial as of December 31, 1995, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1995 included herein have been included herein in reliance upon the report of Van Dorn & Bossi, Certified Public Accountants, independent auditors, appearing elsewhere herein, and given upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

     The following financial statements of Financial are included in this Proxy Statement-Prospectus:

                                                                            Page
                                                                            ----

YEARS ENDED DECEMBER 31, 1995 AND 1994:

Independent Auditors' Report on the Consolidated Financial
Statements for the years ended December 31, 1995 and 1994. . . . . . . . .   F-2

Consolidated Statements of Condition as of December 31, 1995 and 1994. . .   F-3

Consolidated Statements of Income for the years ended
December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . .   F-5

Consolidated Statement of Shareholders' Equity for the years
ended December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . .   F-7

Consolidated Statements of Cash Flows for the years ended
December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . .   F-8

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . .  F-10

YEAR ENDED DECEMBER 31, 1993:

Independent Auditors' Report on the Consolidated Financial
Statement for the year ended December 31, 1993 . . . . . . . . . . . . . .  F-21

Consolidated Statement of Condition as of December 31, 1993. . . . . . . .  F-22

Consolidated Statement of Income and Retained Earnings for the
year ended December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . .  F-24

Consolidated Statement of Cash Flows for the year ended
December 31, 1993. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-26

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . .  F-28

THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED):

Condensed Consolidated Statements of Condition
as of March 31, 1996 and 1995. . . . . . . . . . . . . . . . . . . . . . .  F-34

Condensed Consolidated Statements of Income for the three months ended March 31, 1996 and 1995. . . . . . . . . . . . . . . . . . . . . . .  F-36

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1996 and 1995. . . . . . . . . . . . . . . . . . . . . . .  F-37

Notes to Consolidated Condensed Financial Statements . . . . . . . . . . .  F-38

                                  [LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

Board of Directors and Shareholders
Financial Bancorp, Inc.


We have audited the accompanying consolidated statements of condition of Financial Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Financial Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As disclosed in Note A to the consolidated financial statements, Financial Bancorp, Inc. changed its method of accounting for investment securities in 1994.


/s/ VAN DORN & BOSSI

Certified Public Accountants

March 8, 1996

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC.  AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CONDITION

                                                      DECEMBER 31,
                                               ----------------------------
       ASSETS                                      1995            1994
       ------                                  -------------   ------------
Cash and due from banks                          $2,572,915     $2,547,704

Interest bearing deposits with banks                198,000        100,000

Federal funds sold                                4,400,000      2,200,000

Investment securities (Note B):
   Securities available for sale                 14,100,990      5,700,611
   Securities held to maturity                   21,961,810     33,283,375

Loans (Note C):
   Commercial                                    15,012,504     12,933,758
   Real estate                                    5,926,555      5,347,762
   Consumer                                       4,007,947      2,862,368
                                               -------------  ------------

                                                 24,947,006     21,143,888
   Less allowance for loan losses                  (525,043)      (497,500)
                                               -------------   ------------

   Net loans                                     24,421,963     20,646,388

Accrued interest receivable                         675,605        646,080

Premises and equipment, net (Note D)                510,759        503,892

Other real estate owned                              13,101         52,317

Deferred income taxes (Note E)                      237,146        175,125

Other assets                                         53,195         43,681
                                               -------------   ------------

                                                $69,145,484    $65,899,173
                                               -------------   ------------
                                               -------------   ------------

                                                                VAN DORN & BOSSI


                                                       DECEMBER 31,
                                               ----------------------------
  LIABILITIES AND SHAREHOLDERS' EQUITY              1995            1994
  ------------------------------------         -------------   ------------
Deposits:
   Demand                                        $7,726,186     $7,380,502
   N.O.W. and Money Market                       14,100,292     15,366,200
   Savings                                        7,789,261      9,056,127
   Time deposits:
      $100,000 or over                           15,217,638     12,568,570
      Under $100,000                             14,922,520     13,332,718
                                               -------------   ------------

                                                 59,755,897     57,704,117

Accrued interest payable                            344,894        255,060

Income taxes currently payable (refundable)         (23,266)       186,734

Other liabilities                                    47,433         34,333
                                               -------------   ------------

   Total liabilities                             60,124,958     58,180,244
                                               -------------   ------------
                                               -------------   ------------

Commitments (Note G)


Shareholders' equity (Notes G and H):
   Common stock, no par value; 50,000 shares
      authorized; 6,000 shares issued and
      outstanding                                  4,466,579      4,457,514
   Retained earnings                               4,587,359      3,533,012
   Net unrealized depreciation on securities
      available for sale, net of tax of $18,794
      and $152,773                                  (33,412)      (271,597)
                                               -------------   ------------
   Total shareholders' equity                      9,020,526      7,718,929
                                               -------------   ------------
                                                 $69,145,484    $65,899,173
                                               -------------   ------------
                                               -------------   ------------


             See notes to consolidated financial statements.

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC.  AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME



                                                  YEAR ENDED DECEMBER 31,
                                               ----------------------------
                                                    1995            1994
                                               -------------   ------------
Interest income:
   Loans                                         $2,528,019     $1,763,543
   Investment securities:
      U.S. Treasury Notes                           824,779        735,625
      U.S. Government agencies                    1,087,313      1,147,635
      States and political subdivisions             142,618        159,486
      Other investments                             152,276        136,804
   Federal funds sold                               112,024        109,924
                                               -------------   ------------
      Total interest income                       4,847,029      4,053,017

Interest expense:
   Deposits:
      N.O.W. and Money Market                       536,227        451,244
      Savings                                       249,631        281,944
      Certificates of deposit                     1,525,975      1,035,970

                                               -------------   ------------
      Total interest expense                      2,311,833      1,769,158

Net interest income before
   provision for loan losses                      2,535,196      2,283,859

Provision for loan losses (credit)                                 (45,000)
                                               -------------   ------------
Net interest income after
   provision for loan losses                     $2,535,196     $2,328,859

(Continued on following page)

                                                               VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC.  AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME



                                                  YEAR ENDED DECEMBER 31,
                                               ----------------------------
(Continued from preceding page)                     1995            1994
                                               -------------   ------------
Noninterest income:
   Service charges and other fees                  $280,460       $238,797
   Net realized gains on sales of securities         10,148         30,732
   Gain on sale of other real estate owned           17,425
   Other income                                      70,614         35,950
                                               -------------   ------------
      Total noninterest income                      378,647        305,479

Noninterest expense:
   Salaries and employee benefits                   684,812        662,053
   Legal, professional and assessments              115,002        202,920
   Data processing                                  110,230        119,381
   Profit sharing plan contribution (Note G)        100,000         50,000
   Printing and supplies                             87,740         63,078
   Occupancy expense                                 82,814         78,230
   Insurance and bonds                               31,511         26,100
   Telephone                                         20,324         20,297
   Expenses of other real estate owned                9,719          4,346
   Other                                            230,344        220,256
                                               -------------   ------------

      Total noninterest expense                   1,472,496      1,446,661
                                               -------------   ------------

Income before income taxes                        1,441,347      1,187,677

Provision for income taxes (Note E):
   Currently payable                                433,000        318,930
   Deferred taxes                                  (196,000)        15,000
                                               -------------   ------------

      Provision for income taxes                    237,000        333,930
                                               -------------   ------------

Net income                                       $1,204,347       $853,747
                                               -------------   ------------
                                               -------------   ------------

             See notes to consolidated financial statements.

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC.  AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                      UNREALIZED
                                                     DEPRECIATION
                                                    ON SECURITIES
                         COMMON         RETAINED      AVAILABLE
                          STOCK         EARNINGS       FOR SALE         TOTAL
                       ------------   ------------  -------------   ------------
Balance --
   January 1, 1994      $4,457,514     $2,883,265                    $7,340,779

Net change in
   unrealized
   depreciation on
   securities
   available for sale                                  ($271,597)      (271,597)

Net income                                853,747                       853,747

Cash dividends --
   $34 per share                         (204,000)                     (204,000)

                       ------------   ------------  -------------   ------------
Balance --
   December 31, 1994     4,457,514      3,533,012       (271,597)     7,718,929

Net change in
   unrealized
   depreciation on
   securities
   available for sale                                    238,185        238,185

Purchase of 10
   shares of common
   stock                   (10,935)                                     (10,935)

Sale of 10 shares
   of common stock          20,000                                       20,000

Net income                              1,204,347                     1,204,347

Cash dividends --
   $25 per share                         (150,000)                     (150,000)
                       ------------   ------------  -------------   ------------
Balance --
   December 31, 1995    $4,466,579     $4,587,359       ($33,412)    $9,020,526
                       ------------   ------------  -------------   ------------
                       ------------   ------------  -------------   ------------

          See notes to consolidated financial statements.

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC.  AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                  YEAR ENDED DECEMBER 31,
                                               ----------------------------
(Continued from preceding page)                     1995            1994
                                               -------------   ------------
Cash flows from financing activities:
   Net change in noninterest bearing deposits      $345,684       $982,208
   Net change in interest bearing deposits        1,706,096      3,365,400
   Dividends paid                                  (150,000)      (204,000)
   Purchase of common stock                         (10,935)
   Sale of common stock                              20,000
                                               -------------   ------------

Net cash provided by financing activities         1,910,845      4,143,608
                                               -------------   ------------

Net increase in cash and cash equivalents         2,323,211        862,590

Cash and cash equivalents, beginning of year      4,847,704      3,985,114
                                               -------------   ------------

Cash and cash equivalents, end of year           $7,170,915     $4,847,704
                                               -------------   ------------
                                               -------------   ------------

Supplemental disclosure of cash flow
   information:

   Cash paid for interest                        $2,221,999     $1,691,574

   Cash paid for income taxes                       643,000        121,796

             See notes to consolidated financial statements.

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC.  AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Financial Bancorp, Inc. (the Company) is a unitary bank holding company whose primary asset is 100% of the capital stock of Trinidad National Bank (the Bank) which is engaged in general commercial banking in Las Animas and a portion of Huerfano Counties of Colorado. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and accounts have been eliminated in consolidation.

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate.

     The Company has adopted the following significant generally accepted accounting principles and policies.

     Cash and cash equivalents is defined as cash and due from banks, interest bearing deposits and federal funds sold. Generally, federal funds are sold for a one-day period.

     Effective January 1994, the Company adopted Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Management determines the appropriate classification of investment securities at the time of purchase. In accordance with FAS 115, investment securities are classified in two categories and accounted for as follows:

         Securities held to maturity represent securities for which the Company has the positive intent and ability to hold to maturity. These securities are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using a method approximating the interest method over the period to maturity.

         Securities available for sale consist of securities not classified as held to maturity. Available for sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of shareholders' equity.

                                                                VAN DORN & BOSSI

         Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are written down to their fair value with such write downs included in income as realized losses. No such write downs occurred in 1995 or 1994.

         Gains and losses on the sale of securities available for sale are determined using the specific identification method.

     Interest on loans is accrued daily based on principal amounts outstanding. Loans are reviewed regularly by management and placed on nonaccrual when the collection of principal or interest is considered unlikely or when the loan is ninety days or more past due and the loan is not fully collateralized and in the process of collection. When a loan is placed on nonaccrual, interest accrued in the current year is charged against income; interest accrued in any prior year is charged against the allowance for loan losses unless there is a clear and documented abundance of collateral and the collection of the interest is assured within a reasonable period of time. Thereafter, no interest income is recognized unless received in cash or until such time as the borrower demonstrates the ability to pay principal and interest. Placement of a loan on nonaccrual does not necessarily indicate a probable loss of principal or previously accrued but unpaid interest.

     The allowance for loan losses is established through charges to income in the form of provisions for loan losses. Losses or recoveries are charged or credited directly to the allowance. In general, the amount charged to income is based on management's periodic evaluation of the loan portfolio which considers factors such as historical loss experience, specific problem loans, an evaluation of collateral and current economic, geographic and industry conditions.

     Real estate acquired through foreclosure is carried at the lower of the Company's investment in the property at time of foreclosure or fair value, net of estimated costs of disposal in the ordinary course of business. Any write down upon foreclosure is charged to the allowance for loan losses. Management reviews the value of such real estate periodically and, if a further reduction in value has occurred, the carrying amount of the property is written down by the establishment of a valuation allowance and a corresponding charge to income. All ongoing costs associated with other real estate owned are charged to income as incurred; any gain or loss from the sale of these assets is recognized at closing.

     Premises and equipment are recorded at cost. Depreciation is charged to income over the estimated useful lives of the depreciable assets using the straight-line method of accounting. The Company uses estimated useful lives of 10-31 years for the building and improvements and 5-8 years for furniture, fixtures and equipment.

                                                                VAN DORN & BOSSI

     The Bank's results of operations are included in the consolidated income tax return of the Company. Income taxes are provided for in accordance with a tax sharing agreement between the Bank and the Company which essentially requires the Bank to compute its income tax provision and related liability on a separate basis. The Bank remits income taxes currently payable to the Company as if it were the Internal Revenue Service. Deferred income tax assets and liabilities are maintained at the Bank.

     The income tax provision includes deferred income taxes resulting from the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (See Note E).

     In the normal course of business, the Company enters into offbalance sheet financial instruments including commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.


B.   INVESTMENT SECURITIES:

     The carrying and approximate fair values of investment securities are as follows (rounded):

                                          Gross         Gross
                         Amortized     Unrealized    Unrealized         Fair
                           Cost           Gains         Losses          Value
                       ------------   ------------  -------------   ------------
December 31, 1995:
securities available
   for sale:

U.S. Treasury
   securities           $10,492,800        $99,300      ($27,700)    $10,564,300

U.S. Government
   agencies               3,660,400          6,200      (129,900)      3,536,700
                       ------------   ------------  -------------    -----------
                        $14,153,200       $105,500     ($157,600)    $14,101,000
                       ------------   ------------  -------------    -----------
                       ------------   ------------  -------------    -----------

                                                                VAN DORN & BOSSI


                                          Gross         Gross
                         Amortized     Unrealized    Unrealized         Fair
                           Cost           Gains         Losses          Value
                       ------------   ------------  -------------   ------------
Securities held to
   maturity:

U.S. Treasury
   securities            $2,902,700         $3,900       ($5,300)     $2,901,300

U.S. Government
   agencies              13,576,900        111,000       (77,000)     13,610,900

Obligations of
   states and
   political
 subdivisions             2,784,600         17,100       (18,700)      2,783,000
Other securities          2,697,600         67,700       (39,500)      2,725,800
                       ------------   ------------  -------------   ------------
                        $21,961,800       $199,700     ($140,500)    $22,021,000
                       ------------   ------------  -------------   ------------
                       ------------   ------------  -------------   ------------

December 31, 1994:
Securities available
   for sale:

U.S. Government
   agencies              $6,098,800         $3,900     ($436,900)     $5,665,800
Obligations of
   states and
   political
subdivisions                 26,200          8,600                        34,800
                       ------------   ------------  -------------   ------------
                         $6,125,000        $12,500     ($436,900)     $5,700,600
                       ------------   ------------  -------------   ------------
                       ------------   ------------  -------------   ------------

Securities held to
   maturity:

U.S. Treasury
   securities           $14,876,500         $6,700     ($466,600)    $14,416,600
U.S. Government
   agencies              12,126,500         24,200      (616,400)     11,534,300
   obligations of
   states and
   political
   subdivisions           3,336,000         24,200      (160,900)      3,199,300
Other securities          2,944,400          4,300      (110,700)      2,838,000
                       ------------   ------------  -------------   ------------
                        $33,283,400        $59,400   ($1,354,600)    $31,988,200
                       ------------   ------------  -------------   ------------
                       ------------   ------------  -------------   ------------

Gross realized gains and losses on sales of U.S. Government and agency securities for 1995 and 1994 were:

                                                                VAN DORN & BOSSI

                                                    1995            1994
                                               -------------   ------------
        Gross realized gains:
        Securities available for sale                 $5,205        $46,819
        Securities held to maturity                    9,353

   Gross realized losses:
   Securities available for sale                                     16,087
   Securities held to maturity                         4,410
                                               -------------    -----------
                                                     $10,148        $30,732
                                               -------------    -----------
                                               -------------    -----------

   The scheduled maturities of investment securities at December 31, 1995 are shown below (rounded). Maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Amortized         Fair
                                                    Cost           Value
   Securities available for sale:              -------------   ------------
   Due in one year or less                        $4,199,300     $4,226,800
   Due after one year through five years           8,009,200      7,972,000
   Due after ten years                             1,944,700      1,902,200
                                               -------------   ------------
                                                 $14,153,200    $14,101,000
                                               -------------   ------------
                                               -------------   ------------

   Securities held to maturity:
   Due in one year or less                        $4,587,900     $4,577,200
   Due after one year through five years           7,608,600      7,611,700
   Due after five years through ten years          3,356,700      3,457,900
   Due after ten years                             6,408,600      6,374,200
                                               -------------   ------------
                                                 $21,961,800    $22,021,000
                                               -------------   ------------
                                               -------------   ------------


     The par value of investment securities aggregated $36,336,000 and $39,501,000 at December 31, 1995 and 1994. Securities having an amortized cost of approximately $11,499,000 and $11,156,000 at December 31, 1995 and 1994 have been pledged to secure public deposits and for other purposes required or permitted by law.

C.   LOANS AND ALLOWANCE FOR LOAN LOSSES:

     In the ordinary course of business, certain of the Company's shareholders, directors, executive officers and their affiliates were customers of the Company. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility.

                                                                VAN DORN & BOSSI

     Loans aggregating $190,298 and $248,796 at December 31, 1995 and 1994, respectively,- have been made to these individuals and their affiliates; the Company has outstanding letters of credit or commitments to extend credit to these individuals and affiliates totalling $88,014 at December 31, 1995.

     Loans on which interest accruals have been discontinued were $316,300 and $312,500, at December 31, 1995 and 1994, respectively. If interest on those loans had been accrued, such income would have approximated $12,000 for 1995 and $52,600 for 1994.

     The Company services loans for investors and earns a fee for the servicing. The balance of such loans is not included in the consolidated statements of condition; unpaid balances approximated $7,920,300 and $7,221,900 at December 31, 1995 and 1994, respectively.

     An analysis of the allowance for loan losses follows:



                                                    1995            1994
                                               -------------   ------------
Balance, beginning of year                          $497,500       $494,697
Provision for loan losses (credit)                                 (45,000)
Loans charged off                                   (15,960)       (55,977)
Recoveries                                            43,503        103,780
                                               -------------   ------------
Balance, end of year                                $525,043       $497,500
                                               -------------   ------------
                                               -------------   ------------


D.   PREMISES AND EQUIPMENT:

     Premises and equipment consists of:


                                                        DECEMBER 31,
                                               ----------------------------
                                                    1995           1994
                                               -------------   ------------
Land                                                 $77,685        $77,685
Building and improvements                            715,812        711,122
Furniture, fixtures and equipment                    513,799        455,370
                                               -------------   ------------
                                                   1,307,296      1,244,177
Less accumulated depreciation and

   amortization                                    (796,537)      (740,285)
                                               -------------   ------------
                                                    $510,759       $503,892
                                               -------------   ------------
                                               -------------   ------------

                                                                VAN DORN & BOSSI

E.   INCOME TAXES:

     In 1992, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FAS No. 109, "Accounting for Income Taxes." In 1995, management determined that it was more likely than not that the Company would realize the benefits attributable to $4,784,000 in Colorado tax net operating loss carryforwards. Accordingly, the Company recorded a $239,000 tax benefit with a corresponding increase in the deferred income tax asset account. In 1995, the Bank recorded a normal state tax provision of $25,000 which has been reflected as a reduction in the aforementioned deferred tax charge. The realization of the deferred income tax asset balance is dependent upon the Company's ability to generate taxable income in future periods. The Company expects to be able to fully realize the December 31, 1995 deferred tax asset balance.

     The provision for income taxes does not bear a normal relationship to the federal statutory rate of 34% primarily due to tax exempt interest income and the recording of the tax benefit attributable to Colorado net tax operating loss carryforwards as noted in the preceding paragraph. The major components of deferred income taxes reflected in the consolidated statements of income and statements of condition are as follows:



                                                    1995           1994
                                               -------------   ------------
Statements of income:
   Depreciation expense                              $9,325        $18,798
   Colorado tax net operating loss
      carryforwards                                (214,000)
   Other real estate owned                                          12,828
   Cash to accrual conversion (Section 481)                        (22,456)
   Allowance for loan losses                                        16,785
   All other                                          8,675        (10,955)
                                               -------------   ------------
                                                  ($196,000)       $15,000
                                               -------------   ------------
                                               -------------   ------------

Statements of condition:
Deferred tax assets:
   Colorado tax net operating loss
     carryforwards                                 $214,000
   Allowance for loan losses                         37,397        $37,397
   Municipal bond reserve and other                  10,647         19,322
   Unrealized depreciation on securities
      available for sale                             18,794        152,773
                                               -------------   ------------
                                                    280,838        209,492
                                               -------------   ------------
Deferred tax liabilities:
   Depreciation differences                          30,218         20,893
   Cash to accrual adjustment and other              13,474         13,474
                                               -------------   ------------
                                                     43,692         34,367
                                               -------------   ------------
   Deferred tax asset, net                         $237,146       $175,125
                                               -------------   ------------
                                               -------------   ------------

                                                                VAN DORN & BOSSI

F.   FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS:

     FAS No. 107, "Disclosures about Fair Value of Financial
     Instruments," requires disclosure of fair value of all financial instruments for which it is practicable to estimate that value. Fair value is defined in FAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In defining fair value, FAS No. 107 indicates that quoted market prices are the preferred means of estimating the value of a specific instrument. However, when quoted market prices are not available, fair values should be determined using various valuation techniques such as discounted cash flow calculations.

     Due to the nature of its business and the financing needs of its customers, the Company is involved with a large number of financial instruments, many of which an active market does not exist. Accordingly, the Company has used various valuation techniques to estimate the fair value of its financial instruments. These techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of cash flows, to value similar instruments. As a result, the fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized by the immediate sale or settlement of the instrument. Furthermore, . the estimates reflect a point in time valuation that could change significantly based on changes in outside economic factors such as the general level of interest rates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. Because FAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying market value of the Company.

     In cases where quoted market prices were not available, fair values were estimated using discounted cash flow. For financial instruments with a remaining average life to maturity of one year or less, carrying amounts were us ed as an approximation of fair values. The use of discount rates and cash flow estimates could have a significant effect on fair value amounts. In accordance with the provisions of FAS No. 107, the estimated fair values of credit card loans, residential real estate mortgage loans and deposits do not take into account the fair values of long-term relationships, which are integral parts of the related financial instruments. The disclosed estimated fair values of such instruments would increase significantly if the fair values of the long-term relationships were considered.

     The following assumptions were used in estimating the fair value of specific financial instruments.

                                                                VAN DORN & BOSSI

     Cash and due from banks, including interest bearing deposits and federal funds sold -- fair value equals or approximates the carrying amount as these items have no interest rate or credit risk.

     Investment securities -- fair value is based primarily on available market quotes. If market quotes were not available, fair values were based on market quotes of similar instruments.

     Loans -- the loan portfolio consists of both variable and fixed rate loans. The carrying amounts of variable rate loans, a majority of which reprice within the next twelve months and for which there has been no significant change in credit risk, were assumed to approximate fair values. The fair values for fixed rate loans were estimated using discounted cash flows, where possible. The discount rates applied were based on the current interest rates for loans with similar terms to borrowers of similar credit quality.

     Deposit liabilities -- the fair value of demand deposits, savings accounts and certain money market deposits is defined by FAS No. 107 to be equal to the amount payable on demand at the date of the financial statements. Fair value of fixed rate deposits were estimated based on discounted cash flows.

     Loan commitments and Letters of Credit -- in that the majority of the Company's commitments have variable rates, it was estimated that such instruments do not expose the Company to interest rate risk. In addition, the Company normally includes as a condition for advance that the Company, at any time, in its absolute discretion, may terminate the right of the borrower to borrow additional amounts pursuant to the terms of the note.

     The estimated fair values of the financial instruments at December 31, 1995 are as follows (rounded):



                                                  Carrying
                                                   Amount       Fair Value
                                               -------------   ------------
Financial assets:
   Cash and due from banks                        $2,572,900     $2,572,900
   Interest bearing deposits with banks              198,000        198,000
   Federal funds sold                              4,400,000      4,400,000
   Securities available for sale                  14,101,000     14,101,000
   Securities held to maturity                    21,961,800     22,021,000
   Loans, net of allowance                        24,422,000     24,391,000

Financial liabilities:
   Deposits:
      Noninterest bearing                          7,726,200      7,726,200
      Interest bearing:
         Savings and NOW                          22,796,900     22,796,900
         Time deposits                            30,140,200     30,156,000

                                                                VAN DORN & BOSSI

G.   OTHER MATTERS:

     The Company has significant concentrations of public deposits as follows:




                                                        DECEMBER 31,
                                               ----------------------------
                                                    1995           1994
                                               -------------   ------------
   Demand                                           $432,302       $465,436
   NOW and Money Market                            3,823,478      3,127,505
   Savings                                           121,865         83,302
   Time                                            7,887,646      6,711,290
                                               -------------    -----------
                                                 $12,265,291    $10,387,533
                                               -------------   ------------
                                               -------------   ------------


     The Bank is subject to dividend restrictions set forth by the Comptroller of the Currency (OCC). Under such restrictions, the Bank may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year's earnings, as defined, plus the retained earnings, as defined, from the prior two years. The dividends that the Bank may declare without OCC approval approximated $1,440,700 at December 31, 1995.

     The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995, the Bank is required to have minimum Tier 1 and Total capital ratios of 4% and 8%, respectively. The Bank's actual ratios at that date were 25.1% and 26.4%, respectively. The Bank's leverage ratio at December 31, 1995 was 11.8%.

     The Company has a profit sharing plan covering substantially all employees. The Company's contribution is determined annually by the Board of Directors and can not exceed 15% of all eligible participants' compensation. Contributions of $100,000 and $50,000 were approved and paid in 1995 and 1994.

     In the normal course of business, the Company enters into commitments to extend credit under lines and standby letters of credit and credit card programs which all include exposure to some credit loss in the event of nonperformance by the borrower. These credit instruments involve varying degrees of credit and interest rate risk which are not reflected in the consolidated financial statements. These instruments generally have fixed expiration dates and do not necessarily represent future cash requirements since they often expire unused. The Company's criteria for entering into such instruments are normally the same as those for loans made in the ordinary course of business. In addition, the Company uses the same evaluation methodology in determining if any credit losses may be incurred as a result of utilization by the borrower. At December 31, 1995 and 1994, such unused commitments to extend credit approximated $2,552,300 and $3,899,000, respectively; the Company anticipates no losses resulting from these commitments.

                                                                VAN DORN & BOSSI

H.   SUBSEQUENT EVENT:

     On March 8, 1996, the Company entered into an Agreement and Plan of Merger (the Agreement) with Community First Bankshares, Inc. (CFB) whereby the shareholders of the Company will receive shares of CFB in a non-taxable exchange. The Agreement is conditioned upon the completion of certain requirements including, but not limited to, approval by the shareholders of the Company and obtaining requisite federal regulatory approvals.

                                  [LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
Financial Bancorp, Inc.


We have audited the accompanying consolidated statement of condition of Financial Bancorp, Inc. and subsidiary as of December 31, 1993, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Financial Bancorp, Inc. and subsidiary as of December 31, 1993, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ VAN DORN & BOSSI
Certified Public Accountants

January 31, 1994

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENT OF CONDITION

                                DECEMBER 31, 1993


     ASSETS
Cash and due from banks                                              $2,185,114

Federal funds sold                                                    1,800,000

Investment securities (approximate market value
   of $39,939,027 (Note B)                                           39,412,081

Loans (Note C):
   Commercial                                                         8,910,722
   Real estate                                                        4,899,322
   Consumer                                                           2,448,040
   Other                                                                445,709
                                                                    ------------
                                                                     16,703,793
   Less allowance for loan losses                                      (494,697)
                                                                    ------------
   Net loans                                                         16,209,096

Accrued interest receivable                                             556,459

Premises and equipment, net (Note D)                                    507,647

Other real estate owned                                                 118,531

Deferred income taxes (Note E)                                           37,352

Other assets                                                             57,479
                                                                    ------------
                                                                    $60,883,759
                                                                    ------------
                                                                    ------------

                                                                VAN DORN & BOSSI


     LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Demand                                                            $6,398,294
   N.O.W. and Money Market                                           14,082,855
   Savings                                                           10,026,220
   Time deposits:
      $100,000 or over                                               10,331,917
      Under $100,000                                                 12,517,223
                                                                    ------------
                                                                     53,356,509

Accrued interest payable                                                177,394

Income taxes currently payable (refundable)                             (10,400)

Other liabilities                                                        19,477
                                                                    ------------

   Total liabilities                                                 53,542,980


COMMITMENTS (Note F)


SHAREHOLDERS' EQUITY (Note F):
   Common stock, no par value; 50,000 shares
      authorized; 6,000 shares issued and outstanding                 4,457,514
   Retained earnings                                                  2,883,265
                                                                    ------------
   Total shareholders' equity                                         7,340,779
                                                                    ------------
                                                                    $60,883,759
                                                                    ------------
                                                                    ------------



          See notes to consolidated financial statements.

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS

                          YEAR ENDED DECEMBER 31, 1993


Interest income:
   Loans                                                             $1,671,592
   Investment securities:
      U.S. Treasury Notes                                               656,888
      U.S. Government agencies                                        1,314,580
      States and political subdivisions                                 104,937
      Other investments                                                 125,498
   Federal funds sold                                                    63,075
                                                                    ------------
      Total interest income                                           3,936,570

Interest expense:
   Deposits:
      N.O.W. and Money Market                                           365,942
      Savings                                                           316,159
      Certificates of deposit                                           848,734
                                                                    ------------
      Total interest expense                                          1,530,835

Net interest income before
   provision for loan losses                                          2,405,735

Provision for loan losses
                                                                    ------------
Net interest income after
   provision for loan losses                                         $2,405,735


(Continued on following page)

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1993


(Continued from preceding page)

Other income:
   Service charges and other fees                                      $231,598
   Gain on sale of SBA loans                                             93,212
   Other income                                                          45,469
                                                                    ------------
   Total noninterest income                                             370,279

Other expense:
   Salaries and employee benefits                                       663,195
   Legal, professional and assessments                                  216,635
   Data processing                                                      108,441
   Expenses of real estate acquired
      through foreclosure                                                86,237
   Printing and supplies                                                 76,841
   Occupancy expense                                                     67,589
   Profit sharing plan contribution (Note F)                             65,000
   Insurance and bonds                                                   29,681
   Telephone                                                             20,100
   Other                                                                227,490
                                                                    ------------
      Total noninterest expense                                       1,561,209
                                                                    ------------

Income before income taxes                                            1,214,805

Provision for income taxes (Note E):
   Currently payable                                                    175,600
   Deferred taxes                                                       240,400
                                                                    ------------
      Provision for income taxes                                        416,000
                                                                    ------------
Net income                                                              798,805

Retained earnings -- January 1, 1993                                  2,204,460

Cash dividends paid -- $20 per share                                   (120,000)
                                                                    ------------
Retained earnings -- December 31, 1993                               $2,883,265
                                                                    ------------
                                                                    ------------

          See notes to consolidated financial statements.

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1993




Cash flows from operating activities:
Net income                                                             $798,805
Adjustments to reconcile net cash provided by (applied
to) operating activities:
   Depreciation                                                          41,552
   Deferred taxes                                                       207,821
   Amortization of premium and discounts on investment
      securities                                                        (27,812)
   Loss on sale of other real estate owned                               22,504
   Decrease in assets:
      Accrued interest receivable                                        16,703
      Other assets                                                       11,257
   (Decrease) in liabilities:
      Accrued interest and other liabilities                           (113,188)
      Income taxes payable                                              (85,569)
                                                                    ------------
Net cash provided by operating activities                               872,073
                                                                    ------------
Cash flows from investing activities:
   Sales and maturities of investment securities                     14,920,143
   Purchase of investment securities                                (21,473,591)
   (Increase) in loans, net                                            (941,461)
   Purchase of premises and equipment                                  (173,722)
   Sales of other real estate owned                                     916,242
                                                                    ------------
Net cash (used in) investing activities                             ($6,752,389)
                                                                    ------------

(Continued on following page)

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1993


(Continued from preceding page)
Cash flows from financing activities:
   Net change in non-interest bearing deposits                          $839,651
   Net change in interest bearing deposits                             5,170,796
   Dividends paid                                                       (120,000)
                                                                    ------------
Net cash provided by financing activities                              5,890,447
                                                                    ------------
Net increase in cash and cash equivalents                                 10,131

Cash and cash equivalents, beginning of year                           3,974,983
                                                                    ------------
Cash and cash equivalents, end of year                                $3,985,114
                                                                    ------------
                                                                    ------------


Supplemental disclosure of cash flow information:
   Cash paid for interest                                             $1,555,640
   Cash paid for income taxes                                            289,174



          See notes to consolidated financial statements.

                                                                VAN DORN & BOSSI

                     FINANCIAL BANCORP, INC.  AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1993

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Financial Bancorp, Inc. (the Company) is a unitary bank holding company whose primary asset is 100% of the capital stock of Trinidad National Bank (the Bank) which is engaged in general commercial banking in Las Animas and a portion of Huerfano Counties of Colorado. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and accounts have been eliminated in consolidation.

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate.

     The Company has adopted the following significant generally accepted accounting principles and policies.

     Cash and cash equivalents include cash on hand, balances due from banks, interest bearing deposits and federal funds sold for purposes of reporting cash flows. Generally, federal funds are sold for a one-day period.

     In accordance with generally accepted accounting principles, investment securities are classified as either held for investment or held in trading accounts. At December 31, 1993, management determined that all securities should be classified as held for investment. Historically, the Company purchased securities with the stated purpose and intent to hold the securities to maturity and, therefore, not engage in trading accounts.

     Investment securities are recorded at cost, adjusted for accretion of discount and amortization of premium, computed by a method approximating the interest method. Because these securities are purchased for investment, gains and losses are recognized upon disposal or when management determines that a permanent decline in value exists. Gains or losses on disposition are based on net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

                                                                VAN DORN & BOSSI

     Effective with the year ending December 31, 1994, investment securities will be classified as held to maturity, trading accounts or available for sale as mandated by Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Generally, held to maturity securities will be reported at amortized cost; trading securities will be reported at fair value, with unrealized gains and losses included in earnings; and available for sale investments will be reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of related taxes. Management will determine classifications for all securities securities effective January 1994.

     Interest on loans is accrued daily based on principal amounts outstanding. Loans are reviewed regularly by management and placed on non-accrual when the collection of principal or interest is considered unlikely or when the loan is ninety days or more past due and the loan is not fully collateralized and in the process of collection. When a loan is placed on non-accrual, interest accrued in the current year is charged against income; interest accrued in any prior year is charged against the allowance for loan losses unless there is a clear and documented abundance of collateral and the collection of the interest is assured within a reasonable period of time. Thereafter, interest income is not recognized until received in cash or until such time as the borrower demonstrates the ability to pay principal and interest. Placement of a loan on non-accrual does not necessarily indicate a probable loss of principal or previously accrued but unpaid interest.

     The allowance for loan losses is established through charges to income in the form of provisions for loan losses. Losses or recoveries are charged or credited directly to the allowance. In general, the amount charged to income is based on management's periodic evaluation of the loan portfolio which considers factors such as historical loss experience, specific problem loans, an evaluation of collateral and current economic, geographic and industry conditions.

     Real estate acquired through foreclosure is carried at the lower of the Company's investment in the property at time of foreclosure or fair value, net of estimated costs of disposal in the ordinary course of business. Any write down upon foreclosure is charged to the allowance for loan losses. Management reviews the value of such real estate periodically and, if a further reduction in value has occurred, the carrying amount of the property is written down by the establishment of a valuation allowance and a corresponding charge to income. All ongoing costs associated with other real estate owned are charged to income as incurred; any gain or loss from the sale of these assets is recognized at closing.

     Premises and equipment are recorded at cost. Depreciation is charged to income over the estimated useful lives of the depreciable assets using the straight-line method of accounting.

                                                                VAN DORN & BOSSI

     The Bank's results of operations are included in the consolidated income tax return of the Company. Income taxes are provided for in accordance with a tax sharing agreement between the Bank and the Company which essentially requires the Bank to compute its income tax provision and related liability on a separate basis. The Bank remits income taxes currently payable to the Company as if it were the Internal Revenue Service. Deferred income tax assets and liabilities are maintained at the Bank.

     In 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. At December 31, 1993, deferred tax assets and liabilities primarily relate to differences between the financial and tax return bases of the allowance for loan losses and other real estate owned and the former use of the cash method of reporting operations for tax purposes.

     In the normal course of business, the Company enters into offbalance sheet financial instruments such as commitments to extend credit and the issuance of letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

B.   INVESTMENT SECURITIES:

     The carrying and approximate market values of investment securities at December 31, 1993 are as follows:

                                                              Gross         Gross        Approximate
                                             Carrying      Unrealized     Unrealized       Market
                                               Value          Gains         Losses         Value
                                           ------------   ------------   ------------   ------------
U.S. Treasury
securities                                  $13,451,747       $265,668         $8,683    $13,708,732
U.S. Government
agencies                                     20,101,770        347,445         39,459     20,409,756
Obligations of
states and
political
subdivisions                                  3,647,888         22,383         50,375      3,619,896
Other securities                             21,210,676          9,435         19,468      2,200,643
                                           ------------   ------------   ------------    -----------
                                            $39,412,081       $644,931       $117,985    $39,939,027
                                           ------------   ------------   ------------    -----------
                                           ------------   ------------   ------------    -----------

                                                                VAN DORN & BOSSI

     The carrying and approximate market values by contractual maturity at December 31, 1993 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          Approximate
                                                            Carrying        Market
                                                              Value         Value
                                                           -----------    -----------
Due in one year or less                                     $5,870,239     $5,919,104
Due after one year through five years                       18,470,812     18,698,806
Due after five years through ten years                       6,102,885      6,257,646
Due after ten years                                          8,968,145      9,063,471
                                                           -----------    -----------
                                                           $39,412,081    $39,939,027
                                                           -----------    -----------
                                                           -----------    -----------

     The par value of investment securities aggregated $39,316,542 at December 31, 1993. Securities having a carrying value of approximately $10,280,000 have been pledged to secure public deposits and for other purposes required or permitted by law.

C.   LOANS AND ALLOWANCE FOR LOAN LOSSES:

     In the ordinary course of business, certain of the Company's shareholders, directors, executive officers and their affiliates were customers of the Company. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility.

     Loans aggregating $257,095 at December 31, 1993 have been made to these individuals and their affiliates; the Bank has outstanding letters of credit or commitments to extend credit to these individuals and affiliates totalling $52,700 at December 31, 1993.

     Loans on which interest accruals have been discontinued were $503,514 at December 31, 1993. If interest on those loans had been accrued, such income would have approximated $75,500 for 1993.

     The Company also services loans for investors and earns a fee for the servicing. The balance of such loans is not included in the consolidated statement of condition; unpaid balances approximated $6,461,100 at December 31, 1993.

     An analysis of the allowance for loan losses for 1993 follows:

     Balance, January 1, 1993                   $482,003
     Loans charged off                           (68,832)
     Recoveries                                   811526
                                             -----------
     Balance, December 31, 1993                 $494,697
                                             -----------
                                             -----------

                                                                VAN DORN & BOSSI

D.   PREMISES AND EQUIPMENT:

     Premises and equipment at
     December 31, 1993 consists of:

     Land                                                   $77,685
     Building and improvements                              692,578
     Furniture, fixtures and equipment                      428,182
                                                       ------------
                                                          1,198,445
     Less accumulated depreciation and amortization        (690,798)
                                                       ------------
                                                           $507,647
                                                       ------------
                                                       ------------

     The Company has established estimated useful lives of 10-31 years for the bank building and improvements and 5-8 years for furniture, fixtures and equipment.

E.   INCOME TAXES:

     The provision for income taxes does not bear a normal relationship to the federal statutory rate of 34% primarily due to tax exempt interest income. The major components of deferred income taxes reflected in the consolidated statement of income and retained earnings and statement of condition for 1993 and the year then ended are as follows:

     Statement of income and retained earnings:
       Other real estate owned                                $253,000
       Depreciation expense                                     10,000
       Cash to accrual conversion (Section 481)                (23,000)
                                                          ------------
                                                              $240,000
                                                          ------------
                                                          ------------

     Statement of condition:
     Deferred tax assets:
       Allowance for loan losses                               $54,182
       Other real estate owned                                  12,828
       Municipal bond reserve and other                          6,272
                                                          ------------
                                                                73,283
                                                          ------------
     Deferred tax liabilities:
       Depreciation differences                                 (2,095)
       Cash to accrual adjustment and other                    (35,930)
                                                          ------------
                                                               (38,025)
                                                          ------------
       Deferred tax asset, net                                 $37,352
                                                          ------------
                                                          ------------

                                                                VAN DORN & BOSSI

F.   OTHER MATTERS:

     The Company has significant concentrations of public deposits at December 31, 1993 as follows:

                                                           $182,686
     Demand                                               3,424,137
     NOW and Money Market                                    72,324
     Savings                                              6,032,904
     Time                                              ------------
                                                         $9,712,051
                                                       ------------
                                                       ------------

     The Bank is subject to dividend restrictions set forth by the Comptroller of the Currency (OCC). Under such restrictions, the Bank may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year's earnings, as defined, plus the retained net profits, as defined, from the preceding two years. The dividends that the Bank may declare without OCC approval approximated $1,218,000 at December 31, 1993.

     The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1993, the Bank is required to have minimum Tier 1 and total capital ratios of 4% and 8%, respectively. The Bank's actual ratios at that date were 30.6% and 31.9%, respectively.

     The Company has a profit sharing plan covering substantially all employees. The Company's contribution is determined annually by the Board of Directors and can not exceed 15% of all eligible participants' compensation. A contribution of $65,000 was approved and paid in 1993.

     In the normal course of business, the Company enters into commitments to extend credit under lines and standby letters of credit which all include exposure to some credit loss in the event of nonperformance by the borrower. These credit instruments involve varying degrees of credit and interest rate risk which are not reflected in the consolidated financial statements. These instruments generally have fixed expiration dates and do not necessarily represent future cash requirements since they often expire unused. The Company's criteria for entering into such instruments are normally the same as those for loans made in the ordinary course of business. In addition, the Company uses the same evaluation methodology in determining if any credit losses may be incurred as a result of utilization by the borrower. At December 31, 1993, such unused commitments to extend credit approximated $1,196,600; the Company anticipates no losses resulting from these commitments.

                     FINANCIAL BANCORP, INC.  AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
                                   (Unaudited)

                                                    MARCH 31,
                                           ---------------------------
     ASSETS                                    1996           1995
     ------                                ------------   ------------
Cash and due from banks                      $2,882,000     $2,423,000

Interest bearing deposits                        99,000        199,000

Federal funds sold                            2,950,000

Investment securities:
  Available for sale                         15,536,000      5,615,000
  Held to maturity                           21,170,000     33,843,000

Loans, net of allowances of $508,000
  and $502,000 for loan losses               25,020,000     21,436,000

Accrued interest receivable                     471,000        455,000

Premises and equipment, net                     502,000        496,000

Other assets                                    553,000        579,000
                                           ------------   ------------
                                            $69,183,000    $65,046,000
                                           ------------   ------------
                                           ------------   ------------

                                                     MARCH 31,
                                           ---------------------------
  LIABILITIES AND SHAREHOLDERS' EQUITY         1996          1995
  ------------------------------------     ------------   ------------
Deposits:
  Demand                                     $5,765,000     $5,924,000
  N.O.W., Money Market and Savings           22,274,000     23,848,000
  Time deposits                              31,366,000     26,662,000
                                           ------------   ------------

                                             59,405,000     56,434,000

Federal funds purchased                                        200,000

Accrued interest payable                        418,000        344,000

Other liabilities                               134,000        159,000
                                           ------------   ------------

  Total liabilities                          59,957,000     57,137,000

SHAREHOLDERS' EQUITY:
  Common stock, no par value; 50,000
    shares authorized; 6,000 shares
    issued and outstanding                    4,467,000      4,457,000
  Retained earnings                           4,841,000      3,635,000
  Net unrealized depreciation on securities
    available for sale, net                     (82,000)      (183,000)
                                           ------------   ------------

  Total shareholders' equity                  9,226,000      7,909,000
                                           ------------   ------------
                                            $69,183,000    $65,046,000
                                           ------------   ------------
                                           ------------   ------------

            See notes to condensed consolidated financial statements

                     FINANCIAL BANCORP INC.  AND SUBSIDIARY

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                THREE MONTHS ENDED
                                                     MARCH 31,
                                           ---------------------------
                                               1996           1995
                                           ------------   ------------
Interest income:
  Loans                                        $644,000       $645,000
  Investment securities                         537,000        566,000
  Federal funds sold and other                   56,000         21,000
                                           ------------   ------------
    Total interest income                     1,237,000      1,232,000

Interest expense:
  Deposits:
    N.O.W., Money Market and Savings            176,000        194,000
    Certificates of deposit                     427,000        355,000
                                           ------------   ------------
    Total interest expense                      603,000        549,000

Net interest income before
  provision for loan losses                     634,000        683,000

Provision for loan losses
                                           ------------   ------------
Net interest income after
  provision for loan losses                     634,000        683,000

Noninterest income                               79,000         63,000

Noninterest expenses:
  Salaries and employee benefits                180,000        199,000
  Data processing                                16,000         28,000
  Occupancy expense                              26,000         39,000
  Other                                         101,000         88,000
                                           ------------   ------------
    Total noninterest expense                   323,000        354,000
                                           ------------   ------------
Income before income taxes                      390,000        392,000

Provision for income taxes                      136,000        140,000
                                           ------------   ------------
Net income                                     $254,000       $252,000
                                           ------------   ------------
                                           ------------   ------------

            See notes to condensed consolidated financial statements

                     FINANCIAL BANCORP, INC.  AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                          ---------------------------
                                                              1996           1995
                                                          ------------   ------------
Cash flows from operating activities                          $254,000       $252,000

Adjustments to reconcile net income to net cash
provided by (applied to) operating activities:
  Decrease in accrued interest receivable                      205,000        191,000
  (Increase) in other assets                                  (250,000)      (308,000)
  Increase in federal funds purchased                                          200,000
  Increase in accrued interest payable                          73,000         89,000
  Increase (decrease) in other liabilities                     110,000        (62,000)
                                                          ------------   ------------
Net cash provided by operating activities                      392,000        362,000

Cash flows from investing activities:
  (Purchases) sales of securities, net:
    Available for sale                                      (1,435,000)        86,000
    Held to maturity                                           792,000       (560,000)
  (Increase) in loans, net                                    (598,000)      (790,000)
  Decrease in premises and equipment, net                        9,000          8,000
                                                          ------------   ------------
Net cash (used in) investing activities                     (1,232,000)    (1,256,000)

Cash flows from financing activities:
  Net change in noninterest bearing deposits                (1,961,000)    (1,457,000)
  Net change in interest bearing deposits                    1,610,000        187,000
  Dividend paid                                                              (150,000)
  Net change in unrealized depreciation of
    securities available for sale                              (49,000)        88,000
                                                          ------------   ------------
Net cash (used in) financing activities                       (400,000)    (1,332,000)
                                                          ------------   ------------

Net (decrease) in cash and cash equivalents                 (1,240,000)    (2,226,000)

Cash and cash equivalents, beginning of period               7,171,000      4,848,000
                                                          ------------   ------------

Cash and cash equivalents, end of period                    $5,931,000     $2,622,000
                                                           -----------   ------------
                                                           -----------   ------------


            See notes to condensed consolidated financial statements.

                     FINANCIAL BANCORP, INC.  AND SUBSIDIARY

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995


A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Financial Bancorp, Inc. (the Company) is a unitary bank holding company whose primary asset is 100% of the capital stock of Trinidad National Bank (the bank) which is engaged in general commercial banking in Las Animas and a portion of Huerfano Counties of Colorado. The condensed consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and accounts have been eliminated in consolidation.

     Reference is made to the consolidated financial statements of the Company included elsewhere in this Registration Statement for disclosure of the Company's significant accounting policies used in the preparation of the financial statements. Those consolidated financial statements, including notes thereto, should be read in conjunction with the condensed financial statements.

     The financial information as of March 31, 1996 and 1995 and for the three month periods ended March 31, 1996 and 1995 is unaudited. In the opinion of the Company, the condensed statements included all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.


B.   AGREEMENT AND PLAN OF MERGER:

     On March 8, 1996, the Company entered into an Agreement and Plan of Merger (the Agreement) with Community First Bankshares, Inc. (CFB) whereby the shareholders of the Company will receive shares of CFB in a non-taxable exchange. The Agreement is conditioned upon the completion of certain requirements including, but not limited to, approval by the shareholders of the Company. The Company has received requisite approvals from both federal and State of Colorado regulatory agencies.

                                                                      APPENDIX A

                      RESTATED AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 8, 1996 (the "Agreement"), by and among Community First Bankshares, Inc., a Delaware corporation ("CFB"), Trinidad Acquisition Corporation, a Colorado corporation ("Acquisition Subsidiary") and Financial Bancorp, Inc., a Colorado corporation ("Financial").

     WHEREAS, the Boards of Directors of CFB, Acquisition Subsidiary and Financial have approved, and deem it advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Acquisition Subsidiary will be merged with and into Financial (the "Merger");

     WHEREAS, CFB and Financial desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

     1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in substantially the form as attached hereto as EXHIBIT A shall be duly prepared, executed and acknowledged by CFB, Acquisition Subsidiary and Financial and thereafter delivered for filing to the Secretary of State of the State of Colorado, as provided in the Colorado Business Corporation Act (the "Colorado Act"), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Colorado or at such other time as CFB and Financial may agree in writing to provide in the Certificate of Merger (the "Effective Time"). Notwithstanding the immediately preceding sentence, however, the parties intend that the effective date and time of the Closing, as defined in Section 1.2 below, for both financial and tax reporting purposes, shall be as of the close of business on the Closing Date.

     1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the Merger (the "Closing") will take place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 6 hereof (the "Closing Date"), at the offices of Lindquist & Vennum, P.L.L.P., in Denver, Colorado, unless another time, date or place is agreed to in writing by the parties hereto. Each of the parties agrees to use its best efforts to cause the Merger to be completed within thirty (30) business days after the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement.

     1.3  EFFECTS OF THE MERGER.

          (a) At the Effective Time: (i) the separate existence of the Acquisition Subsidiary shall cease and the Acquisition Subsidiary shall be merged with and into Financial; (ii) the Articles of Incorporation of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law; (iii) the By-laws of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law; (iv) CFB, as the holder of all of the outstanding common stock of the Acquisition Subsidiary, shall continue as sole shareholder of the Surviving Corporation; and (v) the holders of certificates representing shares of Financial Common Stock (as defined in Section 2.1(a) below) shall cease to have any rights as shareholders of Financial, except such rights, if any, as they may have pursuant to Article 113 of the Colorado Act, and their sole right shall be the right to receive (A) the number of whole shares of CFB Common Stock (as defined in Section 2.1(a) below) into which their shares of Financial Common Stock have been converted in the Merger as provided herein (together with any dividend payments with respect thereto, to the extent provided in Section 2.2(c) below), and (B) the cash value of any fraction of a share of CFB Common Stock into which their shares of Financial Common Stock have been converted as provided herein.

          (b) As used in this Agreement, the term "Constituent Corporations" shall mean Financial and the Acquisition Subsidiary. The term "Surviving Corporation" shall mean Financial, after giving effect to the Merger.

          (c) At and after the Effective Time, the Merger will have the effects set forth in Section 7-111-106 of the Colorado Act.

     1.4  CALCULATION OF FINANCIAL SHARE VALUE.  Subject to the provisions of
Section 4.1(k), as of the last day of the month immediately preceding the Effective Time (the "Determination Date"), Financial shall prepare a consolidated balance sheet of Financial in accordance with generally accepted accounting principles, excluding any footnotes that might be required to be included with such financial statements (the "Determination Date Balance Sheet"), together with a consolidated statement of income (the "Interim Income") for the period from January 1, 1996 to the Determination Date (the "Interim Income Statement"), such consolidated statement of income shall be prepared in accordance with generally accepted accounting principles and excluding any footnotes that might be required to be included with such statements (the "Determination Date Balance Sheet and Interim Income Statement are herein referred to as the "Determination Date Financial Statements"). The Determination Date Financial Statements shall be delivered to CFB as soon as they are prepared. For purposes of this Agreement, the "Financial Share Value" shall be the sum of (i) the Net Worth (as hereinafter defined) of Financial, as reflected on the Determination Date Balance Sheet, plus (ii) Three Million Nine Thousand Four Hundred Seventy-Four Dollars ($3,009,474.00), divided by (iii) the number of shares of Financial Common Stock outstanding. "Net Worth" shall be equal to the total consolidated assets of Financial minus the sum of (i) the total consolidated liabilities of Financial, as reflected on the Determination Date Balance Sheet, prepared in accordance with this Section 1.4. "Net Worth" shall be adjusted by the following adjustments to the Determination Date Balance Sheet as follows: (i) excluding the effect of any FASB 115 adjustment; (ii) the elimination of any loss on the sale of securities permitted by Section 4.3(f); and (iii) the amount of the Loan Loss Reserve which exceeds the required level as provided in
Section 4.1(k)(xxiv) shall increase Net Worth (after tax effect, if any). Total consolidated liabilities of Financial shall include, without limitation, provisions for taxes and the expenses of the preparation of final tax return for Financial.

                                   ARTICLE 2
               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1  EFFECT ON CAPITAL STOCK.

          (a) CONVERSION. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, no par value, of Financial ("Financial Common Stock"), subject to Section 2.2(e), each issued and outstanding share of Financial Common Stock, other than shares of Financial Common Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Article 113 of the Colorado Act, shall be converted into validly issued, fully paid and nonassessable shares of common stock of CFB, $.01 par value ("CFB Common Stock"). The number of shares of CFB Common Stock exchanged for shares of Financial Common Stock shall be calculated in accordance with Section 2.1(b). All such shares of Financial Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each Financial shareholder's certificate or certificates previously representing shares of Financial Common Stock (each a "Financial Certificate") shall be aggregated (if a single stockholder holds more than one Financial Certificate) and exchanged for a certificate representing whole shares of CFB Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such Financial Certificates in accordance with Section 2.2, without any interest thereon. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CFB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in CFB's capitalization, then an appropriate and proportionate adjustment shall be made to the "Exchange Rate", as hereinafter defined, so that the number of shares of CFB Common Stock into which a share of Financial Common Stock shall be converted will equal the number of shares of CFB Common Stock that the holders of shares of Financial Common Stock would have received pursuant to such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change had the record date therefor been immediately following the Closing Date.

          (b) EXCHANGE RATE. Subject to the adjustments provided in Section 2.1(a) above, the number of shares of CFB Common Stock to be exchanged for each share of Financial Common Stock (the "Exchange Rate") shall be as determined below.

          (i) if the "CFB Trading Value" (as hereinafter defined) of the CFB Common Stock is less than $19.50 the Exchange Rate shall be determined by dividing the Financial Share Value by $19.50, provided that the Board of Directors of Financial have determined, at their sole discretion, that it is in the best interest of Financial and its shareholders to complete the transaction contemplated by this agreement; and

          (ii) if the Trading Value of the CFB Common Stock is greater than or equal to $19.50 the Exchange Rate shall be determined by dividing the Financial Share Value by the CFB Trading Value.

     For purposes of this Agreement, the "CFB Trading Value" of the CFB Common Stock shall be the average of the per share closing price for the CFB Common Stock as reported by the NASDAQ National Market System for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such twenty trading day period, shares of CFB Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend). Calculations will be rounded to three decimal places. Any fractional share of CFB Common Stock will be paid in cash in accordance with Section 2.2(e). Illustrations of the above Exchange Rate calculations are attached as EXHIBIT 2.1(B) hereto and incorporated herein by reference.

          (c) SHAREHOLDERS' RIGHT OF DISSENT. Any holder of shares of Financial Common Stock who does not vote in favor of the Merger at the meeting of shareholders of Financial and has given notice in writing to the presiding officer prior to the Merger vote that he or she intends to demand payment for his or her shares of Financial Common Stock if the Merger is effectuated, shall be entitled to receive the value of the Financial Common Stock so held by him or her in accordance with Article 113 of the Colorado Act and his or her shares of Financial stock shall be deemed subject to the provisions of Article 113 of the Colorado Act.

     2.2  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. At the Closing, CFB shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of Financial Common Stock, certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares (such cash and certificates for shares of CFB Common Stock together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to Section 2.1 in exchange for the outstanding shares of Financial Common Stock.

          (b) EXCHANGE PROCEDURES. Within five (5) business days after the Closing Date, CFB shall cause the Exchange Agent to mail to each holder of record of a Financial Certificate or Financial Certificates (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Financial Certificate(s) shall pass, only upon delivery of the Financial Certificate(s) to the Exchange Agent and which shall be in such form and have such other provisions as CFB and Financial may reasonably specify not later than five business days before the Closing Date and (ii) instructions for use in effecting the surrender of the Financial Certificate(s) in exchange for a certificate representing shares of CFB Common Stock and the cash to be paid in lieu of any fractional share. Within five (5) business days of the surrender of a shareholder's Financial Certificate or Financial Certificates (or affidavit and indemnification as provided in Section 2.2(g)) for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Financial Certificate(s) shall be entitled to receive in exchange therefor (1) a certificate representing the number of whole shares of CFB Common Stock and (2) a check representing the amount of the cash to be paid in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Financial Certificate(s) surrendered, as provided in Section 2.2(c) below, and the Financial Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Financial Certificates. In the event of a transfer of ownership of Financial Common Stock which is not registered in the transfer records of Financial, a CFB Certificate representing the proper number of shares of CFB Common Stock, together with a check for the cash to be paid in lieu of a fractional share, may be issued to such a transferee if the Financial Certificate representing such Financial Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Any applicable stock transfer taxes shall be paid by CFB.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. The Exchange Agent shall receive and hold, for distribution without interest to the first record holder of the certificate or certificates representing shares of Financial Common Stock, all dividends and other distributions paid on shares of CFB Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered Financial Certificates shall not be entitled to vote after the Closing Date at any meeting of CFB shareholders until they have exchanged their Financial Certificates.

          (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of Financial of the shares of Financial Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Financial Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of CFB Common Stock and cash, in an amount as determined in accordance with the provisions of
Section 2.1(a) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement. Financial Certificates surrendered for exchange by any person constituting an "affiliate" of Financial for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until CFB has received a written agreement from such person as provided in Section 5.5.

          (e) FRACTIONAL SHARES. No fractional shares of CFB Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash adjustments will be paid to holders in respect of any fractional share of CFB Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Trading Value of a share of CFB Common Stock. For purposes of calculating fractional shares, a holder of Financial Common Stock with more than one Financial Certificate shall receive cash only for the fractional share remaining after aggregating all of its, his or her Financial Common Stock to be exchanged.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any CFB Common Stock) that remains unclaimed by the shareholders of Financial for twelve months after the Closing Date shall be paid to CFB. The Exchange Agent shall give notice to shareholders of Financial for whom Exchange Funds are held thirty (30) days prior to the date upon which the Exchange Fund shall be paid to CFB. Any shareholders of Financial who have not theretofore complied with this Article 2 prior to the payment of the Exchange Fund to CFB shall thereafter look only to CFB for payment of their shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of Section 2.1(a) and this Section 2.2, without any interest thereon. Notwithstanding the foregoing, none of CFB, Financial, the Exchange Agent nor any other person shall be liable to any former holder of shares of Financial Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) LOST OR DESTROYED SHARES. In the event any Financial Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Financial Certificate to be lost, stolen or destroyed and indemnification to CFB for any loss or expense incurred by CFB arising by reason of the lost, stolen or destroyed certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Financial Certificate the shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of Section 2.1(a) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF FINANCIAL. In order to induce CFB to enter into this Agreement, Financial represents and warrants to CFB, in all material respects, as of the date of this Agreement (except as otherwise expressly provided), as follows, except as disclosed on the attached EXHIBIT B (the "Financial Disclosure Schedule") and the schedules thereunder which are numbered to correspond to the representations set forth below:

          (a) BANK SUBSIDIARY ORGANIZATION. Trinidad National Bank (the "Bank") is a national banking association duly organized and validly existing and in good standing under the laws of the United States with an authorized capital of $600,000, consisting of 6,000 shares of one class of common stock, par value $100.00 per share. All of the shares of stock of the Bank which are presently issued and outstanding, have been validly issued, fully paid and, subject to 12 U.S.C. Section 55

(1982), non-assessable, and there are no stock options or other commitments outstanding pursuant to which the Bank is obligated to issue additional shares of such stock or purchase or redeem any outstanding shares of such stock.

          (b) FINANCIAL ORGANIZATION. Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with authorized capital stock consisting of 50,000 shares of common stock, no par value per share, of which 6,000 shares are issued and outstanding. Financial has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged, except where the failure to have any such power, authority, charters, licenses or franchises would not reasonably be expected to have a material adverse effect on Financial. Financial is registered as a bank holding company under Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act"). Financial has no direct or indirect subsidiaries except the Bank and is not a partner to any partnership. Except as set forth in
Section 3.1(b) of the Financial Disclosure Schedule, Financial owns all of the shares of Bank stock, free and clear of any liens or encumbrances.

          (c) ENFORCEABILITY. Subject to the required approval of the Merger by the shareholders of Financial, Financial has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Financial and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Financial. Subject to approval by the Financial shareholders and of government agencies and other governing bodies having regulatory authority over Financial or the Bank as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of Financial, enforceable against it in accordance with its terms.

          (d) LIMITATION OF BANK'S POWERS. There are no proceedings or actions pending by any federal or state regulatory body having authority over the Bank to limit or impair any of the Bank's powers, rights and privileges, to terminate deposit insurance or to dissolve the Bank.

          (e) CORPORATE RECORDS. Financial's Articles of Incorporation and Bylaws, and the Bank's Articles of Association and Bylaws are each unchanged from the form in which they were delivered to CFB on or before the date of this Agreement. The minute books of Financial and the Bank contain reasonably complete and accurate records of all meetings and corporate actions of each of their respective shareholders and Boards of Directors.

          (f) INSURED STATUS OF BANK. The Bank is an insured bank under the provisions of Chapter 16 of Title 12, United States Code Annotated, known as the "Federal Deposit Insurance Act," and no act or default on the part of any of the Bank exists that could reasonably be expected to have a material adverse effect on Bank's status as an insured bank thereunder. The Bank possesses and is in full compliance with all licenses, franchises, permits and other governmental authorizations that are legally required to hold its properties or conduct its business, except where the failure to possess any such licenses, franchises, permits or other governmental authorizations would not reasonably be expected to have a material adverse effect on Financial.

          (g) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of (A) any judgment, order or decree of any court or other governmental agency to which Financial or the Bank may be subject, (B) any of the "Material Contracts," as hereinafter defined, or (C) the Articles of Incorporation/Association or Bylaws of Financial or the Bank, or
(ii) constitute an event that, with the lapse of time or action by a third party, would result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the Financial Common Stock or any of the Bank's capital stock.

          (h) FINANCIAL STATEMENTS. The following financial statements of the Bank and Financial (the "Financial Statements") have been delivered to CFB and are incorporated by reference herein:

          (i) The Consolidated Reports of Condition and Income of the Bank as of December 31 for each of the years 1993, 1994 and 1995 as filed with the Office of the Comptroller of Currency; and

          (ii) The audited financial statements of Bank, prepared in accordance with generally accepted auditing principles for each of the years ended December 31, 1993, 1994, and 1995 compiled financial statements of Financial for each of the years ended December 31, 1993, 1994, and 1995.

Each of the aforementioned financial statements is, and the Determination Date Balance Sheet will be (when delivered pursuant to Section 1.4), true and correct in all material respects, and together they fairly present, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto and except that the unaudited financial statements are subject to any adjustments which might be required as a result of an examination of independent accountants) the financial position and results of operation of each of the respective Bank and Financial as of the dates and for the periods therein set forth. To the knowledge of Financial, such financial statements did not, as of the date of the preparation thereof, exclude any material assets or omit to state any material liability, absolute or contingent, the inclusion or omission of which renders such financial statements, in light of the circumstances in which they were made, misleading in any material respect. Since December 31, 1995, there has been no material adverse change in the financial condition, results of operation or business of the Bank and Financial, taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that affect the banking industry on a nationwide basis, including changes in the general level of interest rates). Materiality, for the purpose of this Agreement, shall be deemed to be an amount which impacts earnings by three percent (3%) or more.

          (i) FIDELITY INSURANCE. The Bank is insured under a Banker's Blanket Bond which is in full force and effect and the Bank has not received notice of cancellation or non-renewal thereof, or filed any claim thereunder during the past five years. There are no unresolved claims.

          (j) EMPLOYMENT CONTRACTS. Except as set forth in Section 3.1(j) of the Financial Disclosure Schedule, neither Financial nor the Bank is a party to or bound by any written or oral (i) employment or consulting contract that is not terminable without penalty by Financial or the Bank on 30 days' or less notice or (ii) any collective bargaining agreement covering employees.

          (k) EMPLOYEE BENEFITS. Section 3.1(k) of the Financial Disclosure Schedule lists every employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Bank or Financial maintain or to which the Bank or Financial contribute on behalf of current or former employees of the Bank or Financial. All of the plans and programs listed in Section 3.1(k) of the Financial Disclosure Schedule (hereinafter referred to as the "Plans") are in compliance in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws. Each of the Plans that is a defined benefit pension plan has assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis. None of the Plans has, engaged in a "prohibited transaction", within the meaning of
Section 4975 of the Code or Section 406 of ERISA, none of the Plans which is subject to Title IV of ERISA or any trust created thereunder has been terminated nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Plan and none of the Plans has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code.

          (l) LITIGATION. No claims have been asserted by written notice to Financial and no relief has been sought against Financial, the Bank or any of the Plans in any pending litigation or governmental proceedings or otherwise. Neither Financial nor the Bank is a party to any unsatisfied order, judgment or decree which is adverse to Financial or the Bank, and neither Financial nor the Bank (i) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority; or (ii) has made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition. To the knowledge of Financial, there do not exist facts that would reasonably be expected to give rise to a material claim against Financial or the Bank after the Closing Date.

          (m) TAXES. Each of Financial and the Bank have filed all federal and state income tax returns and all other returns with respect to any taxes, either federal, state or local, which it is required to have filed; said returns have been correctly and accurately prepared; all taxes reflected thereon have been paid or adequately accrued for; no notice of any deficiency, assessments or additions to tax have been received by Financial or the Bank; neither Financial nor the Bank has waived any statute of limitations with respect to any taxes reflected on said returns; and deferred taxes have been properly reflected on the Financial Statements. Except as set forth in Section 3.1(m) of the Financial Disclosure Schedule, there are no other taxes of any kind or character for which either Financial or the Bank is or may be liable which are now past due, delinquent and/or unpaid.

          (n) TITLE TO PROPERTY. The Bank has good and marketable title to all material assets and properties, whether real or personal, that it purports to own, including without limitation all real and personal assets and properties reflected in its Consolidated Reports of Condition and Income as of December 31, 1995, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1995) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said Consolidated Reports or the Schedules thereto; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held by the Bank as of the date hereof; and (v) such liens, mortgages, security interests, encumbrances and charges that are not in the aggregate material to the assets and properties of such Bank.

          (o) INSURANCE POLICIES. Financial has delivered to CFB true, accurate and complete copies of all insurance policies of Financial and the Bank as of the date of this Agreement. Each such policy is in full force and effect, with all premiums due thereon on or prior to the date of this Agreement having been paid as and when due.

          (p) BANK PROPERTY. All buildings, structures, fixtures, and appurtenances comprising the premises of the Bank are in good condition subject to ordinary wear and tear. Except for the facts set forth in the Assessment (as hereinafter defined), Financial and the Bank are, and have been at all times, in substantial compliance with all applicable Environmental Laws (as defined below), and have not engaged in any activity resulting in a material violation of any applicable Environmental Law. To the best knowledge of Financial, there is no legal, administrative, or other proceeding, claim, investigation (with respect to which Financial is aware), inquiry, order, hearing or action of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Financial or the Bank, of any liability arising from any violation of or obligation under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Environmental Laws"), pending or, to the knowledge of Financial, threatened against Financial or the Bank; to the knowledge of Financial and except for the facts set forth in the Assessment, there is no reasonable basis for any such proceeding, claim, investigation, inquiry, order, hearing or action; and neither Financial nor the Bank is subject to any agreement, order, judgment, or decree by or with court, governmental authority or third party imposing any such environmental liability. No claims have been made by any governmental authority or third party against Financial since it was incorporated, or the Bank during the past ten (10) years relating to damage, contribution, cost recovery, compensation, loss or inquiry resulting from any violation of or obligation under any Environmental Laws.

          (q) CONDUCT OF BUSINESS. Except for the facts set forth in the Assessment, the Bank and Financial are in compliance in all material respects with all laws, regulations and orders (including zoning ordinances) applicable to them and to the conduct of their business, including without limitation, all statutes, rules and regulations pertaining to the conduct of the Bank's banking activities (including the exercise of fiduciary and trust powers), except where the failure to comply would not reasonably be expected to have a material adverse effect on Financial.

          (r) LOAN ALLOWANCE AND DOCUMENTATION. Financial's consolidated allowance for losses on loans included in the Financial Statements as of September 30, 1995 was $522,726, representing 2.09% of its total consolidated loans held in portfolio. The amount of such allowance for losses on loans was adequate to absorb reasonably expectable losses in the loan portfolio of the Bank and there are no facts which would cause it to increase the level of such allowance for losses on loans. The loan portfolio of the Bank as of September 30, 1995 in excess of such reserves is, to the knowledge and belief of the executive officers of the Bank based on past loan loss experience, fully collectible in accordance with the terms of the documentation relating to the loans in such portfolio. The documentation relating to loans made by the Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens; the terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit). There are no loans, leases, other extensions of credit or commitments to extend credit of the Bank that have been or should in accordance with generally acceptable accounting principles, have been classified by the Bank as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. Financial has provided to CFB true, correct and complete in all material respects such written information concerning the loan portfolios of the Bank as CFB has requested.

          (s) LEASES AND CONTRACTS. Except as set forth in Section 3.1(s) of the Financial Disclosure Schedule, neither the Bank nor Financial is a party to or bound by any written or oral (i) lease or license with respect to any property, real or personal, with a value in excess of $20,000, whether as a lessor, lessee, licensor or licensee; (ii) contract or commitment for capital expenditures in excess of $20,000 for any one project or $50,000 in the aggregate; (iii) contract or commitment for total expenses in excess of $20,000 made in the ordinary course of business for the purchase of materials, supplies, or for the performance of services for a period of more than 180 days from the date of this Agreement; or (iv) contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business (all such agreements, contracts, and commitments collectively are herein referred to as the "Material Contracts"). The Bank and Financial have performed in all material respects all obligations required to be performed by them to date, and are not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any of the Material Contracts to which the Bank or Financial is a party or by which the Bank or Financial is bound. Each of the Material Contracts is a valid and legally binding obligation of the Bank and the other party or parties thereto, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and
(ii) the application of equitable principles if equitable remedies are sought.

          (t) SHAREHOLDER LISTS. Financial has furnished to CFB a current shareholder list as of the date set forth therein that (i) sets forth the record name and number of shares held by each holder of common stock of Financial and
(ii) identifies each shareholder who is an officer or director of the Bank or Financial.

          (u) BANK PRINCIPALS. No director or executive officer of Financial or the Bank, nor any holder of ten percent or more of the outstanding capital stock of Financial, nor any affiliate of such person as that term is defined under 12 U.S.C. Section 371(c) ("Bank Principal") (i) is or has during the period subsequent to December 31, 1995, been a party (other than as a depositor) to any transaction with the Bank, whether as a borrower or otherwise, which
(a) was made other than in the ordinary course of business; (b) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons; or (c) involves more than the normal risk of collectibility or presents other unfavorable features; or (ii) is a party to any loan or loan commitment, whether written or oral, from the Bank involving an amount in excess of $10,000. Except as set forth in Section 3.1(u) of the Financial Disclosure Schedule, no Bank Principal holds any position with any depository organization other than the Bank or Financial. For the purposes of this provision, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository holding company.

          (v) INFORMATION SUPPLIED. None of the information supplied in writing or to be supplied in writing by Financial or the Bank for inclusion or incorporation by reference in (i) the "Registration Statement" (as hereinafter defined) will, at the time the Registration Statement becomes effective under the Securities Act of 1993, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading except to the extent specified in writing by Financial prior to the Registration Statement becoming effective and (ii) the "Prospectus-Proxy Statement" (as hereinafter defined) and any amendment or supplement thereto will, at the date of mailing to the CFB and Financial stockholders and at the times of the meetings of stockholders of Financial and CFB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Financial will use its reasonable best efforts to cause those portions of the Registration Statement supplied by Financial in writing to comply in all material respects with applicable law.

          (w) AGREEMENTS WITH BANK REGULATORS. Except as set forth in Section 3.1(w) of the Financial Disclosure Schedule, neither Financial nor the Bank:
(i) is a party to any written agreement or memorandum of understanding with;
(ii) is subject to any order or directive by; (iii) is subject to any extraordinary supervisory letter from; or (iv) has adopted any board resolutions at the request of, federal or state governmental entities charged with the supervision or regulation of Bank or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has Financial been advised by any Bank Regulators that it is contemplating issuing or requesting any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     3.2 REPRESENTATIONS AND WARRANTIES OF CFB. CFB represents and warrants to Financial, in all material respects, as of the date of this Agreement (except as otherwise expressly provided) as follows:

          (a) CFB ORGANIZATION. CFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with authorized capital stock consisting of 14,000,000 shares of common stock, par value of $.01 per share, of which 11,396,072 shares were issued and outstanding as of September 30, 1995 and 900,000 shares of preferred stock, of which 230,000 shares of 7% cumulative convertible preferred stock, stated value $100.00 per share, were issued and outstanding as of September 30, 1995. CFB has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged. CFB is registered as a corporation under Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act").

          (b) REPORTS. CFB and the CFB Subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Securities and Exchange Commission ("SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "CFB Reports." As of their respective dates, the CFB Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CFB has timely filed with the SEC all reports, statements and forms required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (c) ENFORCEABILITY. The execution, delivery and performance of this Agreement by CFB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CFB. Subject to approval by the government agencies and other governing bodies having regulatory authority over CFB as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of CFB, enforceable against it in accordance with its terms. This Agreement does not require the approval of CFB shareholders. CFB has no knowledge of any facts or circumstances which would lead a reasonably prudent person to conclude that regulatory approval of this transaction might be denied.

          (d) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which CFB or any of the CFB Subsidiaries may be subject, or any contract, agreement or instrument to which CFB or any of the CFB Subsidiaries is a party or by which CFB or any of the CFB Subsidiaries is bound or committed, or the Articles of Incorporation or Bylaws of CFB, or constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the CFB Common Stock or the capital stock of any of the CFB Subsidiaries.

          (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by CFB or the CFB Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading and (ii) the Prospectus-Proxy Statement and any amendment or supplement thereto will, at the date of mailing to CFB and Financial stockholders and at the times of the meetings of stockholders of Financial and CFB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with applicable law.


          (f) NO PLAN TO TRANSFER ASSETS. CFB has no plan or intention to sell or otherwise dispose of any of the assets of Financial to be acquired in the Merger, except for dispositions in the ordinary course of business or transfers to controlled subsidiaries as described in Section 368(a)(2)(C) of the Code.

          (g) FUTURE FILING REQUIREMENTS. CFB will make any and all filings which are required to satisfy the requirements of Rule 145(d)(1) and Rule 144(c) (or any amendments, supplements, or successors to such rules) on or before the dates on which such filings are required to be made to comply with applicable requirements of law, and will include in its reports, both quarterly and annual, the statement that CFB has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding
12 months.

                                    ARTICLE 4
                         COVENANTS OF FINANCIAL AND CFB

     4.1 COVENANTS OF FINANCIAL. During the period from the date of this Agreement and continuing until the Effective Time, Financial agrees as follows:

          (a) ORDINARY COURSE. Except as otherwise required under this Agreement, Financial and the Bank shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect. Financial shall not, nor shall it permit the Bank to (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of Financial and the Bank except through resignation or retirement, (iii) change its or the Bank's lending, investment, liability management or other material banking policies in any respect that is material to such party; or (iv) incur or commit to any capital expenditures (or any obligations or liabilities in connection therewith) other than capital expenditures (and obligations or liabilities in connection therewith) incurred or committed to in the ordinary course of business consistent with past practices.

          (b) SHAREHOLDER MEETING. Financial will cause to be duly called, and will cause to be held not later than forty-five (45) days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement be submitted to a vote at such meeting. Financial will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Colorado Act and other applicable laws and regulations; (ii) recommend by the affirmative vote of a majority of the Board of Directors a vote in favor of approval of this Agreement consistent with fiduciary duties of the Board of Directors to the shareholders; and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

          (c) REGISTRATION STATEMENT. Financial will furnish or cause to be furnished to CFB all of the information concerning Financial and the Bank required for inclusion in, and will cooperate with CFB in the preparation of, the Registration Statement and Prospectus-Proxy Statement (including audited financial statements, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Registration Statement and Prospectus-Proxy Statement or any statement or application made by CFB to any governmental body in connection with the Merger. Financial agrees promptly to advise CFB if at any time prior to the Effective Date of the Merger, any written information provided by or on behalf of Financial becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

          (d) CONFIDENTIAL INFORMATION. Financial will hold in confidence all documents and nonpublic information concerning CFB and its subsidiaries furnished to Financial and its representatives in connection with the Merger and will not release or disclose such information to any other person, except as required by law and except to Financial's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Merger contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with CFB (except to the extent that such information can be shown to be previously known to Financial, in the public domain, or later acquired by Financial from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to CFB.

          (e) BENEFIT PLANS. Financial and the Bank will, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by CFB and at CFB's cost, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time; (ii) to amend the Plans to comply with the provisions of the Tax Reform Act of 1986, as amended, and regulations thereunder and other applicable law as of the Effective Time; and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time.

     Except as set forth in Section 3.1(k) of the Financial Disclosure Schedule, and except as otherwise required pursuant to this Section 4.1(e), Financial agrees as to itself and the Bank that it will not, without the prior written consent of CFB, (i) enter into, adopt, amend (except as may be required by law) or terminate any Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between Financial or any of the Bank and one or more of its directors or officers; provided, however, that Financial or the Bank may amend any of the Plans to reduce or eliminate a requirement of mandatory periodic contributions provided that if any of the Plans do not have assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis, then Financial shall accrue on its Determination Date Financial Statements the amount by which any of the Plans are under funded; (ii) except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in aggregate annual base compensation expense to Financial in excess of 109% of that in effect as of December 31, 1995, increase in any manner the compensation of any director, officer, or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or
(iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Financial or the Bank of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of the Merger.

          (f) NO SOLICITATIONS. Financial shall not permit the Bank to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or the Bank to solicit, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Financial shall promptly advise CFB orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Financial or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Financial other than the transactions contemplated or permitted by this Agreement.

          (g)  NO ACQUISITIONS.  Other than (i) acquisitions described in
Section 4.1(g) of the Financial Disclosure Schedule, as the case may be, or
(ii) acquisitions which may be mutually agreed to by the parties, Financial shall not, nor shall permit the Bank to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or division thereof or otherwise acquire or agree to acquire any substantial amount of assets in each case; PROVIDED, however, that the foregoing shall not prohibit (i) internal reorganizations, consolidations or dissolutions involving only the Bank as permitted or directed by this Agreement, (ii) foreclosures and other acquisitions related to previously contracted debt, in each case in the ordinary course of business, or (iii) acquisitions of financial assets in each case in the ordinary course of business.

          (h) INSURANCE. Financial and the Bank shall maintain the insurance coverage (or coverage of a like kind and amount) referenced in Section 3.1(o) through the Effective Time.

          (i) POOLING RESTRICTIONS. From and after the date of this Agreement, neither Financial nor the Bank shall take any action which, with respect to Financial, would disqualify the Merger as a "pooling of interests" for accounting purposes.

          (j) FINANCIAL STATEMENTS. Financial shall have prepared, filed and submitted to CFB all quarterly and management prepared financial statements for any periods ending at least 30 days before the Closing Date.

          (k) ADDITIONAL COVENANTS OF FINANCIAL. From the date of this Agreement to the Closing Date or the earlier termination of this Agreement, Financial, except with the prior consent of CFB (except as otherwise specifically provided in clauses (xiv) and (xv) of this Section 4.1(k)), or as specifically required under the Agreement, shall not, nor shall it allow the Bank to:

          (i) Except as set forth in Section 4.1(g) of the Financial Disclosure Schedule, issue, sell or commit to issue or sell any shares of capital stock of Financial or the Bank, securities convertible into or exchangeable for capital stock of Financial or the Bank, warrants, options or other rights to acquire such stock, or enter into any agreement with respect to the foregoing other than issuance by the Bank of capital stock to Financial;

          (ii) Redeem, purchase or otherwise acquire (except for trust account shares) directly or indirectly, any shares of capital stock of Financial or the Bank or any securities convertible or exercisable for any shares of capital stock of Financial or the Bank;

          (iii) Split, combine or reclassify any of capital stock of Financial or the Bank or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of Financial or the Bank;

          (iv) Borrow, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, any material amount except in the ordinary course of business of the Bank;

          (v) Other than in the ordinary course of business, discharge or satisfy any material lien or encumbrance on the properties or assets of the Bank or pay any material liability;

          (vi) Mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable, and (C) liens and encumbrances which do not materially affect the value or interfere with the current use or ability to convey the property subject thereto or affected thereby;

          (vii) Sell, assign or transfer any tangible or intangible assets with a book value greater than $10,000, except in the ordinary course of business;

          (viii) Enter into any individual employment, agency or other contract or arrangement for the performance of personal services for an amount in excess of $10,000 (except for service agreements in the ordinary course of business);

          (ix) Amend the Bank' or Financial's Articles of Association, Articles of Incorporation, Bylaws or other governing documents;

          (x) Fail to maintain a reserve for loss and cost associated with those litigation matters reflected in Section 3.1(l) of the Financial Disclosure Schedule to the extent required by generally accepted accounting principles;

          (xi) Cancel any material debt or claim or waive any right of material value, except in the ordinary course of business;

          (xii) Repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution other than loans repurchased in compliance with all applicable laws and regulations ;

          (xiii) Originate any loan which is thereafter participated to another financial institution providing for payment upon default on any basis other than pro rata;

          (xiv) Make or commit to make any further advances on any loan which is either in default or classified, whether such classification is a result of a federal or state bank regulatory examination or internal classification of substandard or lower by Bank's officers or directors, unless the Bank is under a legal obligation to do so;

          (xv) (A) make, or agree to make, any fully secured loan or increase any existing fully secured loan for an amount in excess of $250,000, to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (B) make, or agree to make, any unsecured loan or increase any unsecured loan by $50,000 or more, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (C) make, or agree to make any new loan or advance on any existing loan, except in conformity with the Bank's current loan policies; (D) make any change with respect to the terms of any existing loan, except in the ordinary course of business; (E) with respect to any CFB consent required by this Section 4.1(k)(xv), CFB shall provide advice of its consent within three business days after CFB has received the request for consent and accompanying information necessary for CFB to consider the request (the provisions of parts A and B of this section shall not apply to renewals of existing loans, advances under existing loans or increases to existing loans for an amount below the applicable limit set forth in parts A and B);

          (xvi) Make or agree to make any loan to any Bank Principal or any person, corporation or entity in violation of any state or federal law or regulation;

          (xvii) Incur any obligation or liability with respect to capital expenditures which exceeds $10,000 for any single matter or $50,000 in the aggregate, except for capital expenditures described in Section 3.1(s) of the Financial Disclosure Schedule;

          (xviii) Fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable, provided, that the Bank may deposit an amount equal to any such taxes, in lieu of the payment thereof, into a reserve account, determined consistently with prior practices, from which such taxes will be paid when and to the extent they are found to be properly due and payable;

          (xix) Pay or commit to pay any additional salary or other compensation to any of the Bank's officers, directors or employees;

          (xx) Except as otherwise required pursuant to Section 4.1(e), enter into, adopt, amend (except as may be required by law), terminate or make or grant any increase above current funding levels in any of the Plans (other than normal premium increases on current health care insurance) or arrangement;

          (xxi) Except as to the permitted securities sales described in
Section 4.3(f) and Schedule 4.1(k)(xxi), purchase or sell any bonds or other investment securities without prior consent of CFB or make or agree to make any investment in violation of any federal law or regulation except that the Bank may purchase U.S. Treasury or Agencies securities with maturity dates of 36 months or less;

          (xxii) Fail to charge and pay interest rates on loans and deposits, respectively, not materially consistent with practices in the Bank's marketplace;

          (xxiii) Fail to use its reasonable best efforts to comply with any law, rule, regulation or order applicable to the Bank and/or Financial if such failure would have a material adverse effect upon Financial;

          (xxiv) Fail to make all appropriate and required transfers to the Bank's loan loss reserves based upon existing policies of the Bank or at the request of any regulatory agency or, in any event, fail to maintain a loan loss reserve of at least equal to the greater of (A) $250,000, or (B) one percent of the outstanding loans as of the Determination Date or on the Determination Date after charging off the credits identified on Schedule 4.1(k)(xxiv). By the Closing Date, the shareholders may purchase the scheduled loans for book value after any loan charge off;

          (xxv) Change any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information, except as directed by applicable law or regulation or to conform with accounting standards;

          (xxvi) Declare or pay any dividends or distributions with respect to its stock (i) after the Determination Date or (ii) which are not consistent with the prior payment history of the Bank or Financial; or

          (xxvii) Fail to use its reasonable best efforts to obtain the consent or approval of each person (other than the government authorities referred to in Section 6.1(c)) whose consent or approval is required in order to permit a succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Financial or the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

     4.2 COVENANTS OF CFB. During the period from the date of this Agreement and continuing until the Effective Time, CFB agrees as follows:

          (a) ORDINARY COURSE. Except as set forth in Section 4.2(a) of the CFB Disclosure Schedule, CFB shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

          (b) APPLICATION. Subject to the required cooperation of Financial and its affiliates, CFB shall use its reasonable best efforts to prepare and submit within thirty (30) days of the date hereof an application to the Federal Reserve Bank of Minneapolis for prior approval pursuant to Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended, of the proposed transaction, and to prosecute all required federal and state applications.

          (c) COOPERATION. CFB will furnish to Financial all the information concerning CFB required for inclusion in, and will cooperate in the preparation of, the Prospectus-Proxy Statement to be sent to the shareholders of Financial. CFB agrees promptly to advise Financial if at any time prior to the Effective Date of the Merger, any information provided by CFB in the Prospectus-Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

          (d) REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, CFB will file with the SEC a registration statement on Form S-4 under the Securities Act (the "Registration Statement") and any other applicable documents, which will include a prospectus and joint proxy statement (the "Prospectus-Proxy Statement"), and will use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws as soon as practicable. CFB shall advise Financial promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and CFB shall furnish Financial with copies of all such documents. At the time the Registration Statement becomes effective, the Registration Statement and the Prospectus-Proxy Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. At the time of mailing thereof to the Financial shareholders, at the time of the Financial shareholders' meeting referred to in Section 4.1(b) hereof and at the Effective Time of the Merger, the Prospectus-Proxy Statement included as part of the Registration Statement or any amendment thereof or supplement thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Financial shareholders' meeting; PROVIDED, HOWEVER, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus-Proxy Statement made in reliance upon and in conformity with written information furnished by Financial or any of the Bank for use in the Registration Statement or the Prospectus-Proxy Statement. CFB shall bear the costs of all SEC filing fees with respect to the Registration Statement, the costs of printing the Prospectus-Proxy Statement, and the costs of qualifying the shares of CFB Common Stock under state blue sky laws as necessary.

          (e) LISTING. CFB will file all documents required to be filed to obtain approval for listing the CFB Common Stock to be issued pursuant to the Merger on the NASDAQ National Market System and use its best efforts to effect said listing.

          (f) SHARES TO BE ISSUED. The shares of CFB Common Stock to be issued by CFB to the shareholders of Financial pursuant to this Agreement will, upon such issuance and delivery to said shareholders pursuant to the Agreement, be duly authorized, validly issued, fully paid and nonassessable and listed on the NASDAQ National Market System. The shares of CFB Common Stock to be delivered to the shareholders of Financial pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of CFB.

          (g) BLUE SKY. CFB will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

          (h) CONFIDENTIAL INFORMATION. CFB will hold in confidence all documents and information concerning Financial and the Bank furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Financial (except to the extent that such information can be shown to be previously known to CFB, in the public domain, or later acquired by CFB from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Financial.

          (i) REGISTRATION STATEMENT. CFB will furnish or cause to be furnished all of the information concerning CFB and the CFB Subsidiaries required for inclusion in, and will cooperate with Financial in the preparation of the Registration Statement, or any statement or application made by Financial to any governmental body in connection with the transactions contemplated by this Agreement. CFB agrees to advise Financial if at any time prior to the Effective Time, any information provided by or on behalf of CFB becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

     4.3 COVENANTS OF FINANCIAL AND CFB. During the period from the date of this Agreement and continuing until the Effective Time, Financial and CFB agree as to themselves and their subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that the parties shall otherwise consent in writing:

          (a) GOVERNING DOCUMENTS. No party shall amend its Certificate or Articles of Incorporation or Bylaws.

          (b) OTHER ACTIONS. Unless such action is required by law or sound banking practice, no party knowingly and intentionally shall, or shall permit any of its Subsidiaries to, take any action that (i) is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (ii) would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.1(c)) without imposition of a condition or restriction of the type referred to in Section 6.1(f) hereof except, in every case, as may be required by applicable law or this Agreement.

          (c) ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall promptly advise the other orally and in writing of any change or event constituting a material breach of any of the representations, warranties or covenants of such party contained herein. CFB shall file all reports required to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to Financial copies of all such reports promptly after the same are filed. CFB, Financial and each subsidiary of CFB or Financial that is a bank shall file all Call Reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the appropriate Bank Regulators between the date hereof and the Closing Date and shall make available to the other party copies of all such reports promptly after the same are filed.

          (d) TITLE OF PROPERTY. Financial agrees to deliver to CFB (at Financial's expense) within 90 days of the date hereof, a title insurance commitment for all real property owned by Financial or the Bank in the State of Colorado (other than property held as OREO) (the "Title Opinions"). CFB shall have 30 days after receipt by CFB's counsel of said Title Opinions within which to notify Financial, in writing, of CFB's objection to any exceptions (other than any exception of the type described in Section 3.1(n)(i) through (iv)) to the title shown in said Title Opinions. In the event of any such objection, then Financial shall have 30 days from the date of such objection within which to attempt to eliminate such objected to exceptions to title from the Title Opinion. In the event such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of CFB, CFB may terminate this Agreement pursuant to
Section 7.1 hereof and such termination shall be the sole and exclusive remedy for the failure to eliminate or satisfy such exceptions..

          (e) ENVIRONMENTAL ASSESSMENT. Financial shall engage at its expense an independent, qualified environmental engineering firm, acceptable to CFB for the purpose of conducting a Phase I Hazardous Waste Assessment (the "Assessment") of all real properties owned or controlled by the Bank. The Assessment shall satisfy ASTM's E-1527 Standard Practice and shall include a record review of publicly available federal, state and local sources of environmental records. The Assessment shall be completed within sixty (60) days after the date hereof. CFB shall have a period of thirty (30) days from the date of receipt of such Assessment to review such Assessment and give written notice to Financial stating either that (i) such Assessment is approved by CFB or (ii) such Assessment is not approved by CFB and the reasons therefor.

     If CFB gives a notice pursuant to (ii) above which sets forth specific objections to the Assessment, then CFB may, at its option, terminate this Agreement as of the date which is sixty (60) days after the date of such notice unless during such sixty (60) day period Financial corrects or satisfies such objections, or indemnifies CFB against loss, liability or expense, to the reasonable satisfaction of CFB.

          (f) SALE OF DESIGNATED SECURITIES. CFB and Financial acknowledge there is an unrealized potential loss in the value of certain securities owned by Bank, which securities are identified and listed in Schedule 4.1(k)(xxi) (the "Designated Securities") which loss if and when realized could constitute a material adverse change in the condition of the Bank. It is agreed by CFB and Financial that the Bank shall cause the Designated Securities to be sold when requested by CFB. The proceeds from the sale of the Designated Securities shall be invested according to the provisions of Section 4.1(k)(xxi). Any loss incurred in the sale of the Designated Securities shall not be reflected in the Determination Date Balance Sheet notwithstanding any other provisions in this Agreement.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

     5.1  REGULATORY MATTERS.

          (a) CFB shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and, following the respective record dates for the stockholder meetings of each of Financial and CFB, thereafter mail the Prospectus-Proxy Statement to the stockholders of Financial and CFB.

          (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, and authorizations of all governmental entities necessary to consummate the Merger ("Requisite Regulatory Approvals"). Financial and CFB shall have the right to review in advance, and to the extent practicable each will consult the other on, subject to applicable laws relating to the exchange of information, all the information relating to Financial or CFB, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to any governmental entity in connection with the Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

          (c) Financial and CFB shall promptly furnish each other with copies of written communications received by Financial or CFB, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such items are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any governmental entity in respect of the Merger.

     5.2 LETTERS OF FINANCIAL OFFICERS. Financial shall cause to be delivered to CFB a letter of Financial's President in substantially the form shown on
EXHIBIT 5.2A dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to CFB.

     CFB shall cause to be delivered to Financial a letter of CFB's chief financial officer in substantially the form shown on EXHIBIT 5.2B dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to Financial.

     5.3 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Financial and CFB shall each (and cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of CFB, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, Financial and CFB shall (and shall cause each of its subsidiaries to) make available to the other: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as either party may reasonably request. It is the intention of the parties that CFB shall conduct an examination of Financial and the Bank prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement.

     5.4 AFFILIATES. Each of Financial and CFB shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Financial or CFB to deliver to the other party hereto, as soon as practicable after the date hereof, and at least 32 days prior to the Closing Date, a written agreement substantially in the form of EXHIBIT 5.5.

     5.5 EMPLOYEE BENEFIT PLANS. Each person who is an employee of the Bank as of the Effective Time ("Bank Employees") shall be participants in the employee welfare plans, and shall be eligible for participation in the pension plans of CFB, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to any of the Bank, or to any predecessor-in-interest of the Bank to the extent such service is presently given credit under the Plans of the Bank described in Section 3.1(k) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each welfare plan immediately after the Effective Time and shall enter each pension plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the Merger occurs under the CFB vacation program, vacation taken by a Bank Employee in the year in which the Merger occurs will be deducted from the total CFB benefit. Each Bank Employee shall be eligible for participation, as a new employee with the credit for past service described above, in the CFB Plans under the terms thereof.

     5.6 EXPENSES. Except as otherwise stated herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expense, except as may be permitted by Section 7.2. All of the expenses (including but not limited to professional fees) incurred or to be incurred by Financial in connection with the Merger shall be paid or accrued as expenses on the Determination Date Balance Sheet.

     5.7 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Requisite Regulatory Approvals.

                                    ARTICLE 6
                              CONDITIONS PRECEDENT

     6.1 COVENANT NOT TO COMPETE. CFB shall ratify and accept in writing the covenant not to compete by and between Eugene Aiello and CFB attached hereto as
EXHIBIT 5.3.

     6.2 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of 66-2/3% of the outstanding shares of Financial Common Stock entitled to vote thereon.

          (b) NASDAQ LISTING. The shares of CFB Common Stock issuable to the Financial stockholders pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market System, upon notice of issuance.

          (c) OTHER APPROVALS. Other than the filing provided for by Section 1.1, all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "Consents") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby (other than immaterial Consents) shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

          (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

          (f) NO UNDULY BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated hereby, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon CFB, Financial, or any of their Subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable, in the reasonable business judgment of the Board of Directors of either CFB or Financial, the consummation of the Merger.

          (g) CFB and Eugene Aiello shall have executed the Covenant Not to Compete attached hereto as EXHIBIT 5.3.


     6.3 CONDITIONS TO OBLIGATIONS OF CFB. The obligation of CFB to effect the Merger are also subject to the satisfaction or waiver by CFB prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Financial set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except where the failure to be true and accurate in all material respects would not have or would not be reasonably expected to have a material adverse effect on Financial, and CFB shall have received a certificate signed on behalf of Financial by the Chairman of Financial to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF FINANCIAL. Financial shall have performed in all materials respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CFB shall have received a certificate signed on behalf of Financial by the Chairman of Financial to such effect.

          (c) MINIMUM NET WORTH. The Net Worth of Financial as of the Determination Date shall not be less than $7,990,526. The confirmation of the minimum Net Worth shall be made pursuant to the procedures set forth in
Section 1.4.

          (d) POOLING LETTER. CFB shall have letters from Ernst & Young, (prepared with respect to CFB) and from Financial's accountants (prepared with respect to Financial), each in the form and substance reasonably satisfactory to CFB and Financial, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date.

          (e) LEGAL OPINION. CFB shall have received the opinion of McKenna & Cuneo, L.L.P., counsel to Financial, dated the Closing Date, in substantially the form shown on Exhibit 6.2, and such opinion shall not have been withdrawn prior to the Effective Time.

     6.4 CONDITIONS TO OBLIGATIONS OF FINANCIAL. The obligation of Financial to effect the Merger is also subject to the satisfaction or waiver by Financial prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CFB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except as otherwise contemplated by this Agreement, and Financial shall have received a certificate signed on behalf of CFB by the Chairman and Chief Executive Officer and by the Chief Financial officer of CFB to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF CFB. CFB and the Acquisition Subsidiary shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Closing Date, and Financial shall have received a certificate signed on behalf of CFB and the Acquisition Subsidiary by the Chairman and Chief Executive Officer and by the Chief Financial Officer of CFB to such effect.

          (c) CONSENTS UNDER AGREEMENTS. CFB shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which CFB or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Financial, individually or in the aggregate, have a material adverse effect on CFB or upon the consummation of the transactions contemplated hereby.

          (d) TAX OPINION. Financial shall have received the opinion of counsel to Financial, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) CFB and Financial will each be a party to that reorganization within the meaning of Section 368(b) of the Code,
(iii) shareholders of Financial who exchange their shares of Financial Common Stock for shares of CFB Common Stock will not recognize gain or loss, for purposes of federal income tax, except to the extent of the cash received in lieu of fractional shares, and (iv) Financial will not recognize gain or loss, for purposes of federal income tax, as a result of consummation of the Merger.

          (e) LEGAL OPINION. Financial shall have received the opinion of Lindquist and Vennum, P.L.L.P., counsel to CFB, dated the Closing Date, in substantially the form shown on Exhibit 6.3, and such opinion shall not have been withdrawn prior to the Effective Time.

                                    ARTICLE 7
                            TERMINATION AND AMENDMENT

     7.1 TERMINATION. This Agreement may be terminated in writing at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Financial or CFB, only in the following circumstances:

          (a) by mutual consent of CFB and Financial in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either CFB or Financial if (i) any Requisite Regulatory Approval shall have been denied; or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either CFB or Financial if the Merger shall not have been consummated on or before September 30, 1996, unless the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party; or

          (d) by either CFB or Financial if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured before closing or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party, whichever occurs first.

          (e) Except as provided in Section 2.1(b)(i) by either CFB or Financial if the CFB Trading Value shall be less than $19.50;

          (f) by CFB pursuant to the terms of Section 4.3(d) or 4.3(e), as applicable.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either CFB or Financial as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that the obligations under Sections 4.1(d), 4.2(h), 5.7, and 7.2 shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of the willful breach by such party of any provision of this Agreement.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Financial and CFB, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any of the Schedules; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                    ARTICLE 8
                               GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation, warranty, covenant or agreement contained in this Agreement shall survive the Merger or the termination of this Agreement, except that Sections 3.2, 4.2(c), 4.2(d), 4.2(e), 4.2(f), 4.2(h), 4.2(i), 5.6, 8.6 and 8.10 shall survive the
Merger, and Sections 4.1(d) and 4.2(h), 5.7 and 7.2 shall survive the termination of this Agreement.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to CFB or
          Acquisition Subsidiary, to:   Community First Bankshares, Inc.
                                        Attn:  Donald R. Mengedoth, President
                                        520 Main Avenue
                                        Fargo, ND 58124
          with copies to:               Steven J. Johnson, Esq.
                                        Lindquist & Vennum P.L.L.P.
                                        4200 IDS Center
                                        80 South 8th Street
                                        Minneapolis, MN 55402-2205

     and

     (b)  if to Financial, to:          Financial Bancorp Inc.
                                        Attn:  Eugene Aiello, Chairman
                                        125 N. Commercial Street
                                        Trinidad, CO  81082

          with copies to:               I. Thomas Bieging, Esq.
                                        McKenna & Cuneo, L.L.P.
                                        370 17th Street, Suite 4800
                                        Denver, CO  80202

     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Sections 3.2 and 4.2(i) are intended for the benefit of the Financial shareholders; and Section 5.6 is intended for the benefit of employees of the Bank. CFB shall be liable to such third-party beneficiaries for damages caused by the breach of such Sections. No party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

     8.7 PUBLICITY. Except as otherwise required by law or the rules of the NASDAQ or the National Association of Securities Dealers, so long as this Agreement is in effect, neither CFB nor Financial shall, nor shall either of them permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 ENFORCEMENT OF AGREEMENT. Each of the parties hereto agrees that it will not object if the other party seeks to obtain an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provision hereof in any court in the United States or any state have jurisdiction. The enforcing party shall be entitled to recover its attorneys fees incurred in the successful enforcement of the terms and provisions of this Agreement.

     8.10 INDEMNIFICATION OF FINANCIAL OFFICERS AND DIRECTORS. CFB will indemnify the officers and directors of Financial and Bank for all actions they take in the performance of their duties as required by this Agreement to the same extent that CFB indemnifies its officers and directors for all actions they take in the performance of their duties as required by this Agreement.

     IN WITNESS WHEREOF, CFB, Acquisition Subsidiary and Financial have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.


                                   COMMUNITY FIRST BANKSHARES, INC.


                                   By:/s/ DONALD R. MENGEDOTH
                                      ----------------------------------------
                                      Name:  Donald R. Mengedoth
                                      Title:  Chairman and President

Attest:


By:/s/ JEROME B. WOODS
   ---------------------------
   Jerome B. Woods
   Senior Vice President

                                   TRINIDAD ACQUISITION CORPORATION


                                   By:/s/ DONALD R. MENGEDOTH
                                      ----------------------------------------
                                      Name:  Donald R. Mengedoth
                                      Title:  President

Attest:


By:/s/ JEROME B. WOODS
   ---------------------------
   Jerome B. Woods
   Senior Vice President

                                   FINANCIAL BANCORP, INC.


                                   By:/s/ EUGENE AIELLO
                                      ----------------------------------------
                                      Name: Eugene Aiello
                                      Title:  President

Attest:



- ---------------------------
Name:
Title:  Secretary

                                                                      APPENDIX B

                   STATUTORY RIGHTS OF DISSENTING SHAREHOLDERS
                   UNDER THE COLORADO BUSINESS CORPORATION ACT

                                   ARTICLE 113
                               DISSENTERS' RIGHTS

                                     PART 1
                      RIGHT OF DISSENT--PAYMENT FOR SHARES

7-113-101 DEFINITIONS.--For purposes of this article:
     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.
     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.
     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.
     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.
     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.
     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

     7-113-102 RIGHT TO DISSENT.--(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:
     (a) Consummation of a plan of merger to which the corporation is a party if:
     (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or

     (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;
     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;
     (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and
     (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).
     (2) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of:
     (a) An amendment to the articles of incorporation that materially and adversely affects rights in respect of the shares because it:
     (I)  Alters or abolishes a preferential right of the shares; or

     (II) Creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for their redemption or repurchase; or
     (b) An amendment to the articles of incorporation that affects rights in respect of the shares because it:
     (I) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
     (II) Reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.
     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.
     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     7-113-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.
     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:
     (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
     (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.
     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     7-113-201 NOTICE OF DISSENTERS' RIGHTS.--(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) to shareholders not entitled to vote shall not affect any action taken at the shareholders' meeting for which the notice was to have been given.

     (2)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection
(2) to shareholders not entitled to vote shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given.

     7-113-202 NOTICE OF INTENT TO DEMAND PAYMENT.--(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall:
     (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and
     (b)  Not vote the shares in favor of the proposed corporate action.
     (2)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.
     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

     7-113-203 DISSENTERS' NOTICE--(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.
     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:
     (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;
     (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;
     (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;
     (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;
     (f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and
     (g)  Be accompanied by a copy of this article.

     7-113-204 PROCEDURE TO DEMAND PAYMENT.--(1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:
     (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

     (b)  Deposit the shareholder's certificates for certificated shares.
     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.
     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.
     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

     7-113-205 UNCERTIFICATED SHARES.--(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.
     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

     7-113-206 PAYMENT.--(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenters' shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.
     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:
     (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;
     (b) A statement of the corporation's estimate of the fair value of the shares;
     (c)  An explanation of how the interest was calculated;
     (d) A statement of the dissenter's right to demand payment under section 7-113-209; and
     (e)  A copy of this article.

     7-113-207 FAILURE TO TAKE ACTION.--(1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

     7-113-208 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.--(1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.
     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2)

     7-113-209 PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.--(1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:
     (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;
     (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or
     (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).
     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3
                          JUDICIAL APPRAISAL OF SHARES

     7-113-301 COURT ACTION.--(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.
     (2)  The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if it has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.
     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.
     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

     7-113-302 COURT COSTS AND COUNSEL FEES.--(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.
     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
     (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or
     (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                                                      APPENDIX C

                  EXAMPLES OF CALCULATIONS OF THE EXCHANGE RATE


     The following examples are presented for informational purposes only to illustrate the procedure for determining the Exchange Rate in the Merger given a variety of assumptions. The information presented below is not intended as an estimate or projection of any of the data that will be used to determine the Exchange Rate or of the amount that a Financial shareholder may ultimately receive in the Merger. Further, the examples are not intended to provide a range of such amounts; the actual Exchange Rate may be higher than the highest amount presented or lower than the lowest amount presented.

     Each of the following examples uses certain assumed levels for the Net Worth of Financial as of the Determination Date as adjusted pursuant to the Merger Agreement by the following adjustments to the Determination Date Balance
Sheet: (A) excluding the effect of any FASB 115 adjustment; (B) the elimination of any loss on the sale of securities permitted by Section 4.3(f) of the Merger Agreement; and (C) the amount of the Bank's loan loss reserve which exceeds the required level as provided in Section 4.1(k)(xxiv) of the Merger Agreement shall increase Net Worth (after tax effect, if any). Total consolidated liabilities of Financial shall include, without limitation, provisions for taxes and the expenses of the preparation of the final tax return for Financial. See "The Merger--Conversion of Financial Common Stock." The examples illustrate the effects of various assumed levels of the Trading Value of CFB Common Stock on the Exchange Rate and the resulting aggregate consideration to be received by Financial shareholders in the Merger. The actual Trading Value of CFB Common Stock in connection with the Merger will be equal to the average of the per share closing price for the CFB Common Stock for the 20 trading days ending at the end of the trading day immediately preceding the Closing Date.

     The Net Worth does not reflect (i) any decrease in Net Worth anticipated to result from certain non-recurring expenses to consummate the Merger, currently estimated to be between $200,000 and $220,000, or (ii) any increase in Net Worth resulting from undistributed earnings of Financial following March 31, 1996.

                                    EXAMPLE I

ASSUMPTIONS:

Hypothetical Trading Value of CFB Common Stock:
     $23.56 (assumed to be equal to the closing sale price on June 10, 1996). Outstanding shares of Financial Common Stock:
     6,000 shares (based on number outstanding on March 31, 1996).
Net Worth of Financial on Determination Date:
     $9,489,244 (assumed to be equal to Net Worth at March 31, 1996, as adjusted under the Merger Agreement).

CALCULATION OF EXCHANGE RATE:

a.   Financial Share Value
     (i)   Net Worth:                                                 $9,489,244
     (ii)  Add: Premium                                               $3,009,474
     (iii) Divided by number of outstanding shares
          of Financial:                                                    6,000

          Financial Share Value:                                       $2,083.12

b.   Exchange Rate=
     Financial Share Value divided by $23.56 Trading Value:
                                                                         88.4177

Aggregate number of shares of CFB Common Stock to be issued in the Merger:
     (6,000 shares of Financial Common Stock x 88.4177
     Exchange Rate--excludes effects of fractional shares)               530,506

Aggregate dollar value of the Merger consideration:                  $12,498,721
     (shares of CFB Common Stock to be issued multiplied by Trading Value)

                                   EXAMPLE II

ASSUMPTIONS:

Hypothetical Trading Value of CFB Common Stock:
     $27.00.
Outstanding shares of Financial Common Stock:
     6,000 shares (based on number outstanding on March 31, 1996).
Net Worth of Financial on Determination Date:
     $9,489,244 (assumed to be equal to Net Worth at March 31, 1996, as adjusted under the Merger Agreement).

CALCULATION OF EXCHANGE RATE:

a.   Financial Share Value
     (i)   Net Worth:                                                 $9,489,244
     (ii)  Add: Premium                                               $3,009,474
     (iii) Divided by number of outstanding shares
          of Financial:                                                    6,000

          Financial Share Value:                                       $2,083.12

b.   Exchange Rate=
     Financial Share Value divided by $27.00 Trading Value:              77.1526

Aggregate number of shares of CFB Common Stock to be issued in the Merger:
     (6,000 shares of Financial Common Stock x 77.1526
     Exchange Rate--excludes effects of fractional shares)               462,916

Aggregate dollar value of the Merger consideration:                  $12,498,732
     (shares of CFB Common Stock to be issued multiplied by Trading Value)

                                   EXAMPLE III

ASSUMPTIONS:

Hypothetical Trading Value of CFB Common Stock:
     $18.00.*
Outstanding shares of Financial Common Stock:
     6,000 shares (based on number outstanding on March 31, 1996).
Net Worth of Financial on Determination Date:
     $9,489,244 (assumed to be equal to Net Worth at March 31, 1996, as adjusted under the Merger Agreement).

CALCULATION OF EXCHANGE RATE:

a.   Financial Share Value
     (i)   Net Worth:                                                 $9,489,244
     (ii)  Add: Premium                                               $3,009,474
     (iii) Divided by number of outstanding shares
          of Financial:                                                    6,000

          Financial Share Value:                                       $2,083.12

b.   Exchange Rate=
     Financial Share Value divided by $19.50 (calculation if Trading
          Value is less than $19.50):                                   106.8267

Aggregate number of shares of CFB Common Stock to be issued in the Merger:
     (6,000 shares of Financial Common Stock x 106.8267
     Exchange Rate--excludes effects of fractional shares)               640,960

Aggregate dollar value of the Merger consideration:                  $11,537,280
     (shares of CFB Common Stock to be issued multiplied by $18.00 Trading
     Value)

___________________

* If the Trading Value of CFB Common Stock is below $19.50, either CFB or Financial has the right to terminate the Merger Agreement.

                                     PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     CFB's Bylaws require indemnification of directors and officers of CFB to the fullest extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law generally provides that any person who was or is a director or officer may be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. However, if the legal proceeding is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless the court in which such action was brought deems it proper.

     CFB currently has in effect policies of insurance which provide insurance protection to its directors and officers against some liabilities which may be incurred by them on account of their services to CFB. CFB has also entered into indemnification agreements with each of its directors and officers, which agreements provide for indemnification to the fullest extent permitted by Delaware law, except that with respect to an action commenced by an indemnitee against CFB or by the indemnitee as a derivative action by or in the right of CFB, such indemnitees shall be indemnified at the discretion of the Board of Directors. Subject to certain limitations, the agreements also provide for indemnification against any and all expenses (including attorneys fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any derivative action by or in the right of CFB) to which the indemnitee is, was, or at any time becomes a party or is threatened to be made a party by reason of the fact that the indemnitee is or was at any time a director, officer, employee, or agent of CFB or is or was serving or at any time serves at the request of CFB as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

2.1 Agreement and Plan of Merger, dated as of March 8, 1996, between Financial Bancorp, Inc., the Registrant and Trinidad Acquisition Corp. (included as Appendix A to the Proxy Statement-Prospectus).

3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (the "1993 Form 10-K")).

3.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (File No. 33-41246) as declared effective by the Commission on August 13, 1991 (the "1991 S-1")).

4.1 Certificate of Designations, Preferences and Rights of 7% Cumulative Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form

     S-3 (File No. 33-77398) as declared effective by the Securities and Exchange Commission on May 4, 1994 (the "1994 Form S-3")).

4.2 Deposit Agreement dated as of May 4, 1994 by and among the Registrant, Norwest Bank Minnesota, National Association, as Depositary, and the Holders from time to time of the Depositary Receipts (incorporated by reference to Exhibit 4.2 to the 1994 Form S-3).

4.3 Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit A to
     Exhibit 1 to the Registrants Registration Statement on Form 8-A filed with the Commission on January 9, 1995 (the "Form 8-A")).

4.4 Form of Rights Agreement dated as of January 5, 1995 by and between the Registrant and Norwest Bank Minnesota, N.A. (incorporated by reference to
     Exhibit 1 to the Form 8-A).

5.1  Opinion and Consent of Lindquist & Vennum P.L.L.P., counsel to the
     Registrant.

8.1 Form of Opinion of Lindquist & Vennum P.L.L.P., special tax counsel as to certain tax matters.

23.1 Consent of Ernst & Young LLP.

23.2 Consent of Van Dorn and Bossi.

23.3 Consent of Fortner, Bayens, Levkulich & Co., P.C.

23.4 Consent of Lindquist & Vennum P.L.L.P. (see Exhibit 5.1 above).

23.5 Consent of Hacker, Nelson & Co., P.C.

24.1 A power of attorney is set forth on the signature page of the Registration Statement.

99.1 Form of proxy for Special Meeting of Shareholders of Financial Bancorp,
     Inc.

(b)  Financial Schedules

     All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto presented elsewhere herein.

ITEM 22.  UNDERTAKINGS

     1. Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     2. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes tha such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     3. Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to officers, directors and controlling persons of the Registrant pursuant to the provisions of Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by an officer, director or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fargo and the State of North Dakota, on this 17th day of June, 1996.

                                        COMMUNITY FIRST BANKSHARES, INC.


                                        By/S/ Donald R. Mengedoth
                                          -------------------------------------
                                          Donald R. Mengedoth
                                          President, Chief Executive
                                          Officer and Chairman of the Board



                                POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald R. Mengedoth and Mark A. Anderson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 17th day of June, 1996, by the following persons in the capacities indicated.

Signature                               Title
- ---------                               -----

/S/ Donald R. Mengedoth       President, Chief Executive Officer,
- --------------------------    Chairman of the Board of Directors and
Donald R. Mengedoth           Director (principal executive officer)


/S/ Mark A. Anderson          Executive Vice President, Chief Financial
- --------------------------    Officer, Secretary and Treasurer
Mark A. Anderson              (principal financial and accounting officer)

/S/ Patricia A. Adam          Director
- --------------------------
Patricia A. Adam

Signature                               Title
- ---------                               -----

/S/ James T. Anderson         Director
- --------------------------
James T. Anderson


/S/ Patrick E. Benedict       Director
- --------------------------
Patrick E. Benedict


/S/ Patrick Delaney           Director
- --------------------------
Patrick Delaney


/S/ John H. Flittie           Director
- --------------------------
John H. Flittie


/S/ Cargill Macmillan, Jr.    Director
- --------------------------
Cargill MacMillan, Jr.


/S/ Dean E. Smith             Director
- --------------------------
Dean E. Smith


/S/ Thomas C. Wold            Director
- --------------------------
Thomas C. Wold


/S/ Harvey L. Wollman         Director
- --------------------------
Harvey L. Wollman

                                INDEX TO EXHIBITS


Exhibit   Description
- -------   -----------
5.1       Opinion and Consent of Lindquist & Vennum P.L.L.P., counsel to the
          Registrant.

8.1 Form of Opinion of Lindquist & Vennum P.L.L.P., special tax counsel as to certain tax matters.

23.1      Consent of Ernst & Young LLP.

23.2      Consent of Van Dorn and Bossi.

23.3      Consent of Fortner, Bayens, Levkulich & Co., P.C.

23.5      Consent of Hacker, Nelson & Co., P.C.

99.1      Form of proxy for Special Meeting of Shareholders of Financial
          Bancorp, Inc.